Contact Gold Corp.

Annual Information Form

For the year ended December 31, 2021

TSXV: C OTCQB: CGOL	April 1, 2022

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GENERAL

This annual information form (the "AIF") applies to the business and activities of Contact Gold Corp. (the "Company" or "Contact Gold") for the year ended December 31, 2021, and other material subsequent events.

All references in this AIF to the "Company" or "Contact Gold" or "we", "us", "our" or similar terms also include references to all subsidiaries of the Company as applicable, unless the context requires otherwise.

Unless otherwise noted herein, information in this AIF is presented as at April 1, 2022, and references to "$" are to Canadian dollars and references to "US$" are to United States dollars.

Financial Information and Accounting Principles

Reference is made in this AIF to the management's discussion and analysis (the "MD&A") and audited consolidated financial statements of the Company as at and for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (the "Financial Statements"), together with the auditors' report thereon. The Financial Statements and MD&A are available for review under the Company's issuer profile on SEDAR at www.sedar.com and on the Company's website at www.contactgold.com.

Unless otherwise indicated, financial information in this AIF is prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB"), and the interpretations of the International Financial Reporting Interpretations Committee ("IFRIC"), and is subject to auditing and auditor independence standards promulgated by Chartered Professional Accountants of British Columbia.

Repatriation Transaction

On June 4, 2021, the Company completed an internal reorganization designed to redomicile Contact Gold Corp. from incorporation in the State of Nevada to the Province of BC (the "Repatriation Transaction").

The Repatriation Transaction included:

a) the completion of a plan of conversion (the "Conversion") to continue into BC (the "Continuation"), and

b) immediately following the Continuation, the completion of a plan of arrangement (the "Plan of Arrangement") between the Company, its securityholders, and 1299311 BC Ltd., a newly-incorporated and wholly-owned subsidiary ("BC Amalco"), which among other things, included the vertical amalgamation between the re-domiciled Contact Gold Corp. and BC Amalco (the "Amalgamation").

Pursuant to the Repatriation Transaction, Contact Gold shareholders received or shall be entitled to receive, for every one share of common stock of Nevada-incorporated Contact Gold ("old Common Stock"), one common share of the now British Columbia ("BC") incorporated Contact Gold Corp. (a "Contact Share"). Pursuant to the Arrangement, shares of the old Common Stock were de-listed from the TSX Venture Exchange ("TSXV"), and the Contact Shares were listed and posted for trading on the TSXV effective as of market open on June 9, 2021, with no change to the Company's ticker symbol (TSXV: C).

Change of Accounting Policies

Pursuant to a decision document dated December 24, 2019 (2019 BCSECCOM 451), issued by the British Columbia Securities Commission (as principal regulator) and the Ontario Securities Commission under National Policy 11, 203 - Process for Exemptive Relief Applications in Multiple Jurisdictions (the "Order"), in order to streamline regulatorily-required reporting obligations as an entity incorporated in the United States, the Company was granted an exemption from the securities regulatory authorities in each of the provinces and territories of Canada, except Québec (the "Commissions")from having to prepare its consolidated financial statements in accordance with IFRS.

Pursuant to the Order, the Company was permitted to file its consolidated financial statements in accordance with United States Generally Accepted Auditing Principles ("US GAAP"), and have such financial statements audited pursuant to the rules and standards of the United States Public Company Accounting Oversight Board (the "PCAOB"). The first annual period of which the Company reported using US GAAP was for, and as at, the year ended December 31, 2019. The exemptive relief provided under the Order was conditional on the Company meeting certain conditions and requirements, including, among other things, a requirement for the Company to be incorporated under the laws of a jurisdiction in the United States (meeting the definition of a U.S. domestic entity).  Pursuant to having completed the Continuance, the exemption under the Order is no longer available to the Company, and accordingly, Contact Gold has reverted to preparing and reporting its consolidated financial statements pursuant to IFRS.

Prior to receipt of the Order the Company had prepared its financial statements in accordance with IFRS.  For ease of transition, the Company has elected not to adopt IFRS 1, First-time Adoption of IFRS ("IFRS 1"), and with reference to IAS 8, Accounting Policies, Changes in Accounting Estimates and Errors ("IAS 8"), has instead applied IFRS retrospectively as if Contact Gold had continued to report its consolidated financial statements pursuant to IFRS on an uninterrupted basis (the "Re-adoption").  Accordingly, the Company has elected to change all of its accounting policies to comply with IFRS.

Financial information filed under the Company's issuer profile on SEDAR for the years ended December 31, 2019 and December 31, 2020, and for each of the interim periods for the year 2020, and the three-months ended March 31, 2021, inclusive were prepared in accordance with US GAAP. IFRS differs in some respects from US GAAP and thus may not be comparable to those previously filed financial statements.

A discussion concerning the re-adoption of IFRS and transition from US GAAP is included in the Financial Statements, under heading "Re-adoption of IFRS and reclassification of comparative periods".

Regulatory issuer status

As a consequence of the Repatriation Transaction, Contact Gold ceased to be a U.S. "domestic issuer", as such term is defined in Rule 902(e) of Regulation S under the United States Securities Act of 1933, as amended (the "1933 Act").  Prior to this, in order for Contact Gold to issue securities that were not restricted, offerings of securities were required to be qualified either by filing (a) a Form S-1 with the United States Securities and Exchange Commission (the "SEC"), or (b) a Form 1-A under Regulation A under the 1933 Act (a "Reg A Offering").  The Company had not become a registered or reporting entity under the United States Securities Exchange Act of 1934, as amended (the "1934 Act") (a "US Reporting Entity"), nor had it filed a Form S-1, choosing instead to issue certain securities pursuant to a Reg A Offering in May 2019, and again in September 2020.

The Company remains a Reg 1-A filer, which requires the filing of specific documents and reports, including those to meet continuous disclosure obligations with the SEC such as annual reports on Form 1-K, semi-annual reports on Form 1-SA and current reports on Form 1-U.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

Certain statements contained in this AIF constitute forward-looking information within the meaning of applicable Canadian and United States securities legislation. Forward-looking information includes, but is not limited to, statements with respect to statements or information concerning the future financial or operating performance of the Company and its subsidiaries and its business, operations, properties and condition, resource potential, including the potential quantity and/or grade of minerals, or the potential size of a mineralized zone, potential expansion of mineralization, the timing and results of future resource estimates, the timing of other exploration and development plans at the Company's mineral project, the amenability of mineralization to produce a saleable concentrate of sufficiently high enough grade and quality to be economic; changes in project parameters as plans continue to be refined,, the future price of metals, test work and confirming results from work performed to date, the estimation of mineral resources and mineral reserves, the realization of mineral resource and mineral reserve estimates, the timing and amount of estimated future capital, operating and exploration expenditures, costs and timing of the development of new deposits, costs and timing of future exploration, requirements for additional capital, government regulation of mining operations, environmental risks, reclamation expenses, title disputes or claims, and limitations of insurance coverage. In particular, statements relating to mineral resources are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the mineral resources described exist in the quantities predicted or estimated or that it will be commercially viable to produce any portion of such resources. Often, but not always, forward-looking statements can be identified by the use of words and phrases such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates", or "believes" or variations (including negative variations) of such words and phrases, or statements that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved.  In this AIF, forward-looking statements relate, among other things, to the anticipated exploration activities of the Company on the Contact Properties, the closing of any contemplated equity financing, and the timing and settlement of the Company's current obligations.

Forward-looking information is based on the opinions and estimates of management as of the date such statements are made and are based on various assumptions such as future business and property integrations remaining successful, impacts arising from the global disruption caused by the Covid-19 coronavirus ("Covid-19") outbreak, favourable and stable general macroeconomic conditions, securities markets, spot and forward prices of gold, silver, base metals and certain other commodities and currency markets (such as the Canadian dollar to United States dollar exchange rate); no materially adverse changes in national and local government, legislation, taxation, controls, regulations and political or economic developments; that various risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins and flooding) will not materialize; the ability to complete planned exploration programs; the ability to continue raising the necessary capital to finance operations; no disruptions or delays due to government shut downs; the ability to obtain adequate insurance to cover risks and hazards on favourable terms; that changes to laws and regulations will not impose greater or adverse restrictions on mineral exploration or mining activities; the continued stability of employee relations; positive relationships with local communities and indigenous populations; that costs associated with mining inputs and labour will not materially increase; that mineral exploration and development activities (including obtaining necessary licenses, permits and approvals from government authorities) will be successful; and the continued validity and ownership of title to properties.

Forward-looking information involves known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, general business, economic, competitive, political and social uncertainties; the actual results of current and future exploration activities differing from projected results; the inability to meet various expected cost estimates; changes or downgrades in project parameters and/or economic assessments as plans continue to be refined; fluctuations in the future prices of metals; possible variations of mineral grade or recovery rates below those that are expected; the risk that actual costs may exceed estimated costs; failure of equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; political instability; delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the section entitled "Risk Factors" in this AIF and elsewhere in the Company's public disclosure.  Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which may have been used. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information.  Accordingly, readers should not place undue reliance on forward-looking information.  The forward-looking information contained herein is presented for the purposes of assisting investors in understanding the Company's expected financial and operating performance and the Company's plans and objectives and may not be appropriate for other purposes. The Company does not undertake to update any forward-looking information, except in accordance with applicable securities laws.

MINERAL DISCLOSURE STANDARDS

The scientific and technical information contained in this AIF, including references to mineralization, mineral resources, or mineral reserves, was prepared in accordance with Canadian standards for reporting of mineral estimates. As a result, the Company reports the mineral reserves and resources of its projects in accordance with Canadian reporting requirements for disclosure of mineral properties as governed by National Instrument 43-101, Standards of Disclosure for Mineral Projects ("NI 43-101") under the guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum (the "CIM") Standards on Mineral Resources and Mineral Reserves (the "CIM Standards"). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. These standards differ from the requirements of the SEC that are applicable to domestic United States reporting companies under subpart 1300 of Regulation S-K ("S-K 1300") under the 1934 Act.  Any mineral reserves and mineral resources reported by the Company in accordance with NI 43-101 may not qualify as such under or differ from those prepared in accordance with S-K 1300. Accordingly, information included or incorporated by reference in this AIF concerning descriptions of mineralization and estimates of mineral reserves and resources under Canadian standards may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements of S-K 1300.

An "inferred mineral resource" has a lower level of confidence than that applying to an "indicated mineral resource" and must not be converted to a mineral reserve. It is reasonably expected that the majority of inferred mineral resources could be upgraded to "indicated mineral resources" with a continued and significant amount exploration, however, it cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category, or that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves.

Estimates of inferred mineral resources may not form the basis of feasibility or other economic studies, except in limited circumstances. The term "mineral resource" does not equate to the term "mineral reserves".  Under NI 43-101 and S-K 1300, mineralization may not be classified as a "mineral reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the mineral reserve determination is made.

CORPORATE STRUCTURE

Name, Address and Incorporation

Winwell Ventures Inc. ("Winwell") was incorporated under the Business Corporations Act (Yukon) on May 26, 2000.  On June 14, 2006, Winwell changed its name from "NutraMed Capital Corp." to "Winwell Ventures Inc.", and changed its governing jurisdiction from the Yukon Territory to British Columbia.

On June 7, 2017, Winwell and Carlin Opportunities Inc. ("Carlin"), and Waterton Precious Metals Fund II Cayman, LP ("Waterton") completed a series of transactions (the "Transactions") outlined in a court approved statutory plan of arrangement under the Business Corporations Act (British Columbia) (the "Arrangement). Pursuant to the Arrangement, among other things, Winwell acquired all of the issued and outstanding common shares of Carlin (the "RTO"), acquired Clover Nevada II, LLC ("Clover Nevada"), and accordingly the portfolio of prospective exploration properties it held, from Waterton Nevada Splitter, LLC ("Waterton Nevada"),a limited liability company of which  Waterton is the sole member, continued into the State of Nevada (the "Continuance") and changed its name to "Contact Gold Corp.".

Carlin was identified as the accounting acquirer and is presented in the Financial Statements as the parent company. Financial information presented in the Financial Statements for periods prior to the closing of the Transactions reflects only the assets, liabilities and operations of Carlin since its incorporation.

On June 4, 2021, pursuant to the Repatriation Transaction, the Company redomiciled its incorporation to the Province of BC.

The Company's head office is located at Suite 1050, 400 Burrard St., Vancouver, BC Canada V6C 3A6.  The Company has maintained a registered agent for service of process in Nevada at 4625 W. Nevso Dr., Suite 2, Las Vegas, NV USA 89103.

Intercorporate Relationships

The structure of the consolidated Company and its wholly-owned subsidiaries is set forth below:

GENERAL DEVELOPMENT OF THE BUSINESS

Contact Gold is a gold exploration company focused on high-quality oxide gold targets and making district-scale gold discoveries in Nevada.  The Company's land holdings are located on Nevada's Carlin, Independence, Cortez, and Northern Nevada Rift gold trends.  The Company's current properties include the past-producing Green Springs gold property ("Green Springs") and the Pony Creek gold property (the "Pony Creek Project"), as well as a portfolio of exploration properties (together, the "Contact Properties").  As at the date of this AIF, the Contact Properties comprise in aggregate, approximately 140 square kilometres ("km") of unpatented mining claims and mineral tenure.

The Company is focused on advancing both the Green Springs Project, and the Pony Creek Project.

Green Springs

Green Springs is located near the southern end of the Cortez Trend in White Pine County, Nevada approximately 360 km east of the capital city of Carson City and approximately 100 km southwest of the White Pine County seat at Ely, Nevada. Green Springs comprises 220 unpatented mining claims covering approximately 18 km2 in parts of Sections 13-16, 21-24, 26-28, 33 & 34 of T 15 N, R 57 E and Sections 3 & 4 of T 14 N, R 57 E. The property boundaries are irregular but are situated within a rectangular area with Universal Transverse Mercator ("UTM") coordinates in Zone 11N, NAD27.

The Company undertook an initial drill program at the end of 2019 and continued with follow-up drilling in 2020 and 2021.

See under heading "Description of Mineral Property Interests - Green Springs" in this AIF, for a discussion of Green Springs.

Pony Creek

The Pony Creek Project is located in Elko County, Nevada and comprises 1,032 unpatented mining claims that are owned, leased, or otherwise controlled by Clover Nevada covering approximately 82 km2 in the southern part of the Piñon Range in Elko County, Nevada. The property is centered at approximately 40°21′10″N, 115°58′20″W, in the southern portion of the Carlin gold trend approximately 27 km south of the presently producing Emigrant gold mine operated by Nevada Gold Mines LLC ("NGM LLC") and 11 km south of the South Railroad Project development project operated by Gold Standard Ventures Corp. ("Gold Standard").  From south to north, the claims occupy portions of T28N, R53E and R54E; T29N, R53E and R54E; and T30N, R53E, Mount Diablo Base and Meridian.

The Company has advanced exploration at several targets at Pony Creek, including: "Bowl", "Appaloosa", and "Stallion", as well as at the earlier-stage "Mustang", "Elliott Dome", "Palomino", "DNZ", and "Pony Spur" targets.

In early 2022 the Company announced an initial mineral resource estimate at Pony Creek, including 433,000 inferred pit total constrained ounces at an average grade of 0.52 grams per tonne ("g/t") Au determined with a US$1,600/oz pit shell and cut off grades of 0.14 and 0.22 g/t gold ("Au"), depending upon recovery profile, with an overall strip ratio of 2.98 (the "MRE").  Pony Creek has an approved Plan of Operations from the United States of America's Department of the Interior's Bureau of Land Management (the "BLM"), allowing the Company to ramp-up drilling to test high-priority targets across 75 acres of the property.

See under heading "Description of Mineral Property Interests - Pony Creek Project" in this AIF, for a discussion of the Pony Creek Project, including the MRE.

Other Properties

On January 11, 2021, vended an option in the Dixie Flats, North Star and Woodruff properties to an arms-length, private company.

Recent Developments

Financing and Share Capital

A. On March 10, 2021, pursuant to the exercise of Restricted Share Units ("RSUs"), the Company issued an aggregate of 54,215 Contact Shares.

B. On March 31, 2021, pursuant to the exercise of RSUs, the Company issued an aggregate of 25,520 Contact Shares.

C. On June 24, 2021, pursuant to the exercise of Deferred Share Units ("DSUs") by a director following his retirement from the Board, the Company issued an aggregate of 444,445 Contact Shares.

D. On November 25, 2021, the Company closed the first tranche of a non-brokered private placement (the "2021 Private Placement") of units of the Company ("PP Units"), resulting in the issuance of 57,600,000 PP Units at a price of $0.05 per PP Unit for gross proceeds of $2,880,000. Each PP Unit consisted of one Contact Share and one half of one Contact Share purchase warrant (each whole warrant, a "Warrant"), with each Warrant entitling the holder to purchase an additional Contact Share at a price of $0.075 per share for a period of 24 months from the closing date (the "Expiry Date").

In the event that at any time between four months and one day following the closing date and the Expiry Date, the Common Shares trade on the TSXV at a closing price which is equal to or greater than $0.15 for a period of ten consecutive trading days, the Company may accelerate the expiry date of the Warrants by giving notice to the holders thereof and in such case the Warrants will expire on the 30th day after the date such notice is provided (the "accelerated expiry").

The 2021 Private Placement included subscriptions by several insiders of the Company, including certain officers and directors, for an aggregate of 12,770,420 Units.

E. On December 6, 2021, the Company closed the final tranche of the 2021 Private Placement, resulting in the issuance of an additional 2,400,000 PP Units for gross proceeds of $120,000. In aggregate with the closing of the first tranche of the 2021 Private Placement, the Company issued 60,000,000 PP Units.  The PP Units issued in the second tranche are also subject to the accelerated expiry.

F. On January 18, 2022, pursuant to the exercise of RSUs, the Company issued an aggregate of 133,379 Contact Shares.

See also "Market for Securities", in this AIF.

Three-Year History

Over the most recently completed financial year and preceding periods, the following events have contributed to the Company's development:

2019

  The Company reported final results from the 2019 exploration program at Pony Creek, and completed an initial drill program at Green Springs.

  On March 14, 2019, the Company closed a private placement financing (the "2019 Private Placement") issuing 9,827,589 Contact Shares, at a price of $0.29 per Contact Share (the "Initial Placement Price") for gross proceeds of $2,850,001.  Each Contact Share was accompanied by one right (a "Right") which entitles the holder thereof to a certain number of additional Contact Shares upon conversion of the Right, with such number of additional Contact Shares to be determined, subject to the rules and limitations of the TSXV, upon the earlier of the following "Conversion Scenarios":

(a) the closing of a public offering registered or qualified under the 1933 Act (a "Qualified Offering");

(b) a Change of Control of Contact Gold; or

(c) one year following the closing date of the 2019 Private Placement ("Time Deadline").

In each instance a participant in the 2019 Private Placement would receive that number of additional Contact Shares such that the average price per Contact Share issued in aggregate, was effectively discounted from the PP Price, determined as follows:

(i) if the offering price of common stock sold in a Qualified Offering was greater than the Initial Placement Price, the number of additional Contact Shares would be that which provides a 5% discount to that Initial Placement Price;

(ii) if the offering price of Contact Shares sold in a Qualified Offering was equal to or less than the Initial Placement Price, the number of additional Contact Shares would be that which provides a 10% discount to that Qualified Offering Price;

(iii) in the event of a Change of Control, the number of additional Contact Shares would be that which provides a 5% discount to that Initial Placement Price;

(iv) in the event of conversion at the Time Deadline, the number of additional Contact Shares would be that which provides the maximum allowable discount prescribed pursuant to the rules of the TSXV.

  On May 22, 2019, the Company closed an offering of 20,000,000 Contact Shares at a price of $0.20 per Contact Share (the "2019 Prospectus Offering"), for gross proceeds of $4,000,000.

  Pursuant to having closed the 2019 Prospectus Offering at a price per Contact Share lower than the Initial Placement Price, the 2019 Private Placement Qualified Offering criterion was met, and the Rights were converted on May 22, 2019, resulting in the issuance of 2,047,398 additional Contact Shares.  As a consequence of the conversion of the Private Placement Rights, the effective price per Contact Share issued in the 2019 Private Placement was $0.24.

  On July 23, 2019, the Company entered into a purchase option agreement (the "Green Springs Option Agreement") with DHI Minerals (US) Ltd. ("DHI") and Nevada Select Royalty, Inc. ("Nevada Select"), both wholly-owned subsidiaries of Ely Gold Royalties Inc. (together, "Ely Gold"), securing an option to acquire a 100% interest in the (approximately) 16.4 km2 Green Springs gold property (the "Green Springs Option").  The Company issued 2,000,000 Contact Shares and paid $40,904 in cash to Ely Gold to secure the option. To satisfy the Green Springs Option Contact Gold must make payments to Ely Gold in cash or Contact Shares (at the Company's election) as follows:

o US$ 50,000   First Anniversary

o US$ 50,000   Second Anniversary

o US$ 50,000   Third Anniversary

o US$ 100,000 Fourth Anniversary

Anniversary payment amounts made in Contact Shares are subject to regulatory and contractual minimum values of the Common Shares. Payment of all amounts can be accelerated and completed at any time. The Company is also required to pay all mining claim maintenance and rental fees and all amounts otherwise due and payable to third parties pursuant to the underlying agreements in respect of Green Springs.

  September 30, 2019, announced execution of an option agreement to sell the Cobb Creek property to Fremont Gold Ltd.

  The Company determined to abandon those mineral property claims that comprise the Dry Hills, and Rock Horse properties.

2020

  The Company completed a further drill program at Green Springs.

  On May 22, 2020, the Company closed a non-brokered private placement (the "2020 Private Placement") of units of the Company ("2020 Units").  In aggregate with the closing of the first (April 24, 2020) and second (May 5, 2020) tranches of the 2020 Private Placement, the Company issued 12,500,000 "2020 Units", at $0.10 each, for gross proceeds of $1,250,000.  Each 2020 Unit consists of one Contact Share and one Contact Share purchase warrant (a "2020 Warrant"), with each 2020 Warrant entitling the holder to purchase an additional Contact Share at a price of $0.15 per share for a period of 24 months from the issuance date (the "2020 Warrant Term") of each 2020 Warrant, subject to accelerated vesting and expiry conditions.

In the event that at any time between four months and one day following the closing date and the 2020 Warrant Term, the Contact Shares trade on the TSXV at a closing price which is equal to or greater than $0.30 for a period of ten consecutive trading days, the Company may accelerate the 2020 Warrant Term of the 2020 Warrants by giving notice to the holders thereof and in such case the 2020 Warrants will expire on the 30th day after the date such notice is provided.

  Received approval for a Plan of Operations at the Pony Creek Project.

  On August 6, 2020, the Company signed a binding letter of intent (the "LOI") with Waterton Nevada agreeing on terms to redeem and convert of all of the issued shares of the Contact Gold preferred stock ("Preferred Shares").

  On August 6, 2020, the Company filed a technical report regarding Green Springs entitled Technical Report for the Green Spring Project, White Pine County Nevada, United States of America", dated August 5, 2020, and effective June 12, 2020 (the "Green Springs Technical Report" and together with the Pony Creek Technical Report, the "Technical Reports"), prepared for the Corporation by John J. Read, CPG (the "Green Springs Report Author").

  On September 29, 2020, the Company closed a public offering raising aggregate gross proceeds of $14.77 million (the "2020 Offering"), issuing 73,870,000 "Prospectus Units" at a price of $0.20 per Prospectus Unit of gross proceeds of $14,774,000.

Each Prospectus Unit consists of one Contact Share and one-half of one Contact Share purchase warrant (each whole warrant, a "Reg A Warrant"), with each Reg A Warrant entitling the holder thereof to acquire one Contact Share at an exercise price of $0.27 until September 29, 2022 (each, a "Warrant Share").

The 2020 Offering was undertaken pursuant to a prospectus supplement (the "2020 Prospectus Supplement") to the Shelf Prospectus filed with the Commissions, and an offering statement filed on Form 1-A, which includes an offering circular, pursuant to the Reg A Offering.

The Company issued 4,255,125 broker warrants ("Broker Warrants") as partial consideration for services associated to the 2020 Offering. Each Broker Warrant entitles the holder thereof to acquire one Contact Share at a price of $0.27 until September 29, 2022.

The Contact Shares issued pursuant to the 2020 Offering were qualified pursuant to the Reg A Offering, and subsequently exchanged for Contact Shares pursuant to the Repatriation Transaction.  Although the Warrant Shares issuable upon exercise of the Reg A Warrants and the Broker Warrants are covered by the Reg A Offering, the Reg A Warrants and Broker Warrants are not.  The Company has determined to maintain a Reg 1-A filer until at least September 29, 2022, in order to ensure that none of the Company's securities issued in the 2020 Offering are restricted pursuant to the 1933 Act.

  On September 29, 2020, concurrent with closing the 2020 Offering, and pursuant to having satisfied the terms of a binding letter of intent (the "LOI"), Waterton Nevada purchased a total of 69,412,978 Contact Shares in a private placement offering at a deemed price per Contact Share of $0.195, for aggregate gross proceeds of $13,535,531 (the "Redemption Placement").  The proceeds of the Redemption Placement were used, along with $5,000,000 in cash from the proceeds of the 2020 Offering (the "Cash Payment"), to redeem all of the issued and outstanding preferred shares (the "Preferred Shares") of the Company (the "Redemption").

The Redemption was completed as follows:

  Contact Gold made a cash payment of $5,000,000 from the proceeds of the 2020 Offering to redeem US$ 3,737,479 of the Preferred Shares (the "Cash Payment"); and

  Contact Gold used the proceeds of the Redemption Placement to redeem all of the remaining outstanding Preferred Shares.

The securities issued pursuant to the Redemption Placement are subject to a four month and one day statutory hold period in Canada; and are also deemed to be "restricted securities" under Rule 144 of the 1933 Act, which generally requires a one-year hold period.  See also "Affiliate Resales of Restricted Securities" in this AIF.

The Contact Shares began trading on the OTCQB Venture Market ("OTCQB") under the ticker symbol "CGOL" on May 19, 2020.

  The Company vended an option in four claims of the Wilson Peak property.

2021

  The Company completed a further drill program at Green Springs.

  Pursuant to the Repatriation Transaction, redomiciled the Company back to Canada on June 4, 2021.

  Changed accounting principles, re-adopting IFRS.

  Closed in the 2021 Private Placement issuing in aggregate 60,000,000 PP Units.

  The Company determined to abandon those mineral property claims that comprise the Sno, and Hot Creek properties.

DESCRIPTION OF THE BUSINESS

Business Objectives and Operations

Contact Gold is a gold exploration company focused on discovering and developing oxide gold targets and making district-scale gold discoveries in Nevada.

The Company has focused on generating exploration drill targets at Green Springs and at the Pony Creek Project through extensive geological mapping, geophysical surveys, rock and soil sampling, structural analysis and fossil age dating. Preliminary metallurgical test work at both properties has demonstrated gold recoveries.

See "The Pony Creek Project" and "Green Springs" under the header "Description of Property" in this AIF.

Competitive Conditions

The mining business is competitive in all phases of exploration, development and production. The Company competes with a number of other exploration and mining companies in the search for, and acquisition of, mineral properties. As a result of this competition, many of whom have greater financial resources, the Company may be unable to acquire attractive mineral properties in the future on terms it considers acceptable. The Company also competes for financing with other resource companies, many of whom have greater financial resources and/or more advanced properties. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favourable to the Company.

The ability of the Company to acquire properties largely depends on its success in exploring and developing its present properties and on its ability to select, acquire and bring to production suitable properties or prospects for mineral exploration and development. The Company may compete with other exploration and mining companies for the procurement of equipment and for the availability of skilled labour. Factors beyond the control of the Company may affect the marketability of minerals mined or discovered by the Company. See "Risk Factors" in this AIF.

Industry and economic factors that may affect our business

Management and the Board of Directors of the Company (the "Board") anticipate having to rely on financings through the issuances of Contact Shares in order to continue to fund activities. There are significant uncertainties in capital markets impacting the availability of equity financing for the purposes of mineral exploration and development. Certain uncertainties relating to the global economy; political uncertainties and increasing geopolitical risk, including the conflict in Europe amongst Russia, Ukraine and a number of other nations; the ongoing disruption caused by the Covid-19 outbreak; increased volatility in the prices of gold; copper; other precious and base metals and other minerals; as well as increasing volatility in the foreign currency exchange markets may also impact the Company's business and the ability to raise new capital, and accordingly, may impact Contact Gold's ability to remain a going concern.

Contact Gold's operations are also exposed to various levels of regulatory, economic, political and other risks and uncertainties which may impact the Company's business and our ability to raise new capital. There can be no assurance that Contact Gold will be able to comply with any a changing regulatory, economic or political environment. See "Risk Factors" in this AIF.

Foreign Operations

The Company's material property interests are located in Nevada. As such, the Company's operations are exposed to various levels of regulatory, economic, political and other risks and uncertainties. See "Risk Factors" in this AIF.

Environmental Regulation

The Company's exploration and development activities, as well as any current or future operations, are subject to environmental laws and regulations in the jurisdictions in which it operates. See "Risk Factors" in this AIF. The Company maintains, and anticipates continuing to maintain, a policy of operating its business in compliance with all environmental laws and regulations.

Cycles

Given the general weather conditions and exploration season in North Central Nevada, the Company's exploration and evaluation assets expenditures tend to be greater from April to December than in the rest of the year.

Employees

As at the date hereof, the Company has 6 employees located in Canada and 2 employees located in Nevada. The Company also operates through sub-contractors and consultants.

Significant Acquisitions

None, other than those described in this AIF relating to the Transactions which closed on June 7, 2017.

Significant Dispositions

No significant dispositions have been completed by the Company since the commencement of its financial year ended December 31, 2021.

THE PONY CREEK PROJECT

Unless stated otherwise, the information in this section is summarized, compiled or extracted from a technical report prepared in accordance with NI 43-101, entitled "Technical Report and Maiden Mineral Resource, Pony Creek Property, Elko County, Nevada, USA" (the "Pony Creek Technical Report"), prepared for Contact Gold, effective and signed February 24, 2022, by Michael Dufresne, M.Sc., P.Geol., P. Geo., and Fallon T. Clarke, B.Sc., P.Geo., of APEX Geoscience (the "Pony Creek Report Authors"), based in Edmonton, Alberta The Pony Creek Report Authors, are each a "qualified person" within the meanings of NI 43-101.

For full technical details on the Pony Creek Project, reference should be made to the full text of the Pony Creek Technical Report which was prepared in accordance with NI 43-101, and has been filed with the Commissions, and is available under the Corporation's profile on SEDAR at www.sedar.com. The summary below is qualified in its entirety by reference to the full text of the Pony Creek Technical Report, and is subject to certain assumptions, qualifications and procedures described therein. The Pony Creek Technical Report is not and shall not be deemed to be incorporated by reference in this AIF.

The Pony Creek Authors have reviewed and approved the scientific and technical disclosure contained in this AIF related to the Pony Creek Project.

For updated disclosure relating to non-material activities and results at the Pony Creek Project since the effective date of the Pony Creek Technical Report, see "General Development of the Business", and "The  Pony Creek Project - Recent Developments", in this AIF.

Property Description and Location

The Pony Creek Property is located in the Piñon Mountain range in the Railroad Mining District at the southeast end of the Carlin Trend in Elko County in north-central Nevada, approximately 35 km (21.8 miles) southeast of Carlin, NV, and 51 km (31.7 miles) southwest of Elko, NV.

The Pony Creek Property consists of a land position totalling 8,177 hectares (20,205.8 acres) in Elko County, Nevada. The Pony Creek Property is located within section 1 in Township 27N, Range 53E; sections 3-10, 15-16 in Township 27N, Range 54E; sections 1-4, 11-14, 23-25, 36 in Township 28N, Range 53E; sections 4-9, 16-21, 28-34 in Township 28N, Range 54E; sections 10, 14, 16, 20-22, 25-28, 33-36 in Township 29N, Range 53E; Mount Diablo Base and Meridian. The approximate centre of the Pony Creek Property is in UTM coordinates 590,415 m Easting and 4,462,475 m Northing, Zone 11, North American Datum 83 (NAD83).

The Pony Creek Property comprises 1,032 unpatented lode claims that are owned, leased, or otherwise controlled by Clover Nevada II LLC (as shown in Figure 4.1 with a detailed claim list provided in Appendix 1). Ownership of the unpatented mining claims is in the name of the holder (locator), subject to the paramount title of the United States of America (USA), under the administration of the BLM. Under the General Mining Act of 1872, which governs the location of unpatented mining claims on federal lands in the United States, the locator has the right to explore, develop and mine minerals on unpatented mining claims without payments of production royalties to the U.S. government, subject to the surface management regulation of the BLM. The claims continue to be held by payment of annual rental fees of US$165 per claim to the BLM before September 1 of each year and by filing of a Notice of Intent to Hold Mining Claims with Elko County, at a cost of US$12.00 per claim. Annual claim maintenance fees for the unpatented claims of the Property have been paid in full for the assessment year ending September 1, 2022.

Contact Gold expanded the Pony Creek Property from that which was acquired pursuant to the Arrangement with Waterton in September 2017 and February 2018, with the addition of the Pony Spur Claims, and the Umps, Lumps and Bailey Claims of the East Bailey property.

Year-round access to Pony Creek is provided via major and secondary access routes. Several un-maintained two-track roads transect the Property and provide access to the northern and southern portions of the Property. Winter snow and spring runoff may temporarily limit access with respect to drilling and other geological fieldwork activities between November and April each year but are not considered to be significant issues. Exploration and mining activities are expected to run year-round.

Figure 1 - General location of the Pony Creek Property

560000
600000
640000
4520000
4480000
4440000
Carlin Trend
Carlin Trend
Carlin Trend
Carlin Trend
Carlin Gold Mine
Gold Quarry/Tusc/Mac
Rain Mine
Emigrant Mine
Halleck
Elko
Spring Creek
Lamoille
Carlin
Dunphy
Palisade
Beowawe
Harney
Lee
Ruby Valley
Lander
Eureka
Elko
White Pine
Crescent Valley
Boulder Valley
Cortez Mountains
Huntington Valley
225
766
80
227
229
306
228
278
N
Legend
Gold Mines
Cities
Nevada Roads
Secondary Roads
State Highway
Federal Interstate
Pony Creek Property Location
Pony Creek Property
Property Location
250000
750000
Oregon
Idaho
Utah
Nevada
California
Arizona
4500000
4000000
1:25,000,000
0
200 km
CONTACT GOLD
Pony Creek, Elko County, Nevada, USA
Property Location
0
1:750,000
20 Kilometres
NAD 1983 UTM Zone 11N
APEX Geoscience Ltd.
Edmonton, AB
January 2022

Ownership of the unpatented mining claims is in the name of the holder (locator), subject to the paramount title of the United States of America (USA), under the administration of the U.S. Bureau of Land Management (BLM). Under the General Mining Act of 1872, which governs the location of unpatented mining claims on federal lands in the United States, the locator has the right to explore, develop and mine minerals on unpatented mining claims without payments of production royalties to the U.S. government, subject to the surface management regulation of the BLM. The claims continue to be held by payment of annual rental fees of US$165 per claim to the BLM before September 1 of each year and by filing of a Notice of Intent to Hold Mining Claims with Elko County, at a cost of US$12.00 per claim. Annual claim maintenance fees for the unpatented claims of the Property have been paid in full for the assessment year ending September 1, 2022.

Figure 2 - Unpatented lode claims (n= 1,032 claims) of Pony Creek. The mineral claims that extend outside of the Property boundary are invalid for the portion that exceeds the boundary due to the existence of senior claims or private ground.

580000
590000
600000
4470000
4460000
30N 52E
30N 53E
30N 54E
30N 55E
29N 52E
29N 54E
29N 55E
28N 52E
28N 53E
28N 54E
28N 55E
27N 52E
27N 53E
27N 55E
N

Legend

- Pony Creek Property
- Townships
- Sections
- APD and JAK Claims
- Grandview RR Claims
- Grandview JAK Claims
- Lump Claims
- NOITL Claims
- P Claims
- PC Claims
- PC 2 Claims
- Pescio RR Claims
- PIR Claims
- PS 1 Claims
- TFL Claims
- Ump Claims

CONTACT GOLD

Pony Creek, Elko County, Nevada, USA

Mineral Claims

0 1:175,000 6 Kilometres

NAD 1983 UTM Zone 11N
APEX Geoscience Ltd.

Edmonton, AB

January 2022

Agreements and Royalties

Contact Gold acquired the Pony Creek Property on June 7, 2017 through its purchase, pursuant to Arrangement, of Clover Nevada from Waterton.  Consideration paid to acquire Clover Nevada was comprised of Contact Shares representing a 37% common share ownership, Preferred Shares with a face value of $15,000,000, and a cash payment of $7,000,000.

The Pony Creek claims are subject to a royalty of 3.0% of the net smelter returns from any and all production and sale of minerals from the claims.  The royalty was originally payable to Royalty Consolidation Company LLC ("RCC"), an affiliate of Waterton, but was subsequently vended by RCC to an affiliate of Sandstorm Gold Ltd ("Sandstorm").  The claims owner may permanently reduce the royalty rate from 3.0% to 2.0% in exchange for the payment to RCC of US$1,500,000.  The royalty reduction option expires on February 7, 2020.

On September 8, 2017, Contact Gold and Clover Nevada entered into an Asset Purchase Agreement with Richard R. Redfern and Joy A. Perry-Redfern, individually, and d/b/a RMIC GOLD, of Elko, NV, to purchase claims PS 1 to PS 7 (the "Pony Spur Claims") and all data, information and other assets and properties associated with the Pony Spur claims. The agreement also included claims PF 1 to PF 10 (the "Poker Flats Claims"), which are separate from Pony Creek. On the closing date of the agreement, Contact Gold issued 75,000 Contact Gold common shares valued at $52,250 and a cash payment of $66,397 for the Pony Spur Claims, which included a reimbursement to the vendors of BLM fees for that period.

On February 6, 2018, Contact Gold and Clover Nevada entered into an Asset Purchase Agreement with Thorsen-Fordyce Merchant Capital Inc. and TF Minerals (USA) Inc. ("TF Minerals") for the purchase of 61 claims (the "TF Claims") and assignment of an option agreement with Donald K. Jennings for 48 Ump, Lump and Bailey claims (the "Jennings Claims"). At the time of Contact Gold's acquisition of the Jennings Claims, TF Minerals had already satisfied the option agreement/earn-in conditions. In consideration of the agreement, Contact Gold issued 250,000 Contact Shares valued at $112,500 at the agreement date and granted a 2% NSR royalty on all minerals from the TF Claims. The option agreement includes advanced royalty payments due annually to Donald K. Jennings (see Table 1) at 3% NSR on all minerals from the Jennings Claims, and an option to purchase the Jennings Claims for US$1,000,000. The NSR may be reduced at any time by up to 2% at a price of US$1,000,000 per 1% increment, prior to September 2030. The next payment of US$30,000 is due in September 2022.

Table 1 - Schedule of advance royalty payments for the Jennings Claims

First Year (2015)	US$ nil
Second Year (2016)	US$ nil
Third Year (2017)	US$5,000
Fourth Year (2018)	US$10,000
Fifth Year (2019)	US$15,000
Sixth Year (2020)	US$20,000
Seventh Year (2021)	US$25,000
Eighth Year (2022)	US$30,000
Ninth Year (2023)	US$35,000
Tenth Year (2024)	US$40,000
Eleventh Year (2025)	US$45,000
Subsequent Years (2026)	US$50,000

Mineral production from the Pony Creek Property would be subject to the Nevada net proceeds tax ("NPT").  For operations with annual gross proceeds over US$ 4,000,000, the NPT rate is 5%.  For operations with gross proceeds less than US$ 4,000,000 annually, the NPT tax rate is dependent on the ratio of net proceeds to gross proceeds.

Environmental and Permitting

A Plan of Operations permit for Pony Creek was approved in June 2020. The approved Plan of Operations covers 2,131.5 ha (5,267 acres) of land in Sections 10, 14, 16, 22, 26-28, 33-35, Township 29 North, Range 53 East and Sections 2-4, 11, Township 28 North, Range 53 East, Mount Diablo Base and Meridian (Figure 4.2). Within the Plan of Operations area, exploration related surface disturbance that includes the construction of access roads, drill sites and pumps, and geotechnical test pits and trenching, can be conducted in a multi-phase exploration program. Phase I includes up to 13 ha (32.2 acres) and 5 ha (12.5 acres) of acknowledged notice-level surface disturbance for a total of 18.1 ha (44.7 acres). Subsequent phases include up to 42.6 ha (105.3 acres) (EM Strategies, 2019).

Contact Gold has six approved BLM Notices (NVN-95621, Pony Creek Project NOI; NVN-95913, Moleen Project NOI; NVN-95914, Red Rock Project NOI; NVN-95921, Intrusive Project NOI; NVN-95922, Bailey Project NOI; and NVN-96895, Willow Project NOI) with a total planned disturbance of approximately 5.1 ha (12.55 acres). The current bond amounts for these plans and notices are in US$25,994, US$25,573, US$11,653, US$11,418, US$11,351 and US$17,776, respectively.

The Pony Creek Report Authors are not aware of any environmental liabilities to which the Pony Creek Property is subject. There are no other significant factors or risks that the authors are aware of that would affect access, title or the ability to perform work on the Pony Creek Property.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

Access to Property

The Pony Creek Property is located in north-central Nevada, approximately 35 km (21.8 miles) southeast of Carlin, NV, and 51 km (31.7 miles) southwest of Elko, NV. From Elko, access to the Pony Creek Property is provided by traveling southeast on State Highway NV-227 E for 9 km (5.6 miles) and then south along State Highway NV-228 S for 53.3 km (33.1 miles) past the town of Jiggs, Nevada, to the intersection with the Red Rock Ranch gravel county road. Travel west along the Red Rock Ranch gravel road for approximately 4.8 km (3 miles), continue south for 4.5 km (2.8 miles) and follow the gravel road in a westward direction for 17.9 km (11.1 miles) to the eastern edge of the Pony Creek Property. From this location, several unmaintained two-track roads transect the Property and provide access to the northern and southern portions of the Property.

Alternately, the Pony Creek Property can be accessed from Carlin, NV, by travelling south along State Highway NV-278 S for 45 km (28 miles) and 0.3 km (0.2 miles) along an unnamed gravel road to Indian Pony Road. Indian Pony Road provides access to the western edge of the Pony Creek Property.

Site Topography, Elevation and Vegetation

Northern Nevada lies within the Basin and Range physiographic province, an area characterized by flat, lacustrine-gravel-volcaniclastic-volcanic filled valleys bounded by generally north-south trending mountain ranges. The Pony Creek Property is situated within the Piñon Range; elevations along the crest of the range measure 2,000 to 2,400 m (6,561 to 7,874 ft) above sea level (asl) within the Bailey Mountain and Robinson Mountain U.S.G.S. 7.5-minute topographic quadrangles. Lower elevations are typified by gentle, rolling hills with little to no bedrock exposure. Higher elevations are characterized by steeper slopes and cliffs, deeply incised drainages, and an increase in bedrock exposure.

Vegetation is consistent with a high desert climate and consists of sagebrush, rabbitbrush, cactus and bunch grass. Cottonwood trees are confined to drainage bottoms and near springs. Pinyon pine, juniper and mountain mahogany grow at higher elevations.

Climate

The Pony Creek Property area has a relatively dry "high desert" climate. Weather records from Newmont's Carlin Mine indicate that from 1966 through 2002, the average January maximum and minimum temperatures were 1.3° and -6.9 degrees Celsius (°C) (34.4° and 19.6 degrees Fahrenheit (°F)), respectively. July average maximum and minimum temperatures were 28.4° and 14.6°C (83.1° and 58.2°F), respectively. January and July had average precipitation amounts of 2.9 cm and 1.0 cm (1.13 inches and 0.41 inches), respectively, while average total precipitation was 30.7 cm (12.09 inches). Average annual snowfall for Carlin is approximately 76.2 cm (30 inches). Precipitation and temperature vary dramatically with changes in elevation and season.

Rainfall in the region is generally light, infrequent and may be associated with dry lightning between May and October. Moist airflow from the south brings 'monsoon' rains from July through September. A small number of these storms can carry heavy rains that cause localized flooding in creeks and drainages. Winter snow and spring runoff may temporarily limit access with respect to drilling and other geological fieldwork activities between November and April each year but are not considered to be significant issues. Exploration and mining activities are expected to run year-round.

Local Resources and Infrastructure

Elko, NV, has served as the northern Nevada exploration and mining centre for more than half a century. Elko is a full-service community that includes housing, motels, food and restaurants, medical clinics and a hospital, a regional airport with daily flights to and from Salt Lake City, Utah, interstate highway and railway access, local, state and federal government offices, skilled and experienced labor for the exploration and mining industry and schools (K-12 and a community college). In this part of Nevada, there is a diverse selection of local/regional/international exploration and mining service companies including assay labs, suppliers, drilling contractors and heavy equipment vendors supporting the exploration and mining industry.

The Pony Creek Property is located in the vicinity of large, active open pit and underground mines operated by Newmont and Barrick Gold Corp. ("Barrick") along the 'Carlin Trend'. These mine sites also include fully operational mill complexes designed to treat oxide and/or carbon-sulphide refractory gold ores.

There is no electrical power available at the Pony Creek Property; however, ranch power is available a few miles from the Pony Creek Property. Year-round surface water is not available at the Pony Creek Property and most springs in the area dry up in the late summer months. In addition, minimal ground water has been encountered in airlift testing of Contact Gold's reverse circulation ("RC") drillholes to date. Small volumes of ground water have been encountered in a few drillholes, but not enough to stop the pneumatic hammer from functioning. The Pony Creek Authors reference Company reports that suggest that the drilled area appears to be mostly dewatered, as is the case at the Bald Mountain mine located approximately 38 km (23.6 miles) to the southeast. Large water volumes were encountered in one of the holes drilled near the Red Rock Ranch by Grandview Gold Inc. ("Grandview") in the lower elevations on the east side of the Pony Creek Property. This area may prove suitable for a production well if the water rights can be secured; however, Contact Gold has yet to drill test this area.

In the opinion of the Pony Creek Authors, the Pony Creek Property is of sufficient size to accommodate potential exploration and mining facilities, including waste rock disposal and processing infrastructure.  There are no other significant factors or risks that the Pony Creek Authors are aware of that would affect access or the ability to perform work on the Pony Creek Property.

History

Pony Creek lies in the Railroad Mining District, along the southern end of the Carlin Gold Trend, a northwest-southeast alignment of sedimentary rock-hosted gold deposits in northern Nevada. The Carlin Trend represents one of the highest concentrations of gold globally in relation to its area, has produced more than 83 million ounces of gold and contains significant remaining reserves as of December 2014.

Silver, gold, copper, lead and zinc mineralization were discovered in the central Piñon Range in 1869, approximately 22.5 km (14 miles) north of Pony Creek. Early production in the district occurred in the 1870's and 1880's and focused on silver, lead and copper from numerous underground mines on the northern flank of Bunker Hill. The district was revived in 1905, and there was intermittent production through to the early 1940's. In the southern Piñon Range, the Larrabee mining district was organized and covered two areas of shallow workings and prospects where small, but unrecorded, amounts of silver and copper may have been produced, as well as less than 1,000 tons of barite.

Several historical exploration and drilling programs have been conducted at The Pony Creek Property  from 1980 to 2014 by Newmont (1980-1985, 1987-1989, 1997-1998), NERCO (1987), US Borax Exploration (1988-1989), Westmont Mining Inc. - Newmont Joint Venture (1990-1992), Ramrod Gold Inc. (1993), Uranerz U.S.A. Inc. ("Uranerz") (1994-1995), Quest International Management Services Inc. ("Quest") (1996-1997), Barrick Gold Exploration Inc. - Quest Joint Venture (1997-1998), Homestake Mining Company ("Homestake") (1999-2000), Nevada Contact Inc. ("Nevada Contact", unrelated to Contact Gold) (2001-2003), Mill City International Corp.("Mill City") (2003), Grandview (2004-2007), Consolidated Global Minerals (2006), AmMex Gold Mining Corp. (2007), Gold Run Inc. (2007), and Gold Standard (2008-2014). Historical exploration has consisted of geological mapping, geochemical soil and rock sampling, geophysical surveying and drilling.

Allied Nevada entered bankruptcy in March 2015.  In June of the same year, a subsidiary of Waterton acquired Pony Creek, along with other exploration assets, through the bankruptcy process.

Historical Drilling

A total of 261 historical DDH and RC drillholes, totalling 50,645 m (166,158.1 ft), are reported to have been completed at The Pony Creek Property by various operators from 1981 to 2007 (Table 6.1). Most of the historical drilling has been completed in the northern portion of The Pony Creek Property , in proximity to the Bowl, Appaloosa and Stallion deposits. Drilling at Pony Creek has been completed by a several companies, including Newmont, NERCO, US Borax, Westmont, Uranerz, Barrick, Nevada Contact Inc., Homestake, Grandview and AmMex.

In addition, historical drilling completed in the southern portion of the Pony Creek Property in the East Bailey target area returned anomalous to weakly mineralized gold values in drilling, many of which are located at or adjacent to the Webb Formation - Devil's Gate Formation contact, and in some dike breccia.

Table 2 - Historical drilling at the Pony Creek Property (1981-2007)

Company	Year	RC Holes	RC (m)	RC (ft)	Core Holes	Core (m)	Core (ft)	Total Holes	Total (m)	Total (ft)
Newmont	1981-1985, 1987-1989, 1997-1998	137	21,741	71,329	2	560	1,837	139	22,301	73,166
NERCO	1985	6	519	1,703				6	519	1,703
US Borax	1988-1989	18	2,572	8,438				18	2,572	8,438
Westmont-Newmont JV	1991-1992	34	5,067	16,624				34	5,067	16,624
Uranerz	1994-1995	15	3,826	12,552				15	3,826	12,552
Barrick	1998	4	972	3,189				4	972	3,189
Homestake	2000	5	1,853	6,079				5	1,853	6,079
Nevada Contact Inc.	2002	8	2,392	7,848				8	2,392	7,848
Grandview-Mill City	2005-2007	13	3,921	12,864	10	4,595	15,075	23	8,516	27,940
AmMex	2007	9	2,627	8,619				9	2,627	8,619
Total		249	45,490	149,245	12	5,155	16,913	261	50,645	166,158

Recent Exploration by Contact Gold

As of the effective date of the Pony Creek Technical Report, surface exploration conducted on the Pony Creek Property by Contact Gold has included geological mapping, the collection of 7,118 surface soil samples, 441 rock chip and channel samples, 427 ground gravity stations with processing and interpretation, and an approximately 66 line-km (41 line-miles) of controlled-source audio-frequency magneto-tellurics ("CSAMT") geophysical program.

The geochemical soil sampling program delineated several anomalous areas, including Elliott Dome, Mustang, Pony Spur, Appaloosa, Stallion, Palomino, and Bowl. A few minor isolated gold anomalies are present. The gold results in soils range from less than detection (<1 part per billion ("ppb") Au) to maximum values of 1.21 parts per million ("ppm") (0.035 ounces per short ton ("opt")) Au and 1.19 ppm (0.035 opt) Au at the Bowl Zone and Pony Spur, respectively. Strong correlations between Au and arsenic (As), thallium (Tl), antimony (Sb), caesium (Cs) and tellurium (Te) were observed in many areas.

Geochemical rock sampling was completed over areas with anomalous Au-in-soil results. Most of the rock samples were collected in the northwestern portion of the Pony Creek Property. Significant results from the rock grab samples include 2.71 g/t (0.079 opt) Au, 0.58 g/t (0.017 opt) Au and 0.54 g/t (0.016 opt) Au from the Appaloosa Zone.

CSAMT geophysical surveys completed over the Pony Creek Property delineated structures, lithologies and alteration to assist in future drill targeting. The 2017 CSAMT survey produced 11 inverted resistivity sections and 8 target areas that aligned with known geological controls at the time and two potential mineralization trends.  A CSAMT survey completed in 2018 produced 7 inverted sections that highlighted the extension of the Dark Star structural corridor and one potential area of alteration.

In addition to the surface exploration, Contact Gold has drilled 113 RC and 5 diamond drill holes ("DDH"), totalling 25,921 m (85,042.7 ft) at Pony Creek. Drilling conducted by Contact Gold at the Pony Creek Property from 2017 to 2019 focused on the Bowl Zone, with additional drilling completed at the Appaloosa and Stallion zones, and the Mustang and Pony Spur target areas. The objectives of Contact Gold's drill programs were to confirm the extents of known mineralization, validate historical drilling intercepts, expand areas of interest, understand the controls on mineralization and test new geophysical and geochemical targets within the Pony Creek Property. Contact Gold's drill programs identified five zones of oxide and transitional gold mineralization at shallow depths primarily hosted within altered and silicified calcareous clastic rocks of the Penn-Perm Moleen Formation and at the Bowl Zone within or adjacent to a Tertiary (or Jurassic) rhyolite.

Select significant results from Contact Gold's recent (2017-2019) drill programs at the Bowl Zone include:

  1.36 g/t (0.040 opt) Au over 43.74 m (143.5 ft) length from 116.89 m (383.5 ft) depth in drillhole PC17-24,

    including 3.35 g/t (0.098 opt) Au over 15.55 m (51 ft) length from 125.03 m (410.2 ft);

  2.12 g/t (0.062 opt) Au over 22.86 m (75 ft) length from 64.01 m (210 ft) depth in drillhole PC17-040,

    including 4.53 g/t (0.132 opt) Au over 9.14 m (30 ft) length from 65.53 m (215 ft);

  2.51 g/t (0.073 opt) Au over 47.24 m (155 ft) length from 86.87 m (285 ft) depth in drillhole PC18-03;

  1.00 g/t (0.029 opt) Au over 92.97 m (305 ft) length from 50.29 m (165 ft) depth in drillhole PC18-04; and

  2.42 g/t (0.071 opt) Au over 35.05 m (115 ft) length from 266.7 m (875 ft) depth in drillhole PC18-33,

    including 3.15 g/t (0.092 opt) Au over 24.38 m (80 ft) length from 274.23 m (899.7 ft).

Select significant results from Contact Gold's recent (2018-2019) drill programs at the Stallion Zone include:

  0.42 g/t (0.012 opt) Au over 33.53 m (110 ft) length from 4.57 m (15 ft) depth in discovery hole PC18-018,

    including 1.11 g/t (0.032 opt) Au over 4.5 m (14.8 ft);

  0.71 g/t (0.021 opt) Au over 10.67 m (35 ft) length from 19.81 m (65 ft) depth in hole PC18-022; and

  0.33 g/t (0.010 opt) Au over 92.97 m (305 ft) length from surface in hole PC18-51,

    including 0.6 g/t (0.017 opt) Au over 13.7 m (44.9 ft).

Select significant results from Contact Gold's recent (2017-2019) drill programs at the Appaloosa Zone include:

  0.84 g/t (0.024 opt) over 7.62 m (25 ft) length from 85.35 m (280.0 ft) depth in hole PC19-17,

    including 1.56 g/t (0.045 opt) Au over 3.05 m (10 ft) from 88.39 m (290 ft);

  0.38 g/t (0.011 opt) Au over 28.96 m (95 ft) length from 83.82 m (275 ft) depth in hole PC19-16,

    including 2.19 g/t (0.064 opt) Au over 3.05 m (10 ft) from 89.92 m (295 ft); and

  0.34 g/t (0.010 opt) Au over 44.20 m (145 ft) length from 25.91 m (85 ft) depth in hole PC17-21.

The true width of mineralized intercepts at Pony Creek is not known but is estimated to generally be at least 70% of drilled thickness in areas of flat lying mineralization. True width is highly variable in areas of high angle gold mineralization.

Metallurgical Testing by Contact Gold

In 2018 and 2020, Contact Gold conducted metallurgical testing on select samples from the 2017-2019 drill programs completed at the Bowl Zone and Stallion Zone.

In 2018, composite samples of pulp material from 2017-2018 drill samples were analysed using cyanidation bottle roll tests for gold. Gold recoveries on two oxide composites by Contact Gold were 85% for the rhyolite gold mineralization and 90% for the conglomerate composite of the weighted average of fire assays for the same composites, indicating that the oxidized portion of gold mineralization at Pony Creek's Bowl Zone is amenable to standard cyanidation processing. In addition, preg robbing analysis was completed on one sulphide interval from Contact Gold drillhole PC18-04. The initial results of the preg robbing analysis indicate that the sulphide material may not need to be segregated from the oxide material as waste and some gold may be recovered during potential future heap leach processing. The preg robbing values varied for 34 individual 1.524 m (5 ft) intervals from -3% to 69%.

In 2020, cyanidation bottle roll tests for gold were completed on four composite samples from the Bowl and Stallion zones. The cyanide bottle roll test recoveries range from 92 to 106% in the oxide zone at Bowl and Stallion and 15% in the non-oxide zone at the Bowl Zone.

Geological Setting and Mineralization

Regional Geology

The Pony Creek Property is located at the southeast end of the Carlin Trend. The greater Carlin Trend area occupied a passive continental margin during early and middle Paleozoic time, which is the time of deposition of the oldest rocks observed in the region. A westward-thickening wedge of sediments was deposited at and west of the continental margin, in which the eastern facies tend to be coarse-grained and carbonate-rich (shelf and slope deposits, carbonate platform deposits) while the western facies are primarily fine-grained siliciclastic sediments (deeper basin deposits). The Carlin Trend sits proximal to the shelf-slope break, although this break was not static over time.

In the Late Devonian through Middle Mississippian, east-west compression of the Antler Orogeny is traditionally believed to have caused folding and faulting, the most significant manifestation of which is the Roberts Mountain Thrust. This regional fault placed western facies siliciclastic rocks over eastern facies carbonate rocks across the region. In this report, the western facies are referred to as allochthonous whereas the eastern facies are autochthonous. As the result of this tectonism, the Mississippian and Pennsylvanian overlap assemblage of clastic rocks was deposited across the region. Regional stratigraphy shows interleaved allochthonous and autochthonous late Paleozoic sediments in the Piñon Range.

Multiple igneous intrusions occur along the Carlin Trend. The oldest igneous rocks are reported to be Late Triassic in age. Other igneous rocks include: a Late Jurassic dioritic intrusion documented at the Goldstrike Deposit; intermediate to mafic dikes of Jurassic and Cretaceous age; the Cretaceous age Richmond Stock (quartz monzonite); the Eocene age Welches Canyon Stock; and hydrothermally altered and locally gold-bearing felsic to mafic dikes/dike swarms of Tertiary (Eocene) age.

Post-dating the Carlin-style gold mineralization are Eocene, Miocene and younger volcanic rocks which blanket large areas of the region with lava flows, ash-flow tuff beds and tuffaceous sediments. Primarily rhyolitic in composition, the volcanic cover rocks comprise a bimodal suite also including rocks as mafic as basalt.

Tertiary crustal thinning (extension) commenced in late Eocene and Miocene, approximately coeval with the onset of Miocene volcanism. This extension is generally east-west directed and is manifested in the Basin and Range physiography. The extensional faulting takes the form of normal block faulting which can evolve into listric normal faulting with progressively greater extension. The significant consequence of extensional faulting is the dismemberment and tilting of pre-existing features.

Several aspects of the geological setting complicate gold exploration in northern Nevada. The largest gold deposits are hosted in the carbonate-rich eastern facies of lower to middle Paleozoic rocks, with much less mineralization found in the allochthonous, western facies siliciclastic rocks. Therefore, most gold mineralization has been discovered where "windows" through the western facies rocks above the Roberts Mountain Thrust expose eastern facies rocks. Miocene volcanic rocks also obscure the underlying geology, almost certainly concealing numerous, to-be-discovered deposits. The extensional faulting distorts and dismembers pre-existing features (including ore deposits), making the projection of mineralized trends beneath younger cover rocks especially difficult.

Geology of the Piñon Range

The geology of the Piñon Range was originally defined by the stratigraphic studies and mapping of Smith and Ketner (1975; 1978 who principally described the Paleozoic sedimentary units and documented Mississippian strata overlapping structures that can be related to the Mississippian Roberts Mountains thrust fault. Abbott (2003) noted issues in the stratigraphic and structural interpretations of rocks in the Piñon Range and offered an alternative stratigraphic interpretation utilizing his compilation of the published and unpublished interpretations that could be found, but initially focused on the work of Smith and Ketner (1975; 1976; 1978), Dean et al. (1990), and Abbott and Keith (1999).

The central part of the Piñon Range is composed of Ordovician through Mississippian marine sedimentary rocks that form a structural dome with clastic marine sedimentary rocks as young as Pennsylvanian or early Permian along the margins. At least one large-scale, asymmetrical anticline is present, but younger horst and graben structure developed within a framework of overprinted high-angle faults is a prominent feature of the range. Tertiary sedimentary rocks that were deposited in shallow freshwater lakes and overlying intermediate to felsic Eocene volcanic rocks are present on the flanks of the range and within adjacent grabens.

Property Geology

Middle to Upper Devonian through Permian carbonate and clastic sedimentary rocks are exposed at the Pony Creek Property. The south-plunging Piñon Range anticline exposes progressively older units toward the north, with the Devil's Gate Limestone being the oldest unit exposed on the surface of the Pony Creek Property.

The Devil's Gate Formation is comprised of medium to thickly bedded, light and dark grey, fine-grained limestone formed in a reef environment. Iverson (1991) interpreted the top of the Devil's Gate Formation as a karst surface; however, the upper contact of the Devil's Gate Formation is not well exposed at the Pony Creek Property. A small exposure of limestone in the western part of Section 26 is interpreted to be Devil's Gate Limestone, but the upper contact with the Mississippian Webb Formation is not well exposed. In the East Bailey Property area, the Devil's Gate Formation limestone has been intersected as a grey to dark grey recrystallized limestone in historical RC drillhole but does not outcrop on the Lumps claim block within East Bailey.

Drilling by Newmont at Pony Spur, and drilling conducted further to the west on ground still controlled by Newmont, intersected Mississippian Webb Formation ranging in thickness from 0 to greater than 40 m (131 ft). The Webb Formation is characterized by siliceous mudstone and claystone and was defined by Smith and Ketner (1968) for exposures near Webb Creek in the northern Piñon Range. As originally defined, the Webb Formation was allochthonous with respect to the Roberts Mountains Thrust Fault. Rocks hosting gold in what was to become the Rain Mine were also mapped as Webb Formation, requiring that the Webb Formation be in both the upper and lower plates of the Roberts Mountains Thrust Fault, or that the thrust fault separate the Webb Formation and the Devil's Gate Limestone in the Rain open pit.

In the East Bailey area, a series of light grey to black shales and siltstones have been tentatively correlated with the Webb Formation mudstone and limestone of elsewhere in the region. This unit is overlain by the Chainman Formation shale, sandstone with conglomerate lenses, limestone and calcareous sandstones. These two units are commonly silicified with alteration increasing with proximity to the Devil's Gate Formation contact.

The variable thickness of the Webb Formation at Pony Creek appears to be due to low angle faulting eliminating the unit in places during emplacement of the Roberts Mountains allochthon, and subsequent low angle normal movement during younger Tertiary extensional faulting. Most drillholes completed outside of the Pony Spur prospect area have not reached the Devil's Gate Formation, so the thickness of Webb Formation remains unknown under most of the Pony Creek Property area. The top of the Devil's Gate is strongly silicified, previous drilling has identified anomalous gold mineralization in collapse breccia at the Pony Spur prospect. In addition, drilling by Contact Gold at Pony Spur has encountered significant gold mineralization at the Webb Creek Formation contact.

At Pony Creek, the Mississippian, Pennsylvanian and Permian rocks of the overlap assemblage are problematic. This is due to the chaotic and laterally discontinuous nature of the coarse clastic strata formed by being shed off from the Antler highlands just to the west of Pony Creek during multiple orogenic pulses of the Antler orogeny which began in Mississippian time. The lower contact of the Chainman Shale of the Chainman Formation is not well exposed on the Pony Creek Property. However, the geology of the East Bailey area in the southern part of the Pony Creek Property has been described as Chainman Formation exposed as a small window of altered and slightly mineralized shale, siltstone and conglomerate in Tertiary volcanic rocks and alluvium. The surface exposure of the pre-Tertiary rocks is sheared and locally silicified with moderately anomalous arsenic, mercury and detectable gold. The pre-Tertiary exposure of Chainman Formation rocks trends north-northeast and appears to be a horst, which was confirmed by historical gravity data and drilling. Where drillholes tested a magnetic high in the western portion of the Lumps claims block, a buried, possible Eocene-aged intrusive was intersected. Overlying the pre-Tertiary sediments at East Bailey is a Tertiary-aged conglomerate/talus unit, and this in turn is overlain by a biotite, latite to dacitic tuff.

The Chainman Formation at the Pony Creek Property is overlain by a sequence of conglomerates, sandstones and shales that are assigned to the Upper Mississippian to Lower Pennsylvanian Diamond Peak Formation of Smith and Ketner (1975; 1978). Chert and quartzite clasts are the most common rock types in the conglomerates. The Diamond Peak Formation is widespread over the Pony Creek Property, especially on the western and southern boundaries. In the northern Piñon Range, the Diamond Peak Formation was previously referred to as the Tonka Formation for those rocks that were deposited across the Roberts Mountains Thrust Fault.

The Middle to Upper Pennsylvanian Moleen Formation, composed of gray, medium-bedded, silty limestone with banded, nodular chert and conglomerate interbeds overlies the Diamond Peak Formation and is in turn overlain by unnamed upper Pennsylvanian to Permian sedimentary rocks, some of which have been assigned to the Strathearn Formation during recent geological mapping by Contact Gold. Calcareous sandstone and conglomerate with interbedded limestone make up this unnamed "Penn-Perm" unit.

A porphyritic rhyolite intrusive body of unknown age is present as a north-south elongated body that is approximately 3.2 km (2 miles) long and 1.2 km (0.7 miles) wide.  Rocks of this body have been variously described as rhyolite, felsite or felsic porphyry.  Four felsic lithologies have been described, including: 1) white- to cream-colored, fine-grained feldspar porphyry, 2) white- to cream-colored, fine-grained quartz porphyry, 3) fragmental rhyolite, and 4) dark-colored to nearly black, aphanitic felsite. Locally, the rhyolite appears to be a volcanic sandstone. These rock types are hydrothermally altered and locally mineralized. The intrusive body lies near the axis of the north-south trending, south-plunging Piñon Range anticline in the central part of the Piñon graben, as shown in Figure 7.2.

Volcanic tuffs, flows, and volcaniclastic rocks previously assigned to the Eocene Indian Well Formation by Abbott (2003) crop out on the east side of the Pony Creek Property and are at least 243.8 m (800 ft) thick. This sequence is now assigned to the Robinson Mountain volcanic field of Eocene age (Lund Snee, 2013; Lund Snee and Miller, 2015). The base of these rocks is not observed within the Pony Creek Property, and they occur only in fault contact with the Paleozoic rocks described above.

Mineralization

Three known mineralized zones of gold mineralization occur at Pony Creek, these include the Bowl, Appaloosa, and Stallion zones. Additional anomalous zones and target areas delineated at the Pony Creek Property include Pony Spur, Palomino, Mustang, Elliott Dome, and East Bailey.

The gold mineralization discovered to date at Pony Creek is principally hosted within the Tertiary (or Jurassic) rhyolite, or within altered and silicified calcareous clastic rocks of the Pennsylvanian - Permian (Penn-Perm) Moleen Formation. Known stratigraphic controls of mineralization include: the pre-mineral rhyolite sill acting as a barrier to focus mineralized fluid flow along its lower margin and within it at structural intersections, permeable calcareous conglomerates and sandstones, and fossil hash limestone beds.

In general, the structural controls to gold mineralization at the Pony Creek Property include:

  Northeast striking folds and thrust faults and northwest striking transverse faults formed during Mesozoic compressional deformation events;
  North-south striking tension faults formed between the northwest transverse faults, as first order controls on mineralization; and
  Intersections of northwest and northeast striking faults as secondary controls.

Exploration

As of the effective date of the Pony Creek Technical Report, a total of 379 RC holes and DDH totalling 76,566 m (251,200.8 ft) have been completed at the Pony Creek Property from 1981 to 2019.  Exploration conducted by Contact Gold within the current Pony Creek Property includes 113 RC drillholes and 5 DDH totalling 25,921 m (85,042.7 ft), 1:2,400 geological mapping covering 52 km2 (20 miles2), 7,118 surface soil samples, 441 rock chip and channel samples, 427 ground gravity stations with processing and interpretation and an approximately 66 line-km (41 line-mi) CSAMT geophysics program. The majority of these drill programs have been completed in the northern portion of the Pony Creek Property, with focus on the Bowl Zone, Appaloosa Zone, Stallion Zone, and Pony Spur.

Exploration efforts from 2020-2021 focused on a review of all geological data including subsurface geology modelling, drilling, and metallurgy leading to resource estimates on the Stallion, Bowl, and Appaloosa zones found in the northwestern portions of Pony Creek.

Data Verification Procedures

Pony Creek has been the site of numerous exploration programs since the 1980's. As such, a large volume of the geological data on the Pony Creek Property has been developed and some of the data and information related to the geology and mineralization at the Pony Creek Property is historical in nature and was collected prior to the adoption of NI 43-101.

The Pony Creek Authors conducted data verification of the following historical information and data:

  Historical and Contact Gold surface sampling locations and assay analytical results.
  Historical and Contact Gold drillhole data, including drill logs, assay analytical results and laboratory certificates.
  Contact Gold metallurgical test work data and laboratory certificates.

Data verification procedures included compiling all digital drilling data into excel spreadsheets and importing the data into Micromine to create a drillhole database (DHDB). This was a combination of historical data compilations conducted by Mine Development Associates (MDA; Gustin, 2017), as well as original logs and assay certificates from Contact Gold drilling in 2017, 2018 and 2019. The compilation included collar coordinates, downhole survey information, geological interval data and assay information. Once verified, data were compiled into the Micromine drillhole database. A total of 373 drillholes, with collar and assay data, were compiled into the database.

Once compiled, a brief and concise check program was completed comparing the original drill logs, assay certificates and collar coordinates to the compiled database. The Micromine database comes with verification tools, and these were also employed to assist in the data verification. Original assay certificates and geological logs were utilized to check the Micromine database for various generations of drilling. Checks were conducted to ensure that the original data (including the pre-2017 drilling data) were adequately digitized and properly imported into the Micromine database. Approximately 10% of the historical (pre-2018) drillhole data, including collars, downhole surveys (if present), geology and assays were checked against hardcopy paper logs and certificates to verify the historical data in Micromine database. Minor typos, precision errors, conversion errors and columns mismatches were found and rectified. Overall, the database is considered to be accurate and acceptable for resource estimation and mining given the current data at hand.

All the Contact Gold drilling data for 2017-2019 was compiled from original data provided by the Company into the Micromine database and was reviewed by the Pony Creek Authors. The 2017 - 2019 drilling data contained adequate QA-QC data. The geological logs were compared to the original paper copies for digitizing errors, and no errors were found.

Validation Limitations

The Pony Creek Authors note that the known QA-QC data from historical drill programs at Pony Creek is limited to only duplicate data from the Homestake and Grandview drilling programs in 2000 and 2005-2007, respectively.

Adequacy of the Data

In summary, the Pony Creek Authors and QPs have reviewed the adequacy of the exploration information and the visual, physical and geological characteristics of the Pony Creek Property and have found no significant issues or inconsistencies that would cause one to question the validity of the data. The Pony Creek Authors consider the Contact Gold Pony Creek drillhole database, including the historical pre-2017 data and the 2017 to 2019 data, well validated and suitable for the preparation of the MRE.

Mineral Processing and Metallurgical Testing

No metallurgical testing was completed by previous operators of the Pony Creek Property. The following discussion summarizes metallurgical test work completed on behalf of Contact Gold at the Pony Creek Property from 2018 to 2020.

Cyanide solubility analysis was completed on select samples from Contact Gold's 2017 and 2018 drill programs to develop a three-dimensional oxide model to assist in constraining future mineral resource estimates, and to assist in the selection of locations for drilling metallurgical core for column leach testing. All fire assay atomic absorption (AA) spectroscopy solubility values exceeding 0.14 ppm in 2017 and 0.10 ppm Au in 2018, respectively, were analysed using cyanide solubility analysis (ALS code Au-AA13) at ALS in Reno, Nevada, or ALS in North Vancouver, BC.

In 2018, the remaining pulp material of 111 individual samples was used to generate 1 kg composite samples. The individual samples were from oxidized, mixed and sulphide intercepts. The cyanidation bottle roll tests for gold were conducted on the composite samples by ALS in Reno, Nevada, via a 12-hour cyanide leach with an atomic absorption spectroscopy finish (ALS code Au-AA14).

ALS is an ISO 9001:2015 certified and ISO/IEC 17025:2005 accredited geoanalytical laboratory and is independent of Contact Gold and the Pony Creek Authors.

Gold recoveries on two oxide composites by Contact Gold were 85% for the rhyolite gold mineralization and 90% for the conglomerate composite of the weighted average of fire assays for the same composites, indicating that the oxidized portion of gold mineralization at Pony Creek's Bowl Zone is amenable to standard cyanidation processing. The results of the standard cyanidation bottle roll tests are presented in Table 3.

Table 3 - Summary of ALS bottle roll test results for Bowl Zone composites

Composite Samples	Weighted Average Grade of Fire Assays	Bottle Roll Cyanide Assay	% Gold Recovery Bottle Roll versus Fire Assay
Bowl Zone Conglomerate Oxide Composite #1	0.55 g/t Au	0.45 g/t Au	90%
Bowl Zone Rhyolite Oxide Composite #2	0.27 g/t Au	0.23 g/t Au	85%
Bowl Zone Transitional Oxide and Sulphide	0.41 g/t Au	0.18 g/t Au	44%
Bowl Zone Weakly Oxidized Rhyolite	0.93 g/t Au	0.21 g/t Au	23%
Bowl Zone Unoxidized Sandstone / Siltstone	2.59 g/t Au	0.23 g/t Au	9%

Although additional testing is required, the initial results indicate that the sulphide material may not need to be segregated from the oxide material as waste and some gold may be recovered during the heap leach. The preg robbing values varied for 34 individual 1.524 m intervals from -3% to 69%.

A breakdown of the results has been summarized as follows:

  59% (20 of 34) of the samples <10% preg robbing,
  30% (10 of 34) of the samples between 10 and 40% preg robbing, and
  11% (4 of 34) of the samples > 40% preg robbing.

Greater than 40% preg robbing is the threshold where heap leach operations become concerned. Additional testing will be needed to determine if the higher values are preg "borrowing", in which case a heavier dose of CN might recover the gold and keep it separate from the rest of the pad or put it on the top lift of the pad.

In 2020, cyanidation bottle roll tests for gold were completed on four composite samples from the Bowl and Stallion zones. The cyanide bottle roll test recoveries range from 92 to 106% in the oxide zone at Bowl and Stallion and 15% in the non-oxide zone at the Bowl Zone. The results of the cyanide bottle roll tests are presented in Table 4.

Table 4 - 2020 Cyanide bottle roll test results

Zone	Hole ID	To (m)	From (m)	Interval (m)	Bottle Roll Assay	Bottle Roll Recovery vs Fire Assay AA +/- Gravimetric Finish
Stallion	PC19-24	10.67	44.20	33.53	0.48	92%
Stallion	PC19-21	3.05	32.00	28.95	0.36	106%
Bowl	PC18-03	86.87	134.11	47.24	2.24	100%
Bowl (non-oxide)	PC18-03	38.10	74.68	36.58	0.09	15%

The original average grade analysis for gold was determined by fire-assay fusion with an atomic absorption (AA) spectroscopy finish at a 5-ppb detection limit using 30 g aliquots (ALS code Au-AA23. Overlimit samples for fire assay AA values exceeding 4.0 ppm (0.117 opt) Au were analysed using fire assay with a gravimetric finish (ALS code AU-GRA21). Fire assay AA values exceeding 0.10 ppm (0.003 opt) Au in 2019 were analysed using cyanide solubility assays (ALS code Au-AA13). The cyanidation bottle roll tests for gold were conducted on the composite samples by ALS in Reno, Nevada, via a 12-hour cyanide leach with an atomic absorption spectroscopy finish (ALS code Au-AA14). The samples were submitted to ALS in Elko, NV, for preparation and then shipped to Reno, NV, or ALS in North Vancouver, BC, for analysis.

Mineral Resource Estimates

Historical Mineral Resource Estimates

Historical mineral resource estimates provide background information related to the extent of mineralization identified by previous operators at the Pony Creek Property. The Pony Creek Report Authors have not done sufficient work to classify the historical estimates as current mineral resources, and therefore, the historical estimates are not being treated as current resources.

Previous technical reports on the Pony Creek Property by Russell (2004; 2006), Gustin (2017) and Spalding (2018) include a limited discussion on a historical resource estimate calculated by Newmont in the Upper and Lower Bowl areas of the Pony Creek Property. Newmont's historical Indicated Resource estimate totalled 1,034,281 tonnes (1,140,100 tons) of 1.95 g/t (0.057 opt) Au and was calculated in the fall of 1983 (Russell 2004; 2006). Spalding (2018) estimates that the resource was based upon the first 40 drillholes completed by Newmont; however, the Pony Creek Report Authors are unaware of the number of drillholes used nor any other technical details with respect to how this resource estimate was calculated. Contact Gold and the Pony Creek Report Authors are treating this resource estimate as historical in nature.  The Pony Creek Report Authors have not viewed the source document containing the Newmont historical resource estimate for the Pony Creek Property.

In 2004, a technical report on the Pony Creek Property written by R. H. Russell, on behalf of Mill City International Corp., calculated historical mineral estimates for gold mineralization over an area measuring 3.9 km (2.4 miles) long by 610 m to 1,460 m (2,000 ft to 4,800 ft) wide, extending northeast from the Bowl area mineralized zone.

The Inferred Mineral Resource Estimate for Pony Creek calculated by Russell (2004) is 29,401,041 tonnes (32,409,100 tons) at a grade of 1.51 g/t (0.044 opt) Au for 1,426,000 ounces of gold. The estimate was based on 151 drillholes within the resource area and used a polygonal estimation methodology. A cut-off of 6.1 m (20 ft) of 0.51 g/t (0.015 opt) was used with 48 of 151 holes (32%) meeting or exceeding the cut-off criteria. The average thickness of intercepts meeting or exceeding the cut-off was 11 m (36 ft). Russell (2004) assumed the geological and grade continuity at Pony Creek, based on the documented geological and grade continuity at the other deposits situated in the Carlin Trend. The methodology employed to calculate the historical Inferred Mineral Resource Estimate is not acceptable today and Contact Gold and the Pony Creek Report Authors are treating this estimate as historical in nature.

In 2006, R. H. Russell re-calculated the MRE for the Pony Creek Property on behalf of Vista Gold Corp. and Allied Nevada Gold Corp. Russell (2006) re-stated the previous historical Mineral Resource Estimate for the Pony Creek Property of 29,401,041 tonnes (32,409,100 tons) at a grade of 1.51 g/t (0.044 opt) Au for 1,426,000 ounces of gold and listed the same methodologies for the resource estimate calculation. The methodology employed to calculate the historical Mineral Resource Estimate is not acceptable today and Contact Gold and the Pony Creek Report Authors are treating this estimate as historical in nature.

The historical Inferred MRE's calculated by Russell (2004; 2006) pre-dated the CIM Definition Standards on Mineral Resources and Reserves (2010) (the "CIM Definition Standards"). A Qualified Person ("QP") does not have enough information to verify the resource estimates as a current mineral resource and the reported methodology employed is not acceptable today, as per the current CIM Definition Standards and Guidelines (2014, 2019), therefore, the estimates calculated by Russell (2004; 2006) are considered historical in nature.

The authors and Contact Gold are not treating the historical estimates as current mineral resources or mineral reserves, and these historical resource estimates should not be relied upon. Refer also to section titled "Canadian Mineral Disclosure Standards" in this AIF.

Current Mineral Resource

The Pony Creek Technical Report details a NI 43-101 maiden MRE for the Pony Creek Property's Bowl, Appaloosa and Stallion zones. The 2022 MRE for Pony Creek was completed by Mr. Tyler Acorn, M.Sc., Mr. Warren Black, M.Sc., P.Geo., of APEX Geoscience Ltd. under the direct supervision of Mr. Dufresne, M.Sc., P.Geol., P.Geo. and a QP who takes responsibility for the MRE contained herein. Mr. Steven Nicholls, BA.Sc., MAIG, a QP and APEX's senior resource geologist performed an internal audit of the MRE.

The Pony Creek drillhole database contains a total of 373 drillholes with 45,600 sample intervals in a sample database with 45,592 samples assayed for gold. The MRE covers the 3 main mineralization zones, the Bowl, Appaloosa, and Stallion zones. Of the 373 drillholes, 211 intersected the estimation domains and were used in the MRE. The portion of the drillhole database used in the MRE consists of a total of 27,702 unique sample/interval entries (totalling 42,423 m) of which 5,361 sample/interval entries (totalling 8,111 m) are within the estimation domains and were used in the MRE. The current MRE utilized 211 drillholes with 111 historical holes completed by previous operators and 100 drillholes completed by Contact Gold. Statistical treatments were conducted on the raw and composite samples resulting in capping limits of 6.9 g/t (0.201 opt), 0.7 g/t (0.020 opt) and 1.9 g/t (0.055 opt) Au for the Bowl, Stallion, and Appaloosa zones, respectively.

The MRE is based on the combination of geological modeling, geostatistics and conventional block modeling using Ordinary Kriging (OK) for gold grade interpolation. Modeling was conducted in the UTM coordinate space relative to the North American Datum (NAD) 1983, Zone 11N (EPSG:26911). The mineralization domains utilized an approximate lower cut-off of 0.10 g/t Au for interpretation of mineralization shapes. The resource block model utilized a block size of 3 m (X) x 3 m (Y) x 3 m (Z) to honor the mineralization wireframes. The percentage of the volume of each block below the bare earth surface and within each mineralization domain was calculated using the three dimensional (3D) geological models and a 3D surface model. The MRE is undiluted and only utilizes the volume of each block within each mineralization domain.

The gold estimation was completed using OK and utilized 2,874 composited samples inside the interpreted mineralization wireframes. The search ellipsoid size used to estimate the gold grades was defined by the modelled variograms. Block grade estimation employed locally varying anisotropy (LVA), which uses different rotation angles to define the principal directions of the variogram model and search ellipsoid on a per-block basis. Blocks within the estimation domains are assigned rotation angles using a modelled 3D mineralization trend surface wireframe, which allows structural complexities to be reproduced in the estimated block model.

A total of 71 bulk density sample results were available and reviewed. Density was assigned on a block-by-block basis based on the majority lithological unit present based upon the bulk density sample results. At this point no distinction was made between mineralized or non-mineralized rock.

The Pony Creek MRE is classified according to the CIM "Estimation of Mineral Resources and Mineral Reserves Best Practice Guidelines", dated November 29, 2019, and CIM "Definition Standards for Mineral Resources and Mineral Reserves", dated May 10, 2014.

The maiden MRE for the Pony Creek Property is presented in Table 5.

Table 5 - Pony Creek Mineral Resource Estimate

Zone	Cut-off Grade	Short Tons* (2,000 lbs)	Tonnes* (1000 kg)	Avg Grade (ozt/st)	Avg Grade (g/t)	Contained Ounces*	Class***
Bowl Zone	Mixed**	18,457,000	16,744,000	0.018	0.63	340,000	Inferred
Appaloosa	Mixed**	2,059,000	1,868,000	0.015	0.50	30,000	Inferred
Stallion	Mixed**	7,834,000	7,107,000	0.008	0.27	63,000	Inferred
TOTAL	Mixed**	28,350,000	25,719,000	0.015	0.52	433,000	Inferred

*Tons, tonnes and ounces rounded to the neared 1,000, and may not add due to rounding.

**Mixed lower cutoff grades are utilized depending upon recoveries for oxide, transitional and non-oxide material, using 0.15 g/t Au lower cutoff for oxide material and 0.22 g/t Au for transitional and non-oxidized material.

***Inferred Mineral Resources are not Mineral Reserves. Mineral resources which are not mineral reserves do not have demonstrated economic viability. There has been insufficient exploration to define the inferred resources tabulated above as an indicated or measured mineral resource, however, it is reasonably expected that the majority of the Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration. There is no guarantee that any part of the mineral resources discussed herein will be converted into a mineral reserve in the future. The estimate of mineral resources may be materially affected by environmental, permitting, legal, marketing or other relevant issues. The mineral resources have been classified according to the Canadian Institute of Mining (CIM) Definition Standards for Mineral Resources and Mineral Reserves (May, 2014).and CIM Estimation of Mineral Resources & Mineral Reserves Best Practices Guidelines (2019).

****The recommended reported resources have been constrained within a $US1,600/ounce gold optimized pit shell.

Recommended Program

Based upon a review of available information, historical and recent exploration data, Mr. Dufresne's recent site visit and the maiden MRE for the Bowl, Appaloosa, and Stallion zones of Pony Creek, the Pony Creek Authors' view the Pony Creek Property as a property of merit prospective for the discovery of potentially economic Carlin-type gold deposits.

This contention is supported by:

  The favourable geological and structural setting of the Pony Creek Property and its position at the southern end of the Carlin Gold Trend and immediately to the south of Gold Standard's Railroad-Pinion project, which contains the Dark Star, Pinion, North Bullion, POD, and Jasperoid Wash Carlin-type sedimentary hosted gold deposits. Key regional host rocks include Penn-Perm clastic and carbonate rocks of the Strathearn and Moleen formations, the Mississippian Chainman Formation, as well as the Webb Formation and Devil's Gate Limestone.

  Historical drilling conducted by previous operators delineated a large zone of gold mineralization in the northern portion of the Pony Creek Property measuring approximately 3.9 km (2.4 miles) long by 610 m (2,000 ft) wide on the southern end to 1,463 m (4,800 ft) wide on the north end of the area of interest.

  The recent results of surface exploration and drill programs conducted by Contact Gold has led to the identification of near surface oxidized gold mineralization at the Bowl, Appaloosa, and Stallion zones and the calculation of the maiden MRE for the Pony Creek Property. Gold mineralization at the Bowl Zone remains open for expansion, particularly to the northwest. Gold mineralization at both the Appaloosa and Stallion zones is open for expansion in all directions. The low drill density at the Appaloosa and Stallion zones provides excellent opportunity for potential expansion of the known oxide gold mineralization with in-fill and step-out drill programs. Several Au-in-soil anomalies at the Appaloosa Zone have yet to be drill tested.

  In addition, Contact Gold's recent work has highlighted new target areas, including Pony Spur, Palomino, Mustang, and Elliott Dome.

    Pony Spur is situated along a northwest striking structural zone that projects into the Bowl Zone and into the major southeast flexure in the otherwise north-striking Emigrant/Dark Star/Pony Creek structural zone. All of Contact Gold's recent drilling at Pony Spur intersected low grade gold mineralization at the contact of the Devil's Gate/Webb Formation.
    Palomino lies immediately to the northwest of the Bowl Zone and has been delineated by an Au-in-soil anomaly measuring 400 x 500 m (1,312 x 1,640 ft).
    Mustang extends west-northwest from Appaloosa and north from the Stallion Zone. The Mustang Zone is defined by west-northwest trending structurally controlled gravity and Au-in-soil anomalies extending over a length of 2 km (1.2 miles). Mustang has yet to be drill tested.
    Elliott Dome lies adjacent to Gold Standard's Jasperoid Wash deposit (off-Property). It measures 500 x 1,000 m (1,640 x 3,280 ft) and is defined by north-south structurally controlled CSAMT and Au-in-soil anomalies cutting clastic and carbonate rocks. Elliott Dome has yet to be drill tested.

  In the southern Pony Creek Property area at the East Bailey target, historical CSAMT geophysical data and RC drilling data define a favourable structural setting where north-south structural features are intersected by northwesterly striking features and the prospective Devil's Gate/Webb Formation contact is at surface due to the structural movement of several apparent horst blocks.

  The recent metallurgical studies conducted on behalf of Contact Gold indicate potential for high recovery and medium recovery material.

  The rock grab samples collected from the Stallion Zone by Mr. Dufresne during his 2022 Property visit contained low grade gold mineralization with 0.269 ppm (0.008 opt) Au in 22MDP003 and 0.167 ppm (0.005 opt) Au in 22MDP002, as well as elevated levels of pathfinder elements including silver (Ag), arsenic (As), barium (Ba), molybdenum (Mo), antimony (Sb) and zinc (Zn). The rock grab sample mineralization is consistent with the style and tenor of mineralization previously described on The Pony Creek Property at the Stallion Zone.

The Pony Creek Authors recommend an aggressive exploration program for Pony Creek involving surface exploration, additional exploration drilling, resource expansion and infill drilling, as well as more advanced metallurgical test work (Table 6). A staged exploration approach is recommended, with Phase 2 exploration being dependent on the results of Phase 1.

With respect to surface exploration, Phase 1 should include continued fieldwork comprising geological mapping and geochemical sampling to refine the geological and structural model of the Pony Creek Property, assist in drill target delineation, and to expand and fill in gaps in the existing Pony Creek database. All new drill roads built to define and expand near, and at-surface, gold mineralization should be mapped in detail and all structural measurements exposed should be collected. Composite channel samples as well as spot samples on suspecting controlling structures should be collected. In addition, CSAMT geophysical surveying is recommended at East Bailey to extend and supplement the existing geophysical dataset and assist in drill target delineation.

Regarding drilling in Phase 1, additional step-out drilling is warranted at the Bowl Zone and additional in-fill and step-out drilling is warranted at the Appaloosa and Stallion zones. The Pony Creek Authors recommend a significant program intended to a) drill test targets along strike and down dip for additional zones of mineralization and extensions to existing zones at Appaloosa, Bowl and Stallion; b) infill the current resource areas at Appaloosa and Stallion; and c) test new or previously undrilled targets with exploration drilling at the Mustang and Elliott Dome target areas. Furthermore, additional drilling for metallurgical sampling and testing is recommended to provide the data necessary for a thorough metallurgical characterization of each mineralized zone. Oriented core drilling using the Ace Core Tool, or similar method, should be employed on a reasonable spacing through the known resource areas and in exploration targets where more structural data is needed.  Core holes that would provide potentially useful slope stability information should be logged using the Golder method.

The estimated cost of the Phase 1 program is US$4,492,000, not including contingency funds or GST.

Phase 2 exploration is dependent on the results of Phase 1 and includes additional soil and rock sampling, RC and diamond drilling, and more advanced metallurgical test work.

Collectively, the estimated cost of the recommended work programs for the Pony Creek Property is itemized below and totals US$11,854,000, not including contingency funds or GST.

Table 6 - Proposed budget for the recommended exploration programs at the Pony Creek Property.

Item	Phase 1 (US$)	Phase 2 (US$)
Geology: Soil and Rock Sampling	200,000	200,000
Geophysics	150,000	-
RC Drilling Program - Contractors	1,400,000	2,500,000
Core & Met Core Drilling Program - Contractors	1,400,000	2,500,000
Drilling Programs - Assaying	550,000	1,000,000
Drilling Programs - Personnel	200,000	400,000
Project Supervision	100,000	100,000
Land Holding	212,000	217,000
Permitting and Environmental	30,000	45,000
Geotechnical data collection	50,000	100,000
Metallurgy	200,000	300,000
Total	4,492,000	7,362,000

Recent Developments

No material changes relating to Pony Creek have occurred since the date of the Pony Creek Technical Report.

GREEN SPRINGS

Unless stated otherwise, the information in this section is summarized, compiled or extracted from the Green Springs Technical Report, prepared for the Corporation by the Green Springs Report Author who is a "qualified person" and "independent" within the meanings of NI 43-101.

For full technical details on the Green Springs Project, reference should be made to the full text of the Green Springs Technical Report which was prepared in accordance with NI 43-101, and has been filed with the Commissions, and is available under the Corporation's profile on SEDAR at www.sedar.com. The summary below is qualified in its entirety by reference to the full text of the Green Springs Technical Report, and is subject to certain assumptions, qualifications and procedures described therein. The Green Springs Technical Report is not and shall not be deemed to be incorporated by reference in this AIF.

The author of the Green Springs Technical Report has reviewed and approved the scientific and technical disclosure contained in this AIF related to Green Springs.

For updated disclosure relating to non-material activities and results at Green Springs since the effective date of the Green Springs Technical Report, see "General Development of the Business", and "Green Springs - Recent Developments", in this AIF.

Property Description and Location

The Green Springs property is located on the western flank of the White Pine Range in southwestern White Pine County, Nevada, approximately 360 km (223 miles) east of the capital city of Carson City and approximately 100 km (61 miles) southwest of the White Pine County seat at Ely, Nevada (see Figure 1 below). The claim package encompasses approximately 4,150 acres (1,680 ha) in parts of Sections 13-16, 21-24, 26-28, 33 & 34 of T 15 N, R 57 E and Sections 3 & 4 of T 14 N, R 57 E. The property boundaries are irregular but are situated within a rectangular area with UTM coordinates in Zone 11N, NAD27.

Figure 1: Location of Green Springs property

The project can be accessed from Eureka, Nevada going west on Highway 50 for 50 km (31 miles) or from Ely, Nevada going east on Highway 50 for 60.5 km (37 miles) to White Pine County Road 5, the Green Springs road, which is a well-marked and maintained gravel road. The Green Springs road continues, bearing right (southwest) at this first intersection, and then bearing left (south) at the next unmarked intersection, (west at this second intersection leads to Fiore Gold Ltd.'s Gold Rock project)1.

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1 Fiore Gold Ltd. acquired by Calibre Mining Corp. on January 12, 2022

Twenty-one miles south of the paved highway, a left turn off road off County Road 5 leads into the claim block. A large grove of big cottonwood trees that surround Green Springs proper are visible 100 m ahead, and the reclaimed heap leach pads, dumps and highwalls are visible on the left.

Mineral Tenure

The Green Springs property consists of 220 contiguous unpatented mining claims, as set out in Table 1 and mapped out in Figure 2 below.

Table 1: Unpatented mining claims list with corresponding identification number

Property Name	Identification Number
Unpatented claims Bee and Eek; John Cox owner	BLM # NMC 748756 & 748757
Unpatented claims GRS 66-71, 86-92, 201-204, 204-209, 301-308, 405-408, 505-509, 603-609, and 702-707; DHI owner	BLM # NMC 883305-883359
Unpatented claims GSR 110-112, 210-212, 309-311, 409-411; DHI owner	BLM # NMC 859884-859895
Unpatented claims GRS 703-704, 800-804, 900-903; DHI owner	BLM # NMC 1031125-1031135
Unpatented claims CW 20-24, 27-32, 38-43, 47-53, 57-63, 69-73, 80-83, 91-92, 100-102, 111-112, 137-150, 152-162, 164-183, 190-196, 200-201, 206-211, 217-220, 227, 260; DHI owner	BLM # NMC 1093797-1093909
Unpatented claim CW 900; DHI owner	BLM # NMC 1104339
Unpatented claim CW 604; DHI owner	BLM # NMC 1105486
Unpatented claims CAT 100-116, 121-125, 127-128, 135-137; Nevada Select owner	BLM # NMC 1140296-1093909

Figure 2: Claim map, Green Springs property

Note that the claims boundary outline has changed subsequent to the effective date of the Green Springs Technical
Report; refer to and "The Green Springs Project - Recent Developments", in this AIF)

Tenure Agreements and Encumbrances

The 220 claims (see also "The Green Springs Project - Recent Developments", in this AIF) are subject to various underlying ownership agreements set out in Table 2, below.

Underlying Owner	# of Claims
John Cox	2
DHI Minerals (US) Ltd.*	191
Nevada Select Royalty, Inc.*	27
*Wholly-owned subsidiary of Ely Gold[2]

Table 2: Underlying Owners of the Green Springs property

Pursuant to the Green Springs Option Agreement dated July 23, 2019 (the "GS Option Date"), Clover Nevada has an option to acquire a 100% interest in each of the properties of Ely Gold (the "Optionor"). Under the terms of the Green Springs Option Agreement, Clover Nevada (along with Contact Gold, the "Optionee") can earn an undivided 100% interest in the Optionor's Green Springs properties by making the following payments (each, a "Payment"):

(a) reimburse the Optionor for 2019 claim fees in a pro-rated amount of US$6,125 on the GS Option Date;

(b) issue to Ely Gold 2,000,000 Contact Shares within 5 business days from TSXV acceptance of the Green Springs Option Agreement;

(c) reimburse the Optionor or otherwise pay Bronco Creek Exploration Inc. ("Bronco"), which was the original owner of the Genesis claim block to the east and west (the "CW claims"), and was subsequently acquired by DHI, US$25,000 for the 2019 option payment due under an agreement relating to the CW claims on June 30, 2019;

(d) US$50,000 on the first anniversary of the GS Option Date;

(e) US$50,000 on the second anniversary of the GS Option Date;

(f) US$50,000 and on the third anniversary of the GS Option Date; and

(g) US$100,000, on the fourth and final anniversary of the GS Option Date.

At the option of the Optionee, any of the Payments may be made by the Optionee issuing the equivalent value in Contact Shares, to Ely Gold at the volume weighted average price ("VWAP") per Contact Share on the TSXV for the 30 trading days prior to the payment date of the Payment, except that the Payment shall be made in cash if the VWAP is less than $0.10.

Also pursuant to the Green Springs Option Agreement, Contact Gold shall pay all mining claim maintenance and rental fees that would be otherwise due to the appropriate government agency or agencies and all amounts that would be due and payable to other parties of underlying agreements.

The underlying surface in the project area is administered by the BLM and the the United States Department of Agriculture's U.S. Forest Service (the "USFS").

The BLM administers all unpatented mining claims. These require a US$165 per claim annual rental fee paid to the BLM and a payment of US$12 per claim to the respective county. These payments have been made and the claims are in good standing through August 31, 2020.

Royalties

Green Springs is subject to the following royalties: (a) a 3.0% net smelter returns ("NSR") royalty on the two "Cox" claims; (b) 3.0% NSR royalty on the 76 "GSR and "GRS claims"; (c) a 3.5% NSR royalty on the 115 "CW" claims; (d) a 4.5% NSR royalty on the 27 "CAT" claims.

The Green Springs property is also subject to the following advance royalties: (a) an annual advance royalty payment on the CW claim block, to be set off and credited against 80% of royalty payments as they become due, in the amount of 20 troy ounce (or cash equivalent), and increased 35 troy ounces after the issuance of a Feasibility Study and until commencement of commercial production; and (b) a US$5,000 annual advance royalty payment on the "Bee and Eek" claims.

The claims subject to these various royalty agreements are summarized on Figure 2.

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2 Ely Gold acquired by Gold Royalty Corp. on August 23, 2021.

Environmental Liabilities

Contact Gold is currently exploring Green Springs under an approved PoO (#09-14-01) that covers 801 acres (324 ha) located on land administered by the USFS in Sections 14, 15, 22, 26, 27, and 34, Township 15N, Range 57E. Within the area of the PoO exploration-related disturbance and reclamation bonding can be conducted in two phases of up to 3.5 acres in phase I and an additional 71.5 acres in phase II. A reclamation bond of $62,100 has been posted with the USFS.

The PoO was submitted to the USFS in October of 2013 by DHI and approved by the USFS in September of 2014.  Enviroscientists Inc. (now EM Strategies), an environmental consulting company, provided the necessary biological baseline studies for vegetation and wildlife; ASM Affiliates completed a cultural resources inventory; and the USFS prepared a geohydrology report in support of the September 2014 Environmental Assessment.

Green Springs also has the requisite Reclamation Permit (#3809) issued by the State of Nevada for disturbance exceeding 5 acres that mirrors the PoO.

In addition, Contact Gold has obtained an approved BLM Notice (NVN-98617, Green Springs Project NOI) for the BLM-controlled portion of the property with a total planned disturbance currently of approximately 0.5 acres located in Sections 21, 28, and 33 of Township 15N, Range 57E. A reclamation bond in the amount of $5,453 has been approved by the BLM.

The Green Springs property is not subject to any known environmental liabilities: Facilities used by USMX Inc. ("USMX", formerly the "U.S. Mineral Exploration Company") during mining operations from 1988 to 1990 have been removed and reclaimed. The heap leach pads remain but have been recontoured and revegetated. The three pits are still open but protected by berms and boulders at access points. There are no obvious remaining environmental liabilities, but no inquiries have been made with the BLM or USFS.

History

The Green Springs project is located within the White Pine mining district. Prior to the 1980's there were no known mineral deposits on the property; however, there is one small shaft at the Alpha zone of unknown age.

The potential for gold mineralization at Green Springs was recognized in the first major "rush" of exploration for a newly recognized gold deposit type, the Carlin type gold deposit. The first modern lode mining claims at the Green Springs property were located by USMX in 1979. Since that time, Green Springs has been under control of various companies who have conducted exploration programs of differing size and scale; the most extensive historical work was done by USMX, which included production from the Green Springs mine.

The period beginning in the late 1970's represents the first exploration efforts at Green Springs and began with regional reconnaissance by USMX focusing on jasperoid occurrences. USMX staked the initial claims at Green Springs covering a 4 km (2.5 mile) north-trending band of jasperoid outcrops on the western flank of the White Pine Range.  Following that, and until 1986, exploration activities were undertaken by USMX's five joint venture partners. In 1986, USMX themselves took on exploration on the property. Initial efforts were promising. A detailed soil sampling program was conducted over the band of jasperoids that were subsequently found to reflect the main gold trend. Gold values as high as 3.4 g/t Au (0.1 oz/ton) were obtained from soil samples over argillized (decalcified) limestone next to relatively barren jasperoid outcrops in areas that subsequently turned out to be over the main gold deposits.  USMX commenced drilling at the same time and the fourth drill hole in the program intersected 21 m (69 ft) of 1.9 g/t gold (0.055 oz/ton) USMX's efforts eventually culminated in developing a gold resource and, ultimately, mining from three open pits, starting in 1988. The Green Springs mine operated until 1990.

After mining ceased, the original USMX claims were eventually abandoned and by the middle 1990's the ground was open again. Former USMX geologist John Cox located two claims along the mineralized trend in the late 1990's which he currently holds.

Following closure of the Green Springs mine, the project area saw essentially no activity until 1997 when Homestake entered the district and established a claim position covering the mine trend and ground to the west. Little is known of Homestake's program other than the drilling of 13 moderately deep drill holes in 1997 / 1998 on BLM ground several hundred metres west of the Green Springs mine trend. Contact Gold has drill hole locations, orientation and lithology data in their database, but possesses no assays or any other information related to Homestake's drilling or other exploration activities. Homestake dropped the claims in 1998.

In 2003, Genesis Gold Corporation ("Genesis") located 65 claims covering the area of historic production and drilling.  The Genesis claim position was subsequently leased to Palladon Ventures Ltd. ("Palladon") in 2004. At the same time, Genesis optioned the two Cox claims and subleased them to Palladon. In 2005, Palladon commissioned a NI 43-101 technical report for the project. Shortly afterward, Palladon signed an option agreement with Maestro Ventures Ltd ("Maestro", later re-named Invenio Resources, "Invenio") in May 2006 to explore the Genesis property. Invenio ultimately terminated its option agreement in 2013, and Genesis relinquished its option of the Cox claims. Both Palladon and Maestro undertook limited exploration programs that included geologic mapping and sampling and Maestro contracted a CSAMT survey. No drilling was done by either company.

In 2008, Bronco located claims surrounding the Genesis claim block to the east and west (CW claims).  Bronco conducted geologic mapping, sampling and a geophysical survey (CSAMT and natural-source). In 2009 they drilled six holes on the west side of the Green Springs mine trend that were designed to test structural interpretations derived from CSAMT data.

In 2010 Genesis added 11 claims to their position to cover some recently dropped ground in the north end of the Green Springs area over what is now referred to as the Tango target. This brought Genesis' position to a total of 76 claims.

Ely Gold, via its wholly owned subsidiary DHI, purchased the rights to the Genesis claims from Palladon in February 2013, subject to a royalty interest retained by Genesis.  At the same time, Ely Gold acquired rights to the two Cox claims as well as the CW claims from Bronco.  DHI drilled 14 holes in 2015 in the area of past production and along the mine trend.

In December 2016, Colorado Resources Ltd. ("Colorado") leased the claims from Ely Gold and extended the claim block to the south with 27 additional claims along the projection of the mine trend in that direction. Colorado conducted a program that included geologic mapping, rock and soil sampling and the drilling of 12 holes in 2017. Their drilling concentrated on peripheral targets along the mine trend to the north and south of the area of production, as well as two holes in the Golf target, situated well east of the mine trend. Colorado terminated their lease agreement in May 2018, with the claims (including those staked by Colorado) reverting back to Ely Gold.

Contact Gold optioned the property from Ely Gold in July 2019 and currently holds the property under option. Contact Gold's work to date has comprised some target evaluation, rock chip sampling and a 10-hole confirmatory drill program.

Historical Mining Resource Estimates

In April 2013, Ely Gold commissioned a preliminary resource estimation from SRK Consulting, Denver Colorado ("SRK").  According to a technical memorandum dated April 16, 2013, SRK produced a non-CIM compliant resource estimate within only the area of past production at C pit, C North, D pit and E zone. The data provided to SRK comprised assays for 182 drill holes, though many of these holes had incomplete assay information. SRK further noted other issues, including lack of a geologic model, inaccuracies in the topographic model among other items.

Despite the foregoing, SRK estimated an unclassified resource of approximately 72,000 ounces gold at a grade of 0.058 oz/t.  As was noted by SRK and has been noted herein under the headings "Drilling" and "Sample Preparation, Analyses and Security" below, numerous uncertainties exist concerning the historic data.

The historical estimate stated within SRK's memorandum is not CIM compliant and should not be relied upon. It is mentioned here only for historical context. A qualified person has not done sufficient work to classify the historical estimate as current mineral resources or mineral reserves and the Company is not treating the historical estimate as current mineral resources or mineral reserves.

Historical Production

Approximately 74,000 ounces of gold was produced at the Green Springs mine by USMX from May 1988 to early 1990. Mining was from three pits, the "C", "C North" and "D" which in total produced 1.1 million metric tons averaging 2.1 g/t (0.061 oz/ton) gold at a cutoff of 0.7 g/t (0.02 oz/ton), with a strip ratio of 2.7 to 1. The largest pit, the C pit, covered three closely spaced mineralized zones that contained one million tons averaging 1.9 g/t gold (0.055 oz/ton). The highest grade gold mined on the Green Springs property was from the D pit, which yielded 140,000 metric tons that averaged 2.4 g/t (0.07 oz/ton) from a single 395-foot by 100- foot by 100-foot shoot (120-m by 30-m by 30-m).  Mined ore was crushed and agglomerated and placed on leach pads with final recovery from carbon columns.  Gold recoveries were reported to be 80%.  USMX ceased operations at Green Springs prior to running out of ore when they acquired the Yankee gold deposits near the Alligator Ridge mine, which they viewed as more lucrative.

Geological Setting, Mineralization and Deposit Types

The Green Springs project is located at the southeast end of the Battle Mountain - Eureka (Cortez) Gold Trend, a northwest alignment of a number of historical and currently producing Carlin style gold deposits that have produced in excess of 23 million ounces of gold and contain more than 35 million ounces of gold in reserves and in combined measured and indicated mineral resources (Source: Annual reports available publicly on the websites for Barrick Gold, Newmont and SSR Mining as compiled by Gustin, 2013). Situated within the Basin and Range province of Nevada, the Green Springs property is located on the western flank of the White Pine Mountain Range, which consists largely of Cambrian through Permian carbonate and clastic sedimentary rocks deposited in shelf and foreland basin environments that have been folded and thrust faulted by Mesozoic compression, and subsequently overprinted by Tertiary extension.

The property is underlain by a sequence of Paleozoic carbonate and siliciclastic sedimentary rocks ranging in age from Devonian to Mississippian. These include the Devonian Guilmette Formation, Devonian-Mississippian Pilot Shale, Mississippian Joana Limestone, Mississippian Chainman Formation and Mississippian Diamond Peak Formation.  Igneous rocks are not abundant on the property, consisting of a small outcrop of felsic intrusive rocks in the northwest part of the claim block and a felsic dike encountered in drilling. Two Cretaceous-age granitic intrusions are exposed at Mount Hamilton, 12 km (7.5 miles) to the north.

Paleozoic strata at Green Springs were affected by a sequence of deformational events that is consistent with that observed across the Basin and Range. These structures include: folding and thrust faulting of probable Mesozoic age; high-angle faulting that formed north-northeast, west-northwest and north-south striking faults; low-angle younger-over-older faulting of unknown age (though may be Late Mesozoic or Early Tertiary); and Tertiary extension-related faulting that formed north and north-northeast-striking faults as well as low-angle detachments.

The most prominent features in the Green Springs project area are two parallel north-south trending anticlines that extend through much of the property. These are broad open anticlines plunging slightly to the south-southwest. The Green Springs mine trend, which encompasses the past-producing Green Springs mine and other known mineralized zones, is situated on the faulted western limb of the western of these two anticlines.

Hydrothermal alteration associated with Green Springs gold mineralization is typical of Carlin-type deposits.  Alteration in these deposits is characterized by decalcification (carbonate removal by acidic hydrothermal fluids); silicification in the form of jasperoid; oxidation, generally as limonite and earthy hematite after very fine-grained pyrite; and crystalline barite. Decalcification of the calcareous lower part of the Chainman Formation results in a strongly bleached, porous rock within and in close proximity to mineralized zones at Green Springs. Abundant voids and cavern development in limestone units also occurs and is a result of carbonate removal. Jasperoid is abundant at Green Springs and is largely controlled by stratigraphy, with jasperoid horizons developed at the top and bottom of the gold-hosting lower Chainman limestone and in the upper part of the Joana Limestone. Dark-colored resistant jasperoid outcrops of upper Joana are prevalent across the property.

Most mineralization discovered to date is oxidized. Some unoxidized intervals with disseminated pyrite have been observed in drill holes at depth, particularly in the dark-colored mudstone/siltstone in both the Chainman and Pilot formations. Based on cyanide leach assays from Contact Gold's recent drilling and preliminary bottle roll tests, cyanide solubilities are generally quite good.

Multielement geochemical analyses on drill samples as well as surface samples at Green Springs indicates that gold is associated with arsenic, antimony, mercury and thallium. This trace element geochemical association is typical of Carlin type gold deposits. Examination of several intervals from Contact Gold's 2019 drill holes show that gold-mineralized intercepts generally contain hundreds of ppm As, tens of ppm Sb, Hg >0.5 ppm (commonly >1 ppm), and Tl >1 ppm (commonly tens of ppm).

The gold mineralization at the Green Springs property is Carlin type, hosted in Devonian and Mississippian limestone and siliciclastic units, namely the Chainman Formation, Joana Limestone and Pilot Shale, and displays many of the hallmarks considered typical of Carlin-type deposits including: (i) hosted by Paleozoic calcareous/clastic sedimentary rocks, (ii) ore zones with diffuse boundaries and extremely fine-grained gold, (iii) hydrothermal alteration dominated by silicification (jasperoid) and decalcification, and (iv) associated anomalous pathfinder geochemistry of arsenic, antimony, thallium, mercury, silver and barium. Historic mining produced gold from the lower Chainman Formation and the upper part of the Joana. Structural controls to known mineralization along the Green Springs mine trend include the faulted western limb of a north to northeast-striking anticline and west-northwest striking cross-faults. Contractional structures including folds and reverse and thrust faults are evident at Green Springs and may serve as structural controls to mineralization.

Carlin-type gold deposits are widely distributed throughout northern and central Nevada and several occur in the region around Green Springs, including the currently producing Pan mine 25 km (15.5 miles) northwest, the Gold Rock development project 10 km (6 miles) northwest, the past producing Griffon mine 16 km (10 miles) southeast, and the currently producing Alligator Ridge (Vantage) mine 70 km (43 miles) north. Each of these nearby deposits occur in a stratigraphic setting similar to Green Springs and share many other similarities relating to mineralization, as do many of the deposits on the well-known Carlin Trend 150 km (100 miles) to the north.

Exploration

The Green Springs project area has been the subject of a number of campaigns of exploration activity carried out by several previous operators and currently by Contact Gold. These exploration programs have included geologic mapping, widespread soil sampling, rock sampling, geophysical surveys (controlled-source audio-frequency magnetotellurics (CSAMT), audio magnetotelluric, natural source (NSAMT) and induced polarization (IP)) and drilling. The most recent activity is Contact Gold's 2019 and ongoing exploration program which has included data compilation, digitization, verification and interpretation of geology, rock chip sampling, target delineation and the drilling of 10 RC holes in 2019 at the Alpha, Bravo, Charlie North and Echo Zones.

Exploration in the area dates to the late 1970's with a USMX program targeting jasperoid occurrences which led to the staking of claims in 1979. The first drill programs began shortly thereafter. Beginning in 1986, USMX began more aggressive exploration on the property which culminated in resource development and ultimately mining.  The Green Springs mine operated from 1988 to 1990. After cessation of mining, the original claims were abandoned and essentially no activity took place until the late 1990's when Homestake conducted a small program.  The initial claims that constitute the core of the claim position today were staked in 2003 by Genesis.  Since that time the property has been leased to various operators who conducted programs including mapping, sampling, geophysics and some drilling. DHI, Bronco and Colorado each completed small drill programs. Peripheral ground was staked by Bronco in 2008 and by Colorado in 2016. That, plus the addition of a small position on the north end of the property in 2010, resulted in the current claim block of 220 claims.  Contact Gold optioned the claims from subsidiaries of Ely Gold in July 2019.

Contact Gold's 2019 program comprised field confirmation of mineralized zones and targets, rock sampling and the drilling of 10 RC holes. Their drilling was mainly confirmatory, drilling in zones of known mineralization on various targets across the property but focusing on mineralization in Pilot Shale.

Various exploration targets exist in the project area. USMX originally defined five target areas/mineralized zones, eventually mining gold from two of them. These are mostly located along the main north-south mine trend (Echo, Bravo, Charlie zones); the Alpha target occurs to the northeast of the trend. These targets have seen varying amounts of drilling and it is envisioned that exploration potential still remains in most of them. In addition to these mineralized zones, several other target areas have been identified off of the mine trend. Most of these have not been drill tested.

Drilling

Several drilling campaigns have been carried out at Green Springs by various operators, including most recently Contact Gold. Drilling done prior to Contact Gold acquiring the property is considered historic and data relating to that drilling is known to Contact Gold from a drill hole database which was acquired by Contact Gold from Ely Gold in 2019 at the time of acquiring the option interest in the property. Including recent drilling by Contact Gold, the database includes data for 661 RC drill holes, totalling 38,974 m (127,834 ft). The average depth of drilling is 59 m (193.5 ft), and nearly all the holes were vertical with only 43 holes drilled at angles.

The vast majority of holes in the database were drilled by USMX and their JV partners between 1981 and 1987 and many of those holes have been mined out. A total of 29,722 m (97,488 ft) was drilled in 606 holes during that period.  Since 1990, only 55 holes have been drilled on the project.

Table 3 below outlines the various drilling campaigns carried out at Green Springs. The Green Springs Report Author noted that the completeness of data from historic drilling contained in the database is somewhat variable. The drill data present in the database are believed to have been acquired according to industry-accepted standards at the time the programs were carried out but, due to the lack of assay certificates and field-identified hole locations, no attempt has been made by Contact Gold nor the author to verify data from the bulk of historic drill holes. Though no historic holes have been twinned, Contact Gold's 2019 drill program focused on previously drilled mineralization at the Alpha, Bravo, Charlie North, and Echo zones, and results confirm the presence of mineralization in all of these zones.

Table 3: Drilling campaigns carried out at the Green Springs property

Year	Company	Holes	Metres	Cumulative Metres
1981-1986	USMX JV Partners	69	3,957.5	3957.5
1986 - 1987	USMX	495	25,018.7	28,976.2
1986 - 1987?	USMX? (T series)	32	350.5	29,326.7
1986-1987?	USMX? (CV short hole series)	10	395.3	29,722
1997-1998	Homestake	13	2,962.7	32,684.7
2009	Bronco	6	1,428.0	34,112.7
2015	DHI Minerals (Ely Gold)	14	2,066.5	36,179.2
2017	Colorado	12	1,493.5	37,672.7
2019	Contact Gold	10	1,301.5	38,974.2
Totals		661	38,974.2

The data includes gold assays for all drill holes except the T series of 40 holes, which were all subsequently mined out of the Charlie pit; and a series of 10 CV holes in the valley south of the Echo zone, which may have been drilled by someone other than USMX.  (The CV holes are considered inconsequential since they are all too short to have reached the target Chainman/Joana contact.) The remaining drill holes in the database drilled by Bronco, DHI, Colorado and Contact Gold have gold assays with certificates, and select multielement data, along with down hole surveys and drill logs. Figure 3 shows the distribution of drill holes at Green Springs.

All holes drilled to date at Green Springs were done by RC; evidently no core drilling has been done.

Contact Gold has no information about the previous operators' methods used to determine drill collar locations. It is not known if collar locations were surveyed professionally by any of the historical operators. Evidence for several historic collar locations has been observed in the field and those locations, some of which are marked with hole identification, closely coincide with collar locations in the database.

Figure 3: Drill hole collar locations at the Green Springs property3

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3 Note that the claims boundary outline has changed subsequent to the effective date of the Green Springs Technical Report; refer to and "The Green Springs Project - Recent Developments", in this AIF)

Historical Drilling

Contact Gold's data include 632 drill holes from the historical period of drilling (including 75 drilled by USMX JV partners prior to 1986).  An additional 20 holes in the dataset have assay data but no collar locations. Almost all holes were drilled vertically.

USMX's drilling programs were strongly focused on the main mine trend and constitutes the bulk of the historic drilling and the majority of mineralized intercepts from USMX drill holes were from the Charlie, Charlie North and Delta pits and have been mined out. A number of holes were also drilled at the A zone (now called Alpha target), and a scattering of holes were drilled to the south of the E (Echo) zone.

Homestake conducted a short 2,963 m 13-hole program in 1997-1998, several hundred metres west of the mine trend with holes angled easterly, presumably to test for peripheral mineralization or a west-trending extension. Contact Gold currently has no other data for these holes and it is unknown whether they encountered mineralization.

Six holes were drilled by Bronco in 2009 totalling 1,428 m, also located to the west of the mine trend.  Bronco's holes were designed to test structural interpretations derived from CSAMT data. Two of the holes ended in alluvium, one hole ended in Chainman Shale, and the remaining three ended in Joana Limestone. None of the holes tested the upper or lower contacts of the Pilot Shale. Select intervals were assayed, and no significant gold assays were returned from those intervals.

In 2015, DHI completed 14 holes (2,065 m) on the mine trend (see Table 4). Some of their drilling was largely confirmatory in nature targeting near-surface Chainman Formation in the B, C and E zones; the other objective was to test for deeper mineralization in the Pilot Shale.  Hole GS15-14 collared to the east of the C pit and drilled to the southwest intersected partially oxidized low-grade gold mineralization in the lower Pilot just above the contact with Guilmette Limestone (Cox, 2015). This proof of concept test illustrates the potential for Pilot-hosted mineralization on the mine trend below known mineralization.

DHI's 2015 program was largely successful, encountering mineralization in all but two holes.  The best intercept of the program was drilled in the E (Echo) mineralized zone (41.1 m @ 4.57 g/t Au; 134.8 ft @ 0.133 oz/t) with the hole bottoming in mineralization.

Table 4: Significant gold intercepts from the DHI drilling campaign

Hole #	Depth (m)	Zone	Overall Au Intercept				Included Au Intercepts
			From (m)	To (m)	Interval (m)	Au (g/t)	From (m)	To (m)	Interval (m)	Au (g/t)
GS15-01	79	North C	21.4	68.6	47.2	1.18	21.4	35.1	13.7	2.16
GS15-02	239	North C	36.6	71.6	35	1.21	45.7	64	18.3	1.75
GS15-03	108	North C	47.2	82.3	35.1	0.84	74.7	82.3	7.6	1.45
GS15-04	91	B	13.7	22.8	9.1	1.23
GS15-05	84	B	33.5	35	1.5	0.31
GS15-06	105	E	64	105.1	41.1	4.57 *	70.1	94.5	24.4	6.77
GS15-07	98	E	71.6	77.7	6.1	0.23
GS15-08	99	E	76.2	99.1	22.9	0.34*	76.2	86.9	10.7	0.57
GS15-09	198	E	42.7	67.1	24.4	1.35	45.7	59.4	13.7	1.98
GS15-10	190	E	44.2	48.8	4.6	0.17
GS15-11	157	E	13.7	44.2	30.5	0.62	18.3	33.5	15.2	0.87
GS15-12	178	C	No significant results
GS15-13	198	C	No significant results
GS15-14	239	C	201.2	208.8	7.6	0.29
*Hole ended in mineralization

In 2017, Colorado completed 12 RC drill holes (1,492 m) and tested primarily peripheral targets at the Echo, Alpha zones and the previously untested Golf target situated west of the mine trend (see Figure 3 above). Four holes in the Echo zone targeted the Chainman/Joana contact, encountering mineralization in all. The 6 holes drilled in the Alpha zone were designed to test the Pilot Shale. All these holes intersected mineralization, for example 38.1 metres @ 1.37 g/t Au (125 ft @ 0.04 oz/t), including 19.81 m @ 2.36 g/t Au (65 ft @ 0.069 oz/t). The two holes in the Golf target successfully confirmed gold in the subsurface in a target far-removed from the mine trend (e.g. 6.1 m @ 1.12 g/t Au; 20 ft @ 0.032 oz/t). The Colorado drill program was successful in intersecting significant intervals of gold mineralization at all zones (see Table 5 below).

Table 5: Significant gold intercepts from Colorado Resources 2017 drill program

Hole ID	Zone	Total Depth (m)	From (m)	To (m)	Interval (m)	Au g/t
GSC17-1	E Zone	124.97	76.20	117.35	41.15	3.23
including			89.92	97.54	7.62	9.75
including			91.44	96.01	4.57	12.00
GSC17-2	E Zone	126.49	73.15	124.97	51.82	0.38
including			76.20	99.06	22.86	0.61
GSC17-3	E Zone	118.87	79.25	100.58	21.34	0.23
GSC17-4	E Zone	124.97	74.68	115.82	41.15	1.85
including			80.77	91.44	10.67	4.16
GSC17-5	A Zone	102.11	27.43	67.06	39.62	1.07
GSC17-6	A Zone	120.40	27.43	51.82	24.38	1.75
including			38.10	48.77	10.67	2.89
GSC17-7	A Zone	120.40	24.38	51.82	27.43	0.54
GSC17-8	A Zone	102.11	16.76	54.86	38.10	1.37
including			16.76	36.58	19.81	2.36
GSC17-9	A Zone	141.73	13.72	82.30	68.58	0.82
GSC17-10	A Zone	120.40	18.29	39.62	21.34	1.14
GSC17-11	G Zone	166.12	0.00	9.14	9.14	0.68
GSC17-12	G Zone	124.97	1.52	7.62	6.10	1.12

Drilling by Contact Gold

Contact Gold's 2019 drilling program comprising 10 RC drill holes (1,301.5 m) was largely confirmatory in nature, designed to put holes in areas of known mineralization in the Echo, Charlie, Bravo and Alpha zones (see Figure 3 above). Four of their holes targeted mineralization in the lower Chainman (Echo, Charlie, Bravo zones) and six holes in the Alpha target targeted the Pilot. All holes were successful in confirming oxide mineralization in all zones.

All of the 10 drill holes completed by Contact Gold encountered gold mineralization. Drilling in the Echo, Charlie North and Bravo zones on the Green Springs mine trend confirm mineralization in the lower Chainman Formation and holes drilled in the Alpha target to the northeast of the main mine trend intersected mineralization within the Pilot Shale. Geology, alteration, oxidation state and presence of gold mineralization from earlier drilling campaigns was confirmed in Contact Gold's drilling. A tabulation of significant gold intercepts from Contact Gold's 10 2019 drill holes is presented in Table 6 below. True width of drilled mineralization is unknown in most cases, but owing to the primary control being strataform, and stratigraphy generally having shallow dips at Green Springs, is estimated to be at least 70% of drilled thickness.

Table 6: Significant intercepts from Contact Gold 2019 drill holes

As noted previously, many of the historic drill holes at Green Springs have been mined out during production of the Green Springs mine. However, many mineralized intercepts remain. To varying degrees some of these can be considered to represent open mineralization. Some historic holes bottomed in mineralization.  Figure 4 below shows all drilling on the Green Springs Project in relation to the various mineralized zones and exploration targets with select intercepts for Contact Gold's 2019 drilling.

Figure 4: Map showing all drilling on the Green Springs project in relation to the various mineralized zones and exploration targets with select intercepts for Contact Gold's 2019 drilling

Sampling, Analysis and Data Verification

Drilling

Limited information is available on methodologies employed by historic operators at Green Springs, particularly for programs prior to 2015. Hence, for the majority of the historic drilling, parameters such as drill sample collection, chain of custody, sample preparation, QA/QC procedures and analytical techniques are unknown. It is presumed that procedures and techniques employed by historic operators at Green Springs with regards to drill sample collection and transport were consistent with those in common practice at the time, but the Green Springs Report Author cannot verify this. For those programs where the assay laboratory is known, analyses were carried out by either ALS Global, Bureau Veritas or Actlabs. All three of these laboratories are well known, industry-accepted assay labs which had (and currently have) international ISO 9001 certification.

Contact Gold's 2019 drill program has the most complete information of all the Green Springs drill campaigns and includes complete information regarding drill sampling collection, chain of custody, prep and analysis.

All drilling is presumed to be done by RC. Though it is possible some of the very earliest drilling employed a conventional drill rig, USMX's drilling (representing the bulk of all drilling at Green Springs) utilized a Drill Systems MPD 1000 RC rig. Given industry standard practice and generally shallow depths drilled, it is unlikely that the more recent programs would have used conventional drilling. No diamond drilling is known to have taken place to date at Green Springs.

Contact Gold employed QA/QC protocols for their 2019 drilling as described further in the section entitled "Analytical Data - Quality Assurance/Quality Control" below.

Surface Sampling

Soil Sampling

The Green Springs property has had extensive soil sampling conducted by various operators. Contact Gold's data contains records for approximately 7000 soil samples which were collected by USMX, Bronco, Colorado and Maestro.  Gold and multielement geochemical methods are known for some of the sampling, but the majority of samples in the database have only location and analytical results. Field sampling techniques employed during the various programs have not been documented except for USMX programs where samples were collected from depths of 10-30 centimetres on a 60 by 30 metre (100 x 200 ft) grid.

All soil samples in Contact Gold's data have gold and multielement analyses though the number of elements varies depending on what analytical package was used.

Rock Sampling

Contact Gold's data contains results for 399 rock samples, which were collected since 2004 by Palladon, Genesis, Maestro, Colorado and Contact Gold. Data for this sampling are complete and include location, description, date, sampler, analytical methods, and Au and multielement geochemical results. All samples were prepped and analyzed by ALS using Au-AA23 for Au and either MEMS-61, MEMS-41 or ME-ICP 41 for multielement analyses. These different multielement packages utilize different sample digestion techniques and analytical instrumentation with different detection limits which can sometimes make it difficult to compare geochemical data from different samples.

It is almost assured that earlier operators conducted rock sampling but the data is apparently no longer available and does not appear in the Contact Gold data set.

Analytical Data - Quality Assurance/Quality Control

Industry-standard QA/QC protocols generally include: the insertion of CRM (certified reference material) standards and barren (blank) samples periodically into the sample stream, collection of duplicate samples (on the drill rig -common with RC drilling, or using ¼ split drill core), and re-analyzing a portion of samples at a second laboratory.

Similar to other drill-related data, information on QA/QC procedures and protocols employed by historic operators at Green Springs is not well known; however, Contact Gold's QA/QC program is well-defined.  It is unknown if historic operators at Green Springs employed QA/QC protocols on their surface samples (predominantly soil). Contact Gold did not employ such protocols with their rock sampling.

In addition to any QA/QC program employed by the operator, analytical laboratories use their own internal QA/QC procedures to ensure sample prep quality, reproducibility of analyses etc. This is certainly the case with ALS, Bureau Veritas and Actlabs. When discrepancies are discerned by these internal laboratory procedures, samples are generally re-prepped or re-analyzed, as required, by the lab before reporting. Neither Contact Gold nor the author has reviewed laboratory internal QA/QC data for Green Springs analytical data.

No information is available as to what, if any, QA/QC procedures were employed during any of the drill programs undertaken by USMX and its joint venture partners during the 1980's or by Homestake's 13-hole program in 1997-1998. Visual inspection and observations of assay data from Bronco's, DHI's and Colorado's drilling programs suggest that they were inserting control samples, standards and blanks into their drill sample streams, however Contact Gold does not have information as to what CRM (certified reference material) standards were being used. An evaluation of the QA/QC from prior drilling programs cannot be made. It would be advisable for Contact Gold to continue in their attempts to obtain more data from QA/QC programs of previous operators.

In contrast to historic operators' QA/QC programs, the procedures employed in the execution of Contact Gold's 2019 drilling are well documented. CRM standards and blanks were inserted into the sample stream and some duplicate samples were collected. Second-lab check assays were not done, although it is Contact Gold's intention to do so with select samples from the 2019 drilling as well as with future drill programs. All control samples (standard, blank, duplicate) were assigned sample names sequentially with the rest of the drill hole samples and shipped together with all samples from a given drill hole.

Upon finalization by ALS of an assay work order, a digital file is emailed with assay results and an accompanying certificate. These are reviewed by Contact Gold's geologist for suspect values or control sample failures. The geologist will then instruct ALS of any follow-up on control sample fails if necessary.  Contact Gold considers a control sample fail to be: a gold assay that is outside of (above or below) 3 standard deviations from the accepted value for a given CRM standard (standard deviation data is determined and provided by Rocklabs), a gold value above detection for a blank, or a duplicate sample with greater than 20% deviation from the duplicate's counterpart sample.

Contact Gold's 2019 program comprised a total of 783 drill samples which included 19 control samples (8 CRM standards, 2 blanks, and 9 duplicate samples). The protocol employed by Contact Gold was to insert a control sample (either standard, blank or duplicate) nominally every 20 to 30 samples though this was not strictly followed. Whereas the author considers this extent of control samples passable for a short first-pass confirmatory drill program, it is advised to increase the amount of control samples and the frequency of insertion in subsequent drill programs.

CRM Standards and Blanks

The certified reference material standards used by Contact Gold during its 2019 program were Rocklabs products purchased through A & A Equipment in Elko, Nevada. The standards were purchased in pulp form with sample weights averaging 0.14 kg. The standards used and their accepted gold values were: OXB130 (0.125 ppm), OXE143 (0.621 ppm) and OXJ120 (2.365 ppm). These standards have an oxide matrix and represent a range of accepted gold values considered suitable for the material encountered at Green Springs.

Blank material was purchased from Shea Clark Smith (MEG Labs, Reno Nevada). They were prepared from barren carbonate material and were coarse samples with weights averaging 1.3 kg.

For Contact Gold's 2019 drilling, gold assays reported by ALS for the 8 CRM control samples were all within the 3 standard deviation limit. The two blank control samples did not have detectable gold (<0.005 ppm ALS assay). All standards and blanks from Contact Gold's 2019 drilling were considered passed.

Duplicate Samples

Duplicate samples were prepared at the drill rig by drilling the selected interval and then halving the sample using a riffle splitter.

One duplicate sample from hole GS19006 was initially considered a fail.  Samples GS1906020 and GS1906021 (original and duplicate) returned ALS Au-AA23 assays of 0.316 ppm Au and 0.221 ppm Au, respectively, representing a difference of 0.095 ppm (35% deviation from the sample-pair average of 0.2685 ppm).  Each of the two samples were re-analyzed by ALS by creating new pulps from each sample's reject material and the subsequent values returned were: GS1906020: 0.318 ppm Au and GS1906021: 0.223 ppm Au (i.e. showing good repeatability with the original assays). After further review, Contact Gold determined that a duplicate was never included in the sample sequence and, instead of being a duplicate, sample GS1906021 was actually the subsequent 5-ft sample. This was further evidenced by ALS receiving one less sample (the last sample) than was included on the sample submittal prepared by Contact Gold.  At this point Contact Gold determined that no further follow-up was necessary.

Results for the nine duplicate samples were as expected, returning values quite close to the corresponding "original" sample.

Data Verification

Validating Green Springs project data include such details as verifying drill hole collar locations, drill hole analytical results and the accuracy of geologic information. As noted in the Green Springs Technical Report, data verification relating to historic drilling (e.g. collar survey methods, the existence of downhole surveys, gold assay analytical methods, QA/QC protocols, geologic logging parameters) is largely unknown. As pointed out by SRK concerning pre-2013 historic data, much uncertainty exists regarding data verification.

Evidently, DHI recognized that there were issues regarding collar surveys of earlier drill holes (primarily USMX holes) on the project and undertook re-re-surveying, though Contact Gold is unaware of the results of that effort. It is possible that other operators prior to Contact Gold (e.g. Colorado, Bronco) also made attempts to verify project data that were collected prior to their own involvement. This could be valuable information though the author is unaware that such attempts were made.

As part of the Green Springs Technical Report, during a site visit and subsequent data review, the author was able to verify certain items relating to Green Springs project exploration.  These mostly pertain to Contact Gold's 2019 activity as their program has much more complete information.

Drill Hole Collar Locations

During the site visit, several drill sites were examined in the field.  These include 3 Contact Gold drill sites (representing 6 drill holes due to multiple holes being drilled on a single pad; GS1901, GS1902, GS1903, GS1907, GS1910) and one DHI Minerals drill site (GS15-07). In the field the author obtained UTM NAD 27 Zone 11 coordinates for these sites using a handheld Garmin GPS. Subsequent comparison of these location data coincided well with locations in Contact Gold's database. Drill collar elevations were not obtained by the author in the field due to the inherent inaccuracy of a standard handheld GSP in determining elevations.

Review of Drill Cuttings

While in the field, the author reviewed drill cuttings for 3 drill holes GS1907, GS1903 (Contact Gold holes from the Echo and Alpha zones, respectively) and GS17-01 (Colorado hole from the Echo zone). This review was done together with drill hole gold assays (and trace elements for holes with multielement data) and drill log data. Examination of drill cuttings showed that lithologic contacts and alteration zones were consistent with the logging information in the database. A good correlation was observed between visual alteration/mineralization parameters in the cuttings with reported gold (and trace elements where applicable) on the laboratory assay certificates. These alteration features are typical of Carlin-type gold mineralization.

Analytical Data

Assay Database Audit

Contact Gold supplied the author with laboratory assay certificates (in pdf format) for a number of drill holes to be used to verify a sampling of the assay data as it appears in Contact Gold's database.  Certificates for 3 Contact Gold drill holes (GS19 series), 3 Colorado drill holes (GS17 series) and 3 DHI drill holes (GS15 series) were reviewed.  This represents exploration undertaken on the project since 2015. No attempt was made to verify data related to earlier programs (as previously noted, Contact Gold does not possess assay certificates for much of the historic drilling).  Contact Gold's data include gold assays and some multielement geochemical analyses. Only gold data were examined; no attempt was made to verify the multielement geochemical data. Furthermore, no attempt was made to determine the completeness of Contact Gold's assay database (as noted by SRK (2013) some of the drilling done prior to 2013 had missing assays or incomplete sampling for some holes).  However, for the Contact Gold, Colorado and DHI drill holes reviewed, the author noted the completeness of assay data in the database and noted only one missing assay interval.

The author verified 131 assay intervals for 3 DHI holes (GS15-01, -05, -08), representing approximately 10% of the assay records in the database for GS15 series holes.  For the intervals checked, complete agreement was found between the assay certificates and the database except for the one interval with a missing assay in the Contact Gold data. Assay data for 90 samples from 3 holes (GSC17-2, -7 and -12) were verified for Colorado drilling. This represents roughly 10% of the data for GS17 series holes.  Of the 90 intervals checked, 4 errors were found. The number of erroneous occurrences found is not considered significant.

For Contact Gold drill holes (GS19 series) assay intervals were checked and verified from holes GS1901, GS1904, GS1907 and GS1909. Eighty-seven (87) intervals were checked, representing roughly 11% of the assay records for Contact Gold's 2019 drill holes. Complete agreement was found for all records checked.  Contact Gold's handling of their drill assay data appears to be well-executed with no missing samples or discrepancies noted for the drill holes reviewed. It was noted that sample assay values below the laboratory detection limit (<0.005 ppm Au) are entered as 0.0025 ppm. This is good standard industry practice that provides a numerical value as well as distinguishes between a valid analysis and no data.

Quality Assurance/Quality Control (QA/QC)

As discussed previously, QA/QC procedures followed by past operators are largely unknown. It is known that Colorado, Bronco and DHI were inserting blanks and standards into their drill sample streams but Contact Gold has no information as to the standards being employed for any of these programs. No information regarding QA/QC exists for earlier programs (USMX); it is possible that such procedures were not used. As such, no verification of assay data utilizing an analysis of QA/QC results can be done for any of the historical programs. The author recommended that Contact Gold make attempts to procure these data and perform an evaluation in order to help validate of some of the historic data. Contact Gold utilized QA/QC procedures and, as described above, these are well documented.

Limits of Validation

The author validated only a sample of Contact Gold's drill-related data and information. As has been stated, it is known that uncertainties exist surrounding some of the historic (pre-Contact Gold) data. It is possible that errors exist outside of the drill holes checked and drill assays verified. No surface sample assay data was verified; however, as part of the site visit the author examined several mineralized outcrops in conjunction with sample assays and found good correlation between anomalous assay values and visually altered and mineralized outcrop.

Although some of the pre-Contact Gold programs appear to have employed industry standard practices, there still exist uncertainties and much of the data cannot be verified at this time.  For Contact Gold's 2019 program, the Green Springs Report Author believes the data to be of good quality and accuracy and can be relied upon.

Mineral Processing and Metallurgical Testing

The assay database provided by DHI to Contact Gold did not include any cyanide soluble gold assays or other metallurgical test work from prior operators at Green Springs. As part of Contact Gold's normal analytical protocols employed during their 2019 drill program, all samples yielding fire assay gold results greater than or equal to 0.1 ppm Au were also subjected to cyanide leach assay. This can be considered a preliminary first step in determining gold extractability by cyanide solution. In addition, limited bottle roll testing was conducted as a means of confirming cyanide extractability.

Cyanide Solubility Analyses

During the 2019 drill program, Contact Gold's drill sample submittals to ALS Global required all samples be analyzed by fire assay with an atomic absorption finish (ALS method Au-AA23) for gold and, in addition, all samples retuning > 0.1 ppm Au by that method also be analyzed by cyanide leach (ALS method Au-AA13, cyanide leach extraction with atomic absorption spectrometry determination fort gold). This helps provide a factual check on visual oxidation calls from logging from which ultimately a three-dimensional oxide model can be built to constrain a future resource calculation. Overall, both logging and cyanide analyses indicate that oxidation in Contact Gold's drill intercepts containing gold mineralization is mostly complete with generally very good cyanide recoveries, though some of the intercepts from the Alpha zone exhibit lesser cyanide recoveries than those from other zones.

Based on cyanide assays, most of the gold mineralization intersected during Contact Gold's 2019 drilling is non-refractory. Table 7 lists gold mineralized intervals from the 2019 drilling with determination of oxidation as determined by cyanide assays (Au-AA313). The best oxide interval was from drill hole GS19-07 which returned a weight-averaged fire assay value of 2.369 g/t Au over 70.1 m (0.069 oz/t over 230 ft). Calculating the same interval with cyanide assays yields an average of 2.388 g/t Au (0.070 oz/t).

Table 7: Gold mineralized intercepts from Contact Gold's 2019 drilling with determination of oxidation based on cyanide solubility assays (Au-AA13).

Bottle Roll Testing

In 2020, three cyanide bottle roll tests were completed on composite samples from 2019 RC drill intercepts from the Alpha, Bravo and Echo Zones. Composites were made by combining individual 5 ft sample intervals from single drill holes in each zone. Two composites were from Chainman/Joana-hosted mineralization in the Echo and Bravo Zones (holes GS19-07 in the Echo zone and GS19-10 in the Bravo zone) and were logged as oxide. The third composite was from hole GS19-02 in the Alpha zone and was logged as mixed oxide and sulfide from the lower Pilot Shale. Bottle roll tests were carried out by ALS Global, Reno Nevada utilizing method Au-AA14 (cyanide extraction of a 1 kg sample using a 12-hour agitated leach followed by atomic absorption spectrometry determination of Au).

Bottle roll test results are as follows in Table 8 below, using original Fire Assay and Gravimetric methods:

Table 8: Summary of bottle roll test results conducted by ALS for Contact Gold on 2019 RC drilling at Green Springs

Zone	Hole ID	Start m	End m	Interval m	Bottle Roll Assay	BR recovery vs FA/AA +/-Grav
Alpha	GS19-02	24.38	50.29	25.91	0.78	49%
Echo	GS19-07	85.34	106.68	21.34	6.02	108%
Bravo	GS19-10	12.19	35.05	22.86	1.04	99%

The Alpha zone composite showed reduced cyanide extractability presumably due to the composite being made up of both oxidized and unoxidized samples. Ten of the samples, representing 15.2 m (50 ft), individually showed approximately 90% cyanide solubility in the Au-AA13 analyses. Seven of the samples included in the composite, representing 10.67 m (35 ft) showed less than 20% cyanide solubility. The author of the Green Springs Technical Report noted that future work should focus on testing these material types separately. Individual cyanide assays (Au-AA13) in the Alpha zone, hosted within the Pilot Shale, shows cyanide extractability within the mineralized zone increasing with depth towards the limestone contact.

The Green Springs Report Author commented that overall, the initial bottle roll tests from Green Springs are encouraging and demonstrate the amenability of both the remaining Chainman Shale-hosted mineralization, as well as the underexplored Pilot Shale-hosted mineralization to cyanide extraction methods. The author also recommended that future work include additional bottle roll testing and, ultimately, column leach tests which would help evaluate potential amenability to heap leach processing for Green Springs mineralization.

Mineral Resource and Mineral Reserve Estimates

There are no mineral resource estimates for the Green Springs property. There has been insufficient exploration to define a mineral resource.

Exploration, Development and Production

In the opinion of Green Springs Report Author, that Green Springs clearly warrants additional exploration investment and an aggressive work program is therefore recommended.

Multiple, high quality drill targets have been identified by Contact Gold along the Green Springs mine trend of deposits and zones including Alpha and Tango in the north part of the property, to Bravo, Charlie North, Echo Zones and the Zulu target in the south. The parallel anticline trend located 1 km east of the mine trend encompassing the Whiskey, Foxtrot, Golf and other unnamed targets south of Golf represents additional exploration potential. Detailed geologic mapping, and surface rock and soil sampling has been completed, and this in combination with existing CSAMT data is sufficient to define at least nine, drill-ready targets, though further surface investigations should be completed to both refine existing targets and to develop new targets elsewhere in the Green Springs project area. To this end, detailed mapping focused on gold and trace element soil anomalies should continue, accompanied by selective rock-chip sampling of altered or otherwise permissive outcrops. Gravity and possibly magnetic surveys are recommended to provide additional data upon which to target drill holes, especially in areas that are covered, or have poor exposure of geology. Core drilling should be at least 20% of the total metreage to provide the exploration team with the details of the project stratigraphy, structure, alteration, and mineralization. Drill core would also allow for additional metallurgical testing.

Contact Gold's 2019 exploration program confirmed the target concept of primary interest: that gold mineralization occurs within the lower Pilot Shale, particularly at the contact of the Pilot Shale with the underlying Guilmette Limestone. This concept was key to Contact Gold's decision to acquire the project. The remaining potential at the Chainman Shale / Joana Limestone contact appears limited to perhaps 100,000 to 200,000 ounces gold but the Pilot Shale target has been essentially unexplored at Green Springs. The proof of concept program was successful, and so an aggressive approach to pursuing this target along the entire length of the Green Springs mine trend as well as peripheral targets is recommended. Deeper drilling on the northern Carlin trend in the 1980's and early 1990's was key to discovering the giant deposits at Post/Betze, Meikle and Leeville after 20 previous years of mining.

A Phase 1 budget and program totalling US$3.77 million is recommended, including 15,000 m (49,125 ft) of RC and 3,750 m (12,250 ft) of core drilling is recommended. Depending on the success of the Phase 1 program, a Phase 2 program with a budget of US $5.32 million, including an additional 21,000 m of RC and 5,250 m of core would be recommended. These programs include drilling and associated road building, additional soil and rock- chip sampling, geologic studies, and geophysics, and resource calculation and metallurgical studies. This work would address already defined targets in and adjacent to the mine trend as well as work on peripheral target areas. Costs for the recommended program are summarized in Table 9. It is the author's opinion that the Green Springs Project is a project of merit and warrants the proposed program and level of expenditures outlined below.

Table 9: Recommended exploration budget for Green Springs

Item	Phase 1 (US$)	Phase 2 (US$)
Geology; Soil and Rock Sampling	150,000	175,000
Geophysics Gravity / Magnetics Survey	75,000	75,000
RC Drilling Contractors	1,250,000	1,750,000
Core Drilling Contractors	1,250,000	1,750,000
Drilling Program - Assaying	500,000	700,000
Drilling Program - Personnel	247,500	350,000
Project Supervision and Interpretation	125,000	175,000
Land Holding	100,000	100,000
Permitting and Environmental	60,000	75,000
Resource Calculation	--	100,000
Metallurgy	12,500	70,000
Total	3,770,000	5,320,000

Recent Developments

No material changes relating to Green Springs have occurred since the date of the Green Springs Technical Report.  A summary of recent results from exploration activities at Green Springs are summarized below:

Exploration and Development

As of the date of this AIF, the 2020 and 2021 exploration programs have been completed, with results of all drill holes publicly released.

2019 Exploration

Contact Gold's 2019 drilling program comprising 10 RC drill holes (1,301.5 m) was largely confirmatory in nature, designed to put holes in areas of known mineralization in the Echo, Charlie, Bravo and Alpha zones (see Figure 3 above). Four of their holes targeted mineralization in the lower Chainman (Echo, Charlie, Bravo zones) and six holes in the Alpha target targeted the Pilot. All holes were successful in confirming oxide mineralization in all zones. Figures 4 and 5 are example cross sections showing Contact Gold's drill holes in relation to historic drilling.

2020 Exploration

A 5.785 m, 41-hole drill program was completed at Green Springs in the fall of 2020, comprised of 9 core holes and 32 RC drill holes.  The program was partly confirmation and exploration offsets of mineralization hosted in the Chainman shale's lower limestone unit, which was the host rock at the Charlie and Delta pits, and 16 of the holes were drilled slightly deeper to test the regional host for gold mineralization in the underlying Pilot shale.

Expenditures for the 2020 Exploration program were lower than the recommended program as there was less drilling completed than anticipated while the Company worked to complete drill roads and drill pads necessary to drill the more exploratory holes.

2021 Exploration

The 2021 exploration program at Green Springs included 7,558m, 58 RC drill holes, following up on previous results at Alpha, Bravo, Charlie, Delta, and Zulu, making new discoveries at X-Ray, and Tango, and drilling mineralization at the B-C gap.

Highlighted drill results include

Alpha

  0.642 g/t Au over 18.29 metres from 62.48 to 80.77 in hole GS-21-45

Bravo

  0.889 g/t Au over 12.19 metres from 25.91 to 38.10 in hole GS-21-02

Charlie

  1.446 g/t Au over 47.24 metres from 50.29 to 97.54 in hole GS-21-05

Delta (D-E gap)

  0.306 g/t Au over 19.81 metres from 32.00 to 51.82 metres in hole GS-21-16

Zulu

  0.248 g/t Au over 13.72 metres from 132.59 to 146.31 in hole GS-21-10

B-C gap

  0.700 g/t Au over 16.76 metres from 224.03 to 240.79 metres in hole GS-21-22

X-Ray

  1.280 g/t Au over 39.62 metres from 12.19 to 51.82 in hole GS-21-48

Tango

  0.550 g/t Au over 54.86 metres from 19.81 to 74.68 in hole GS-21-31

Contact Gold's 2021 exploration program also:

  Developed and refined the Whiskey and Foxtrot exploration targets with detailed mapping and new soil grids;
  Continued to refine the understanding of key controls to gold mineralization at Green Springs
  Identified additional undrilled areas close to the Mine Trend

Contact Gold has announced its preliminary 2022 exploration plans for Green Springs, including a plan for up to 3,000 meters of drilling designed to expand the footprint of the Tango, X-Ray and B-C gap gold discoveries, which were all made in 2021.

Tenure Agreements and Encumbrances

In 2020 Contact Gold staked 19 new claims (1.5 km2) immediately north of the Tango target along the Pilot Shale/Guilmette Limestone contact for a total of 239 unpatented mining claims.  As of the date of this AIF the claim package encompasses approximately 4,536 acres (1,836 ha).

Annual rental fees have been paid to the BLM and to the respective county such that the claims are in good standing through August 31, 2022.

The Company issued 362,941 Contact Shares to the Optionor on July 23, 2020 in satisfaction of the first GS Option anniversary date, and paid the required US$ 50,000 on July 23, 2021.

RISK FACTORS

The following discussion summarizes the principal risk factors that apply to the Company's business and that may have a material adverse effect on the Company's business, financial condition and results of operations, or the trading price of the Contact Shares.

The risks set out below are not the only risks the Company may face. Additional risks and uncertainties not presently known to us or not presently deemed material by us might also impair our operations and performance. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our Common Shares, could decline and holders of our Common Shares could lose all or part of their investment.

Going Concern, Additional Capital Requirements and Financing Risks

The Company has limited financial resources, no operating revenues, and a history of losses. During each of the fiscal years ended December 31, 2021 and 2020 the Company had negative cash flow from operating activities. As at December 31, 2021, the Company had working capital of approximately $2.84 million (December 31, 2020 working capital deficit of approximately $4.75 million). As such, there is no certainty that the Company will generate revenue from any source, operate profitably or provide a return on investment in the future.  The Company will continue to experience losses unless and until it can successfully develop and begin profitable commercial production at one of its mining properties. There can be no assurance that the Company will be able to do so.

To maintain its existing interest in the Contact Properties, the Company must make certain expenditures, most significantly, those paid to the BLM, as well as certain payments to lessors and underlying claims owners.

The Consolidated Financial Statements contain a note that indicates the existence of material uncertainties that raise significant doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon, among other things, its ability to successfully i) raise financing, and/or ii) dispose of its mineral property interests, and/or iii) produce commercial quantities of mineral reserves on a profitable basis. It is likely that the Company will seek to raise capital in 2022.

The development and exploration of the Company's properties will require substantial additional financing. Further exploration and development of the Contact Properties and/or the Company's other properties may be dependent upon its ability to obtain financing through equity or debt, and although the Company has recently completed the 2021 Private Placement, there can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favourable or acceptable to the Company.  Failure to obtain such additional financing could result in the delay or indefinite postponement of further exploration and development of the Company's projects and the Company may become unable to carry out its business objectives, and accordingly gives rise to a material uncertainty which may cast substantial doubt as to whether Contact Gold's cash resources and working capital will be sufficient to enable the Company to continue as a going concern.

Furthermore, any unexpected costs, problems or delays could severely impact the Company's ability to maintain its mineral property interests, continue exploration and, if applicable, development activities. Should the Company be unable to continue as a going concern, realization of assets and settlement of liabilities in other than the normal course of business may be at amounts materially different than the Company's estimates. The amounts attributed to the Contact Properties in the Consolidated Financial Statements represent acquisition costs and should not be taken to represent realizable value.

Liquidity Risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. The Company manages its capital to meet short term business requirements, after taking into account cash flows from expected expenditures and the Company's holdings of cash.  The Company's objective in managing liquidity risk is to maintain sufficient, readily available cash reserves and credit in order to meet its liquidity requirements at any point in time. In general, the Company will have to issue additional Contact Shares to ensure there is sufficient capital to meet long term objectives. The total cost and planned timing of acquisitions and/or other development projects is not currently determinable, and it is not currently known precisely when the Company will require external financing in future periods. The Company's financial liabilities of payables and accrued liabilities are generally payable within a 90-day period and are to be funded from cash on hand.  Significant disruptions to capital market conditions should be expected to increase the risk that the Company can not finance its business.

Control of the Company

As at the date of this AIF, Waterton holds, directly or indirectly, 33.4% of the issued and outstanding Contact Shares and is the Company's single largest shareholder and a control person for the purposes of Canadian Securities Laws.  Furthermore, pursuant to a governance and investor rights agreement dated June 7, 2017 among the Company, Waterton, Matthew Lennox-King, Andrew Farncomb, John Dorward, Mark Wellings (former director of Contact Gold), and George Salamis (the "Governance and Investor Rights Agreement"), Waterton has, in all cases subject to certain ownership thresholds: (i) the right to maintain its percentage interest in Contact Gold upon certain equity issuances undertaken by Contact Gold; (ii) director nomination and observer rights; and (iii) certain piggy-back and registration rights.

As a result, Waterton has the ability to influence the outcome of matters submitted to the shareholders of the Company for approval, which could include the election and removal of directors, amendments to the Company's corporate governing documents and business combinations. In addition to its ability to influence matters submitted to the Company's shareholders, Waterton has the right to nominate two individuals to the Board, allowing Waterton the ability to participate in the oversight of the Company's direction and business activities. For so long as Waterton retains the right to nominate members of the Board, it will retain the ability to participate and influence the oversight of the Company's direction and business activities.

The Company's interests and those of Waterton may at times conflict, giving rise to potential conflicts that may be resolved in a manner detrimental to the Contact Gold's other shareholders. The concentration of approximately 33.4% of the issued and outstanding Contact Shares in the hands of a single shareholder may discourage an unsolicited bid for the Contact Shares, and this may adversely impact the value and trading price of the Contact Shares.  In addition, sales of Contact Shares by Waterton may adversely affect the trading price of the Contact Shares.

No History of Operations

The Company is an exploration company and has no history of operations, mining or refining mineral products. Furthermore, the Company has no operating revenues or earnings and a history of losses, and no operating revenues are anticipated until one of the Company's projects comes into production, which may or may not occur. The Company is subject to many risks common to such enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources and lack of revenues. There is no assurance that the Company will be successful in achieving a return on an investment in the Contact Shares and the likelihood of success must be considered in light of its early stage of operations.

There can be no assurance that the Contact Properties or any other property will be successfully placed into production, produce minerals in commercial quantities or otherwise generate operating earnings. Advancing projects from the exploration stage into development and commercial production requires significant capital and time and will be subject to further technical studies, permitting requirements and construction of mines, processing plants, roads and related works and infrastructure. The Company will continue to incur losses until mining-related operations successfully reach commercial production levels and generate sufficient revenue to fund continuing operations.

Reliance on a Limited Number of Properties

The Company is focused on Green Springs and its Pony Creek Project, both located in Nevada and both in the earlier stages of exploration. As a result, unless the Company acquires additional property interests, any adverse developments affecting either property could have a material adverse effect upon the Company and would materially and adversely affect the potential mineral resource production, profitability, financial performance and results of operations of the Company. While the Company may seek to acquire additional mineral properties that are consistent with its business objectives, there can be no assurance that the Company will be able to identify suitable additional mineral properties or, if it does identify suitable properties, that it will have sufficient financial resources to acquire such properties or that such properties will be available on terms acceptable to the Company or at all and that Contact Gold will be able to successfully develop such properties and bring such properties into commercial production.

Early-Stage Development Company

Contact Gold is a junior resource company focused primarily on the acquisition, exploration and development of mineral properties located in Nevada.

Although there is an initial resource estimate at the Pony Creek Project, it is uncertain if further exploration will result in additional targets or resource expansion at the Pony Creek Project; nor any certainty that further exploration will result in resource targets at Green Springs Project, or others in the Corporation's portfolio being delineated as a mineral resource. Furthermore, the term "Resource(s)" cannot be used to describe Contact Gold's mineral property interest at Green Springs, or the portfolio properties due to their early stage of exploration at this time. Any reference to potential quantities and/or grade is conceptual in nature, as there has been insufficient exploration at these other projects to define any mineral resource and it is uncertain if further exploration will result in the determination of any mineral resource.

Quantities and/or grade described in this AIF, including references to historical estimates, should not be interpreted as assurances of a potential mineral resource or reserve, or of potential future mine life or of the profitability of future operations.

The term "Reserve(s)" is not applicable to any of the Corporation's mineral property interests. Quantities and/or grade described in this AIF for targets other than at the Pony Creek Project should not be interpreted as assurances of a potential resource or reserve, or of potential future mine life or of the profitability of future operations. As to the deposits at the Pony Creek Project, or other properties on which the Company may release a resource estimate, the Company notes that mineral resources that are not mineral reserves do not have demonstrated economic viability. Mineral resource estimates may or may not account for mineability, selectivity, mining loss and dilution. These mineral resource estimates include inferred mineral resources that are normally considered too speculative geologically to have economic considerations applied to them that would enable them to be categorized as mineral reserves. It is reasonably expected that the majority of inferred mineral resources could be upgraded to indicated mineral resources with continued exploration; however, there is no certainty that these inferred mineral resources will be converted into mineral reserves, once economic considerations are applied.  See also in this MD&A, under heading, "Risk Factors", "U.S. and Canadian Differences in Estimates of Mineralization".

Mineral resource exploration and, if warranted, development, is a speculative business, characterized by a number of significant risks, including, among other things, unprofitable efforts resulting not only from the failure to discover mineral deposits, but also from finding mineral deposits, which, though present, are insufficient in volume and/or grade to return a profit from production. More specifically, exploration and development of mineral deposits involves a high degree of financial risk over a significant period of time that even a combination of management's careful evaluation, experience and knowledge may not eliminate.  The profitability of the Company's operations will be, in part, directly related to the cost and success of its exploration and development programs, which may be affected by a number of factors.  Substantial expenditures are required to establish mineral resources or mineral reserves through drilling, to develop metallurgical processes to extract the metal from the ore and in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining.

It is impossible to ensure that the current exploration and development programs of the Company, or expenditures that have been made and may be made in the future, will result in profitable commercial mining operations. Most exploration projects do not result in the discovery of commercially viable mineral deposits and no assurance can be given that any particular level of recovery or mineral reserves will in fact be realized or that any of the Contact Properties or any portion(s) thereof will ever qualify as a commercially viable deposit which can be legally and economically exploited.

In general, no assurance can be given that any particular level of recovery of minerals will be realized or that any potential quantities and/or grade will ever qualify as a mineral resource, or that any such mineral resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited. Where expenditures on a property have not led to the discovery of mineral reserves, incurred expenditures will generally not be recoverable.

No History of Mineral Production

With exception of Green Springs, there is no history of mineral production on the Contact Properties4. The Contact Properties are a high risk, speculative venture, and, until recently, only a minimal amount of exploration and sampling has been conducted by Contact Gold. There is no certainty that the expenditures proposed to be made by Contact Gold towards the search for and evaluation of gold or other minerals with regard to the Contact Properties or otherwise will result in discoveries of commercial quantities of gold or other minerals.

Furthermore, there is no assurance that commercial quantities of minerals will be discovered at any future properties, nor is there any assurance that any future exploration programs of the Company on the Contact Properties or any other properties will yield any positive results. Even where commercial properties of minerals are discovered, there can be no assurance that any property of the Company will ever be brought to a stage where mineral reserves can be profitably produced thereon. Factors which may limit the ability of the Company to produce mineral resources from its properties include, but are not limited to, the price of mineral resources are explored, availability of additional capital and financing and the nature of any mineral deposits.

Exploration, Development and Operating Risks

Mining operations generally involve a high degree of risk. The Company's operations are subject to all the hazards and risks normally encountered in the exploration, development and production of gold and other minerals, including unusual and unexpected geologic formations, seismic activity, rock bursts, cave-ins, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and possible legal liability. The financing, exploration, development and mining of any of the Company's properties is furthermore subject to a number of macroeconomic, legal and social factors, including commodity prices, laws and regulations, political conditions, currency fluctuations, the ability to hire and retain qualified people, the inability to obtain suitable adequate machinery, equipment or labour and obtaining necessary services in jurisdictions in which the Company operates. Unfavourable changes to these and other factors have the potential to negatively affect the Company's operations and business.

The exploration for and development of mineral deposits involves significant risks which even a combination of careful evaluation, experience and knowledge may not eliminate or even mitigate. While the discovery of a mineral-bearing structure may result in an increase in value for shareholders, few properties which are explored are ultimately developed into producing mines.

Major expenses may be required to locate and establish mineral resource and mineral reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site. Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important determinants, which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect the Company's operations, financial condition and results of operations. It is impossible to ensure that the exploration or development programs planned by the Company will result in a profitable commercial mining operation. Whether a gold or other precious or base metal or mineral deposit will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as quantity and quality of mineralization, and proximity to infrastructure; mineral prices which are highly cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital.

There is no certainty that the expenditures to be made by the Company towards the exploration and evaluation of gold or other minerals will result in discoveries or production of commercial quantities of gold or other minerals. In addition, once in production, mineral reserves are finite and there can be no assurance that the Company will be able to locate additional mineral reserves as its existing mineral reserves are depleted.

______________________________
4 To the best of the Company's knowledge, Green Springs produced 72,000 ounces of gold from a series of shallow pits, less than 100 m deep in the late 1980's for US Minerals Exploration (USMX).

Reg 1-A file and administrative requirements

Up to the date of the Repatriation Transaction, Contact Gold was incorporated under the laws of Nevada and as such was deemed to be a "U.S. domestic issuer" (as defined in Rule 902(e) of Regulation S under the 1933 Act), and although this is no longer the case, there remain certain administrative and reporting obligations that must be maintained as a Reg 1-A filer which create an additional burden on the Company's management and may give rise to higher administrative costs, and/or financial risks.  Specific documents and reports the Company must furnish with the SEC and file on EDGAR include annual reports on Form 1-K, semi-annual reports on Form 1-SA and current reports on Form 1-U.

Overall, although the regulatory and compliance requirements and higher costs associated with being a U.S. domestic issuer is no longer an issue for the Company, there remain complexities to meeting the Company's reporting obligations which increases the risk of potential non-compliance, and increases the cost to satisfy the Company's continuous disclosure obligations compared to many of the Company's peers and competitors.

Disruption Caused by or related to Public Health Crises

An outbreak of epidemics, pandemics or other health crises, such as COVID-19 and the subsequent response by government and private actors to such health crises could result in a materially adverse effect on the Company's business, operations and financial condition. As at the date of the date hereof, the COVID-19 pandemic and efforts to control its spread have significantly curtailed the movement of people, goods and services globally. Emergency measures imposed by governments on business and individuals, including quarantines, travel restrictions, social-distancing, closures of non-essential businesses and shelter-in-place orders, among other measures, have impacted and may further impact our workforce and operations. The COVID-19 pandemic may lead to risks to employee health and safety and may result in a slowdown or temporary suspension of any exploration activities at some or all of the Company's mineral properties. The conduct of exploration and development programs of the Company may be impacted or delayed due to limitation on employee mobility, travel restrictions and shelter-in-place orders, which may restrict or prevent the Company's ability to access its mineral properties. Any such limitations, restrictions and orders may have a material adverse effect upon ongoing exploration programs at the Company's mineral properties and, ultimately, on our business and financial condition. In addition, travel and other restrictive measures put in place by governments around the world have made it difficult to complete site visits as part of due diligence of potential project acquisitions, which may delay our ability to carry out a longer-term grouth strategy. While these effects are expected to be temporary, the duration of the disruptions to business internationally and the related financial impact cannot be estimated with any degree of certainty at this time.

The COVID-19 pandemic continues to rapidly evolve and the extent to which it may impact our business, financial condition and results of operations, as well as our plans relating to exploration expenditures and other discretionary items, will depend on future developments, which are highly uncertain and cannot be predicted with confidence. The outbreak of COVID-19 has caused, and may cause further, disruptions to the Company's business and operational plans. Such disruptions may result from: (i) restrictions that governments and communities impose to address the COVID-19 outbreak; (ii) restrictions that the Company and its contractors and subcontractors impose to ensure the safety of employees and others; (iii) shortages of employees and/or unavailability of contractors and subcontractors; and/or (iv) interruption of supplies from third parties upon which the Company relies. Further, it is presently not possible to predict the extent or durations of these disruptions. These disruptions may have a material adverse effect on the Company's business, financial condition and results of operations, which could be rapid and unexpected.

In order to minimize potential impacts on Contact Gold's personnel and operations, it introduced a 'work from home' policy at its offices in Canada, has reduced travel and transitioned to virtual meetings where feasible. The Company is also taking precautions at its operations in Nevada.  Contact Gold has and will continue to take other measures recommended by Health Canada and the World Health Organisation, as appropriate.

Land Title and Royalty Risks

General

The Company's ability to explore and operate at the Contact Properties depends on the validity of its title to such project.

There are uncertainties as to title matters in the mining industry. Any defects in title could cause the Company to lose rights in its mineral properties and jeopardize its business operations. The Company's mineral properties currently consist of unpatented mining claims located on lands administered by the BLM, Nevada State Office, and land administered by the USFS to which the Company only has possessory title. Because title to unpatented mining claims is subject to inherent uncertainties, it is difficult to determine conclusively ownership of such claims. These uncertainties relate to such things as sufficiency of mineral discovery, proper location and posting and marking of boundaries, proper and timely payment of annual BLM claim maintenance fees, the existence and terms of royalties, and possible conflicts with other claims not determinable from descriptions of record.  Moreover, title insurance is generally not available for mineral properties and the Company's ability to ensure that it has obtained secure claim to individual mineral properties or mining concessions may be severely constrained. Any or all of the Contact Properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects.

The present status of the Company's unpatented mining claims located on public lands allows the Company the right to mine and remove valuable minerals, such as precious and base metals, from the claims conditioned upon applicable environmental reviews and permitting programs. The Company is also allowed to use the surface of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the land remains with the United States. The Company remains at risk that the mining claims may be forfeited either to the United States or to rival private claimants due to failure to comply with statutory requirements. Prior to 1993, a mining claim locator who was able to prove the discovery of valuable, locatable minerals on a mining claim, and to meet all other applicable federal and state requirements and procedures pertaining to the location and maintenance of federal unpatented mining claims, had the right to prosecute a patent application to secure fee title to the mining claim from the federal government. The right to pursue a patent, however, has been subject to a moratorium since October 1993, through federal legislation restricting the BLM from accepting any new mineral patent applications. If the Company does not obtain fee title to its unpatented mining claims, there can be no assurance that it will be able to obtain compensation in connection with the forfeiture of such claims.

Certain of the Company's subsurface mineral rights to Pony Creek and to Green Springs are secured or controlled by a contractual interest in private surface and mineral property in the form of various surface use agreements and mining/mineral leases. Subject to the terms of those agreements and leases, certain of those agreements and leases may have not have provisions for automatic renewal. If the Company is not able to negotiate for the extension of those agreements and leases they may expire and no longer form part of the Company's mineral portfolio.

Pending Federal Legislation that may affect the Company's Operations

In recent years, members of the United States Congress have repeatedly introduced bills which would supplant or alter the provisions of the General Mining Act of 1872, a United States federal law that authorizes and governs prospecting and mining for economic minerals, such as gold, platinum, and silver, on federal public lands. Such bills have proposed, among other things, to either eliminate the right to a mineral patent, impose a federal royalty on production from unpatented mining claims, render certain federal lands unavailable for the location of unpatented mining claims, afford greater public involvement in the mine permitting process, provide for citizen suits, and impose new and stringent environmental operating standards and mined land reclamation requirements in addition to those already in effect. Such proposed legislation could change the cost of holding unpatented mining claims and could significantly impact the Company's ability to develop mineralized material on unpatented mining claims. Currently, all of the Company's mining claims are on unpatented claims. Although the Company cannot predict what legislated changes might occur, the enactment of these proposed bills could adversely affect the potential for development of its mining claims, the economics of any mines that it brings into operation on federal unpatented mining claims, and as a result, adversely affect the Company's financial performance.

Title to Mineral Property Interests may be Challenged

There may be challenges to title to the mineral properties in which the Company holds a material interest. If there are title defects with respect to any properties, the Company might be required to compensate other persons or perhaps reduce its interest in the affected property. Furthermore, in any such case, the investigation and resolution of these issues would divert the Company management's time from ongoing exploration and development programs. Title insurance generally is not available for mining claims in the U.S. and Contact Gold's ability to ensure that it has obtained secure claim to individual mineral properties may be limited. The Contact Properties may be subject to prior unregistered liens, agreements, transfers or claims, including native land claims and title may be affected by, among other things, undetected defects. In addition, Contact Gold may be unable to operate the properties as permitted or to enforce its rights with respect to its properties. The failure to comply with all applicable laws and regulations, including a failure to pay taxes or annual BLM claim maintenance fees may invalidate title to portions of the Contact Properties. Contact Gold may incur significant costs related to defending the title to its properties. A successful claim contesting title to a property may cause Contact Gold to compensate other persons, or to reduce its interest in the affected property or to lose our rights to explore and, if warranted, develop that property. This could result in Contact Gold not being compensated for its prior expenditures relating to the property. Also, in any such case, the investigation and resolution of title issues would divert management's time from ongoing exploration and, if warranted, development programs.

Mineral Properties may be Subject to Defects in Title

The ownership and validity or title of unpatented mining claims and concessions can at times be uncertain and may be contested. The Company also may not have, or may not be able to obtain, all necessary surface rights to develop a property. The Company has taken reasonable measures, in accordance with industry standards for properties at the same stage of exploration as that of the Company, to ensure proper title to the Contact Properties. However, there is no guarantee that title to any of its properties will not be challenged or impugned.

Interpretation of Royalty Agreements; Unfulfilled Contractual Obligations

Certain of the Contact Properties, including a significant portion of the Pony Creek Project, are subject to certain royalties granted by Clover Nevada initially to RCC (an affiliate of Waterton), though subsequently vended by RCC to Sandstorm (the "Clover Nevada Royalties"). The Clover Nevada Royalties, and any other royalty interests in respect of the properties of the Company which may come into existence, may be subject to uncertainties and complexities arising from the application of contract and property laws in the jurisdictions where the mining projects are located. Operators and other parties to the agreements governing the Clover Nevada Royalties, or other royalty interests, may interpret their interests in a manner adverse to the Company, and the Company could be forced to take legal action to enforce its rights. The Company may or may not be successful in enforcing its rights, and challenges to the terms of the Clover Nevada Royalties or the existence of other royalties could have a material adverse effect on the business, results of operations, cash flows and financial condition of the Company.

Disputes could arise challenging, among other things:

  the existence or geographic extent of the royalty interests;
  methods for calculating royalties;
  third party claims to the same royalty interest or to the property on which a royalty interest exists, or the existence of additional royalties on the same property;
  various rights of the operator or third parties in or to a royalty interest;
  production and other thresholds and caps applicable to payments of royalty interests;
  the obligation of an operator to make payments on royalty interests;
  various defects or ambiguities in the agreement governing a royalty interest; and
  disputes over the interpretation of buy-back rights.

Natural Resource Properties are Largely Contractual in Nature

Parties to contracts do not always honour contractual terms and contracts themselves may be subject to interpretation or technical defects. Accordingly, there may be instances where the Company would be forced to take legal action to enforce its contractual rights. Such litigation may be time consuming and costly and there is no guarantee of success. Any pending proceedings or actions or any decisions determined adversely to the Company, may have a material and adverse effect on the Company's results of operations, financial condition and the trading price of the Contact Shares.

There may be unknown defects in the asset portfolio

The Company acquired the Contact Properties in their original composition through its acquisition of Clover Nevada, who acquired the properties from Clover Nevada I LLC. Clover Nevada I LLC acquired the properties from a receiver in a bankruptcy process in 2015. The bankruptcy process purported to extinguish all claims and encumbrances against the properties. New claims and encumbrances were established by Clover Nevada in connection with the sale. There is a risk that claims and encumbrances that existed prior to the bankruptcy (including certain royalty interests, easements or encroachments) have not been fully extinguished by the bankruptcy and that such claims and encumbrances could have a material and adverse effect on the Company's results of operations, financial condition and the trading price of the Contact Shares.

Global Financial Conditions and the Market Price of the Company's Securities

The Contact Shares currently trade on the TSXV. Securities of micro-cap and small-cap companies have experienced substantial price and volume volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved or the value of underlying assets. These factors include macroeconomic developments and political environments in North America and globally and market perceptions of the attractiveness of particular industries.

Global financial conditions have been characterized by ongoing volatility with a particularly negative impact on access to public financing for earlier-stage and even advanced-stage mineral exploration companies. As at the date of this AIF there is also a significant amount of uncertainty and economic disruption caused by the global Covid-19 outbreak that has had a catastrophic impact on access to capital and liquidity, and access to public financing, and more recently, events in Europe prompted by the conflict in Ukraine, and the response from multiple countries, corporations and governmental agencies has increased volatility and generally decreased risk appetite from many market participants. There is no assurance that the price of the Contact Shares will be unaffected by this volatility.

The market price of the Contact Shares is also affected by many variables not directly related to the Company's success and therefore not within the Company's control, including other developments that affect the market for all resource sector shares such as short-term changes in mineral and commodity prices, and the attractiveness of alternative investments. In addition, the stock market in general, and the market for mining company stocks in particular, has historically experienced significant price and volume fluctuations, and in the mining sector, such stocks have suffered significant declines. Volatility in the market price for a particular issuer's securities has often been unrelated to the operating performance of that issuer.  As a result of any of these factors, the market price of the Contact Shares at any given point in time may not accurately reflect the Company's long-term value and shareholders may experience capital losses as a result of their investment in the Company. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. The Company may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management's attention and resources.

These conditions may also affect the Company's ability to obtain equity or debt financing in the future on terms favourable to the Company or at all. If such conditions continue, the Company's operations could be negatively impacted.  More specifically, the price of the Company's securities, its financial results, and its access to the capital required to finance its exploration activities may in the future be adversely affected by declines in the price of precious and base metals and, in particular, the price of gold. Precious metal prices fluctuate widely and are affected by numerous factors beyond the Company's control such as the sale or purchase of precious metals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events.  If these or other factors continue to adversely affect the price of gold, the market price of the Company's securities may decline, and the Company's operations may be materially and adversely affected.

Future Sales of Contact Shares by Major Shareholder

Sales of a large number of Contact Shares in the public markets, or the potential for such sales, could decrease the trading price of the Contact Shares and could impair the Company's ability to raise capital through future sales of Contact Shares. In particular, as at the date hereof, Waterton owns, directly or indirectly, approximately 33.4% of the issued and outstanding Contact Shares.  Waterton may decide to liquidate all or a significant portion of its position, which could adversely affect the price of Contact Shares.

Dilution

While the Company believes that it is adequately financed to carry out its exploration and development plans in the near term, financing the development of a mining operation through to production, should feasibility studies show it is recommended, would be expensive and the Company would require additional monies to fund development and exploration programs and potential acquisitions. The Company cannot predict the size of future issuances of the Contact Shares or the issuance of debt instruments or other securities convertible into Contact Shares.  Likewise, the Company cannot predict the effect, if any, that future issuances and sales of the Company's securities will have on the market price of the Contact Shares. If the Company raises additional funds by issuing additional equity securities, such financing may substantially dilute the interests of existing shareholders. Sales of substantial numbers of Contact Shares, or the availability of such Contact Shares for sale, could adversely affect prevailing market prices for the Company's securities and a securityholder's interest in the Company.

Currency Rate Risk

The Company may be subject to currency risks. The Company's reporting currency is the Canadian dollar, which is exposed to fluctuations against other currencies. To date, the Company has raised funds entirely in Canadian dollars.  The Company's primary operations are located in the United States, and accordingly, the majority of the Company's exploration property expenditures, are incurred in United States dollars. The fluctuation of the Canadian dollar in relation to the United States dollar will consequently have an impact upon the financial results of the Company

Should the Company expand its operations into additional countries its expenditures and obligations may be incurred in foreign currencies. As such, the Company's results of operations may become subject to foreign currency fluctuation risks and such fluctuations may adversely affect the financial position and operating results of the Company. The Company has not undertaken to mitigate transactional volatility in the United States dollar at this time.  The Company may, however, enter into foreign currency forward contracts in order to match or partially offset existing currency exposures.

Taxation in the United States

Despite having completed the Repatriation Transaction, Contact Gold was and remains subject to a number of significant and complicated U.S. federal income tax consequences as a result of being treated as a U.S. domestic corporation for U.S. federal income tax purposes

Generally, Contact Gold will be subject to U.S. federal income tax on its worldwide taxable income (regardless of whether such income is "U.S. source" or "foreign source") and will be required to file a U.S. federal income tax return annually with the IRS. The Company will pay U.S. federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 21%, and will pay state and local income tax at varying rates. Distributions will generally be taxed again as corporate dividends (to the extent of our current and accumulated earnings and profits), and no income, gains, losses, deductions, or credits will flow through to Contact Gold shareholders. In addition, changes in current state law may subject us to additional entity-level taxation by individual states. Because of state budget deficits and other reasons, several states are evaluating ways to subject corporations to additional forms of taxation. The Company will be subject to a material amount of entity-level taxation, which will result in a material reduction in the anticipated cash flow and after-tax return to Contact Gold shareholders.

Furthermore, the present U.S. federal income tax treatment of corporations, including the Company, or an investment in the Contact Shares, may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of U.S. Congress and the U.S. President propose and consider substantive changes to the existing U.S. federal income tax laws that affect corporations. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet our cash flow needs for operations, acquisitions or other purposes. We are unable to predict whether any of these changes or other proposals will be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in the Contact Shares.

The NPT on mineral production is assessed on individual mining operations.  Mineral production from the Contact Properties would likely be subject to the NPT.  NPT rate is subject to change; a potential increase to the rate is under discussion by legislators and the courts in Nevada.  An increase in the rate could have an impact on the potential economics of a producing operation.

Contact Gold will also be subject to tax and filing requirements in Canada. It is unclear how the foreign tax credit rules under the U.S. Internal Revenue Code of 1986, as amended will operate in certain circumstances, given the treatment of Contact Gold as a U.S. domestic corporation for U.S. federal income tax purposes and the taxation of the Company in Canada. Accordingly, it is possible that Contact Gold will be subject to double taxation with respect to all or part of its taxable income. It is anticipated that such U.S. and Canadian tax treatment will continue indefinitely and that the Contact Shares will be treated indefinitely as shares in a U.S. domestic corporation for U.S. federal income tax purposes, notwithstanding future transfers.

FIRPTA Considerations

Because the Company remains a domestic corporation for U.S. federal income tax purposes, the following, which existed prior to the Repatriation Transaction, is likely to continue as described going forward.

A non-U.S. holder5 of our Common Stock, Warrants, or Contact Shares issued pursuant to the exercise of Warrants ("Warrant Shares") will be treated as having income that is "effectively connected" with a United States trade or business upon the sale or disposition of Contact Shares, Warrants, or Warrant Shares unless (i) the Contact Shares are regularly traded on an established securities market and (ii) the non-U.S. holder did not meet certain ownership thresholds during the applicable testing period.

A non-U.S. holder of Contact Shares, Warrants, or Warrant Shares generally will incur U.S. federal income tax on any gain realized upon a sale or other disposition of Contact Shares, Warrants or Warrant Shares to the extent the Contact Shares constitute a "United States real property interest" ("USRPI"), under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). A USRPI includes stock in a "United States real property holding corporation." Contact Gold is, and expects to continue to be for the foreseeable future, a "United States real property holding corporation."

Under FIRPTA, a non-U.S. holder is taxed on any gain realized upon a sale or other disposition of a USRPI as if such gain were "effectively connected" with a United States trade or business of the non-U.S. holder. A non-U.S. holder thus will be taxed on such a gain at the same graduated rates generally applicable to U.S. persons. In addition, a non-U.S. holder would have to file a U.S. federal income tax return reporting that gain. A non-U.S. holder that is a foreign corporation and not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such gain.

However, if the Contact Shares and Warrant Shares are regularly traded on an established securities market (the "Regularly Traded Exception"), then gains realized upon a sale or other disposition of Contact Shares or Warrant Shares will not be treated as gains from the sale of a USRPI, as long as the non-U.S. holder did not own: (i) more than 5% of this issued and outstanding Contact Shares and/or Warrant Shares at any time during the five-year period preceding the sale or other disposition or, if shorter, the non-U.S. holder's holding period for its Contact Shares; (ii) Warrants with a fair market value on the date acquired by such holder greater than the fair market value on that date of 5% of the Contact Shares and Warrant Shares; or (iii) aggregate equity securities of the Company with a fair market value on the date acquired in excess of 5% of the fair market value of the Contact Shares and Warrant Shares on such date. The Contact Shares currently trade on the OTCQB. It is uncertain whether the Contact Shares will continue to be considered as being regularly traded on an established securities market in the U.S. Accordingly, the Company can provide no assurances that the Contact Shares, Warrants or Warrant Shares will meet the Regularly Traded Exception at the time a non-U.S. holder purchases such securities or sells, exchanges, or otherwise disposes of such securities. In the event that the Contact Shares or Warrant Shares do not meet the Regularly Traded Exception, then gains recognized by a non-U.S. holder upon a sale or other disposition of Contact Shares or Warrant Shares will be subject to tax under FIRPTA unless an exemption applies. Since the Warrants are not expected to be listed on a securities market, the Warrants are unlikely to qualify for the Regularly Traded Exception.

Non-U.S. investors should consult with their own tax advisors regarding the tax consequences of acquiring, owning and disposing of Contact Shares, Warrants, and Warrant Shares.

Passive Foreign Investment Corporation ("PFIC")

Liberty Gold was classified as a PFIC within the meaning of Section 1291 through 1298 of the US Internal Revenue Code of 1986, as amended, for the period since the Repatriation Transaction (2021 tax year), and may again be classified as a PFIC for subsequent years. A US shareholder who holds stock in a foreign corporation during any year in which such corporation qualifies as a PFIC is subject to special US federal income taxation rules, which may have adverse tax consequences to such shareholder. Additionally, a United States shareholder may be eligible to make certain elections under two alternative tax regimes. A US shareholder should consult its own US tax advisor with respect to an investment in the Contact Shares and to ascertain which elections, if any, might be beneficial to the United States shareholder's own facts and circumstances.

______________________________
5 The term "Non-U.S. Holder" means any beneficial owner of Contact Shares, Warrants, and Warrant Shares that is neither a U.S. Holder nor a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Commodity Markets

The price of the Company's securities, its financial results, and its access to the capital required to finance its exploration activities may in the future be adversely affected by declines in the price of precious and base metals and, in particular, the price of gold. Precious metal prices fluctuate widely and are affected by numerous factors beyond the Company's control such as the sale or purchase of precious metals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events. If these or other factors continue to adversely affect the price of gold, the market price of the Company's securities may decline and the Company's operations may be materially and adversely affected.

Market Fluctuation and Commercial Quantities

The market for minerals is influenced by many factors beyond the Company's control, including without limitation the supply and demand for minerals, the sale or purchase of precious metals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use and importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events. In addition, the metals industry in general is intensely competitive and there is no assurance that, even if apparently commercial quantities and qualities of metals (such as gold) are discovered, a market will exist for their profitable sale. Commercial viability of precious and base metals and other mineral deposits may be affected by other factors that are beyond the Company's control, including particular attributes of the deposit such as its size, quantity and quality, the cost of mining and processing, proximity to infrastructure, the availability of transportation and sources of energy, financing, government legislation and regulations including those relating to prices, taxes, royalties, land tenure, land use, import and export restrictions, exchange controls, restrictions on production, and environmental protection. It is impossible to assess with certainty the impact of various factors that may affect commercial viability such that any adverse combination of such factors may result in the Company not receiving an adequate return on invested capital or having its mineral projects be rendered uneconomic.

Government Regulation

The Company's exploration operations are subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, including plant and animal species, and more specifically including the greater sage-grouse, mining taxes and labour standards. In order for the Company to carry out its activities, its various licences and permits must be obtained and kept current. There is no guarantee that the Company's licences and permits will be granted, or that once granted will be extended. In addition, the terms and conditions of such licences or permits could be changed and there can be no assurances that any application to renew any existing licences will be approved. There can be no assurance that all permits that the Company requires will be obtainable on reasonable terms, or at all. Delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that the Company has obtained, could have a material adverse impact on the Company. The Company may be required to contribute to the cost of providing the required infrastructure to facilitate the development of its properties. The Company will also have to obtain and comply with permits and licences that may contain specific conditions concerning operating procedures, water use, waste disposal, spills, environmental studies, abandonment and restoration plans and financial assurances. There can be no assurance that the Company will be able to comply with any such conditions. Future taxation of mining operators cannot be predicted with certainty so planning must be undertaken using present conditions and best estimates of any potential future changes. There is no certainty that such planning will be effective to mitigate adverse consequences of future taxation on Contact Gold.

Estimates of Mineral Resource Risks

Mineral resource estimates will be based upon estimates made by the Company's personnel and independent geologists. These estimates are inherently subject to uncertainty and are based on geological interpretations and inferences drawn from drilling results and sampling analyses and may require revisions based on further exploration or development work. The estimation of mineral resources may be materially affected by environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant issues. Inferred resources are resources for which there has been insufficient exploration to define as an indicated or measured mineral resource and it is uncertain if further exploration will result in upgrading them to an indicated or measured mineral resource category. As a result of the foregoing, there may be material differences between actual and estimated mineral resources and mineral reserves which may impact the viability of the Company's projects and have a material impact on the Company.

The grade of mineralization which may ultimately be mined may differ from that indicated by drilling results and such differences could be material. The quantity and resulting valuation of mineral reserves and mineral resources may also vary depending on, among other things, mineral prices (which may render mineral reserves and mineral resources uneconomic), cut-off grades applied and estimates of future operating costs (which may be inaccurate). Production can be affected by such factors as permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. Any material change in quantity of mineral resources, mineral reserves, grade, or stripping ratio may also affect the economic viability of any project undertaken by the Company. In addition, there can be no assurance that mineral recoveries in small scale, and/or pilot laboratory tests will be duplicated in a larger scale test under on-site conditions or during production.  To the extent that the Company is unable to mine and produce as expected and estimated, the Company's business may be materially and adversely affected.

There is no certainty that any of the mineral resources identified on any of the Company's properties will be realized, that any mineral resources will ever be upgraded to mineral reserves, that any anticipated level of recovery of minerals will in fact be realized, or that an identified mineral reserve or mineral resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited. Until a deposit is actually mined and processed, the quantity of mineral resources and mineral reserves and grades must be considered as estimates only and the Company may ultimately never realize production on any of its properties.

U.S. and Canadian Differences in Estimates of Mineralization

Contact Gold is a reporting issuer in Canada and its Canadian public filings are subject to Canadian disclosure standards, which differ from SEC disclosure requirements. The disclosure in this AIF and other continuous disclosure reporting made by the Company may use mineral resource classification terms that comply with reporting standards and securities laws in Canada, and mineral resource estimates that are made in accordance with NI 43-101. These standards differ from the requirements of the SEC that are applicable to domestic United States reporting companies under S-K 1300. Any mineral reserves and mineral resources reported by the Company in accordance with NI 43-101 may not qualify as such under or differ from those prepared in accordance with S-K 1300. While S-K 1300 uses the same terminology for mineral reserves and resources as NI 43-101, the definitions, while similar, are not identical to NI 43-101. Accordingly, information included or incorporated by reference in this AIF concerning descriptions of mineralization and estimates of mineral reserves and resources under Canadian standards may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements of S-K 1300.

Competitive Industry Environment

The mining industry is highly competitive in all of its phases, both domestically and internationally. The Company's ability to acquire properties and develop mineral resources in the future will depend not only on its ability to develop its present properties, but also on its ability to select and acquire suitable producing properties or prospects for mineral exploration, of which there is a limited supply. The Company may be at a competitive disadvantage in acquiring additional mining properties because it must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than the Company. The Company may also encounter competition from other mining companies in its efforts to hire experienced mining professionals. Competition could adversely affect the Company's ability to attract necessary funding or acquire suitable producing properties or prospects for mineral exploration in the future. Competition for services and equipment could result in delays if such services or equipment cannot be obtained in a timely manner due to inadequate availability, and could also cause scheduling difficulties and cost increases due to the need to coordinate the availability of services or equipment, any of which could materially increase project development, exploration or construction costs and result in project delays, which could generally and adversely affect the Company and its business and prospects.

Conflicts of Interest

Certain of the directors and officers of the Company also serve as directors and/or officers of other companies involved in natural resource exploration and development and consequently there exists the possibility for such directors and officers to be in a position of conflict. Any decision made by any of such directors and officers involving the Company should be made in accordance with their duties and obligations to deal fairly and in good faith with a view to the best interests of the Company and its shareholders. In addition, each of the directors is required to declare and refrain from voting on any matter in which such directors may have a conflict of interest in accordance with the procedures set forth in corporate laws of British Columbia and other applicable Laws.

Reliance on Key Personnel

The Company's development will depend on the efforts of key management and other key personnel. Loss of any of these people, particularly to competitors, could have a material adverse effect on the Company's business. Further, with respect to future development of the Company's projects, it may become necessary to attract senior personnel for such development. The marketplace for key skilled personnel is becoming more competitive, which means the cost of hiring, training and retaining such personnel may increase.

Factors outside the Company's control, including competition for human capital and the high level of technical expertise and experience required to execute this development, will affect the Company's ability to employ the specific personnel required. Due to the relatively small size of the Company, the failure to retain or attract a sufficient number of key skilled personnel could have a material adverse effect on the Company's business, results of future operations and financial condition. The Company does not intend to take out 'key person' insurance in respect of any directors, officers or other employees.

Insurance and Uninsured Risks

The Company's business is subject to a number of risks and hazards generally, including adverse environmental conditions, industrial accidents, labour disputes, unusual or unexpected geological conditions, ground or slope failures, cave-ins, changes in the regulatory environment, natural phenomena such as inclement weather conditions, floods and earthquakes. Such occurrences could result in damage to mineral properties, personal injury or death, environmental damage to the Company's properties or the properties of others, delays in the ability to undertake exploration, monetary losses and possible legal liability.

Although the Company may maintain insurance to protect against certain risks in such amounts as it considers to be reasonable, its insurance will not cover all the potential risks associated with the Company's operations. The Company may also be unable to maintain insurance to cover identified risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to the Company or to other companies in the mining industry on acceptable terms. The Company might also become subject to liability for pollution or other hazards which it may not be insured against or which the Company may elect not to insure against because of premium costs or other reasons. Losses from these events may cause the Company to incur significant costs that could have a material adverse effect upon its financial performance and results of operations.

Environmental Risks and Hazards

The mining and mineral processing industries are subject to extensive governmental regulations for the protection of the environment, including regulations relating to air and water quality, mine reclamation, solid and hazardous waste handling and disposal and the promotion of occupational health and safety, which may adversely affect the Company or require it to expend significant funds. There is also a risk that environmental and other laws and regulations may become more onerous, making it more costly for the Company to remain in compliance with such laws and regulations, which could result in the incurrence of additional costs and operational delays.

All phases of the Company's operations in Nevada will be subject to extensive federal and state environmental regulation, including:

  Comprehensive Environmental, Response, Compensation, and Liability Act (CERCLA);
  The Federal Resource Conservation and Recovery Act (RCRA);
  The Clean Air Act (CAA);
  The National Environmental Policy Act (NEPA);

  The Clean Water Act (CWA);
  The Safe Drinking Water Act (SDWA); and
  The Engendered Species Act (ESA)

These environmental regulations require the Company to obtain various operating approvals and licenses and also impose standards and controls relating to exploration, development and production activities.

Compliance with federal and state regulations could result in delays in beginning or expanding operations, incurring additional costs for cleanup of hazardous substances, payment of penalties for discharge of pollutants, and post-mining reclamation and bonding, all of which could have an adverse impact on the Company's financial performance and results of operations.

Nevada state statutes and regulations establish reclamation and financial assurance requirements for mining operations and require that mining projects in Nevada obtain a reclamation permit. Mining projects are required to prepare a reclamation plan and provide financial assurance to ensure that the reclamation plan is implemented upon completion of operations.

There is no assurance that future changes in environmental regulation, if any, will not adversely affect the Company's operations. Environmental hazards may exist on the properties on which the Company holds interests which are unknown to the Company at present and which have been caused by previous or existing owners or operators of the properties which may result in the payment of fines and clean up costs by the Company and may adversely affect the Company's operations.

The Company cannot give any assurances that breaches of environmental laws (whether inadvertent or not) or environmental pollution will not materially and adversely affect its financial condition. There is no assurance that any future changes to environmental regulation, if any, will not adversely affect the Company.

Compliance with Environmental Laws and Regulations

The Company's activities are subject to environmental laws and regulations that may increase the costs of doing business and restrict operations.  All phases of our operations are subject to environmental regulation in the jurisdictions in which we operate, certain of which regulations are set forth below. Environmental legislation is evolving in a manner which may result in stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations. The costs associated with compliance with such laws and regulations are substantial. Compliance with environmental laws and regulations and future changes in these laws and regulations may require significant capital outlays and may cause material changes or delays in our operations and future activities. It is possible that future laws, regulations, or more restrictive interpretations of current laws and regulations by governmental authorities could have a significant adverse impact on our properties or some portion of our business, causing us to re-evaluate those activities at that time.

U.S. Federal Laws: CERCLA, and comparable state statutes, impose strict, joint and several liabilities on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, for reimbursement for government-incurred cleanup costs, or for natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. RCRA, and comparable state statutes, govern the disposal of solid waste and hazardous waste and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on exploration, mining and processing sites long after activities on such sites have been completed.

CAA, as amended, restricts the emission of air pollutants from many sources, including mining and processing activities. Our mining operations may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the CAA and state air quality laws. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, permitting rules may impose limitations on our production levels or result in additional capital expenditures in order to comply with the rules.

NEPA requires federal agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions, including issuances of permits to mining facilities, and assessing alternatives to those actions. If a proposed action could significantly affect the environment, the agency must prepare a detailed statement known as an EIS. The United States Environmental Protection Agency ("EPA"), other federal agencies, and any interested third parties will review and comment on the scoping of the Environmental Impact Statement ("EIS") and the adequacy of and findings set forth in the draft and final EIS. This process can cause delays in the issuance of required permits or result in changes to a project to mitigate its potential environmental impacts, which can in turn impact the economic feasibility of a proposed project.

CWA, and comparable state statutes, impose restrictions and controls on the discharge of pollutants into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA regulates storm water from mining facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill materials in wetlands and other waters of the United States unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

SDWA and the Underground Injection Control program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. The EPA directly administers this program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal or injection well. Violation of these regulations and/or contamination of groundwater by mining related activities may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SDWA and state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

Nevada Laws:  At the state level, mining operations in Nevada are also regulated by the Nevada Department of Conservation and Natural Resources, Division of Environmental Protection. Nevada state law requires mine operators to hold Nevada Water Pollution Control Permits, which dictate operating controls and closure and post-closure requirements directed at protecting surface and ground water.

Other Nevada regulations govern operating and design standards for the construction and operation of any source of air contamination and landfill operations. Any changes to these laws and regulations could have an adverse impact on our financial performance and results of operations by, for example, requiring changes to operating constraints, technical criteria, fees or surety requirements.

Proposed CERCLA § 108(b) Hardrock Mining Financial Assurance Rules

The Proposed CERCLA § 108(b) Hardrock Mining Financial Assurance Rules may adversely affect the business. The EPA has proposed new rules requiring demonstration of financial responsibility which are applicable to facilities used for hard rock mining assurance.  Although the rules are not final and have not been implemented, they could require us to obtain additional financial guarantees beyond our current reclamation requirements for our Pony Creek Project and our other projects if placed into production.  The rule requires subject facilities to calculate their level of financial responsibility based on a formula included in the rule, secure an instrument or otherwise self-assure for the calculated amount, demonstrate to the EPA the proof of the security, and maintain the security until the EPA releases facilities from the CERCLA 108(b) regulations. With only a draft rule at this time, the final impacts of this rule to us are unknown; however, an obligation to secure and maintain financial assurance across all of our facilities could have a material adverse impact to our business.  If a final rule is implemented, there can be no assurances that the financial assurance products required by the rule will be available or that we will be able to obtain such financial assurances on commercially reasonable terms, or at all.

Climate change and Climate Change Regulations Compliance with emerging climate change regulations

Climate change is an international concern and poses risks to issuers of both direct and indirect effects of physical climate changes and government policy including climate change legislation and treaties. Both types of risks could result in increased costs, and therefore decreased profitability of our operations. Governments at all levels may be moving towards enacting legislation to address climate change concerns, such as requirements to reduce emission levels and increase energy efficiency, and political and economic events may significantly affect the scope and timing of climate change measures that are ultimately put in place. Where legislation has already been enacted, such regulations may become more stringent, which may result in increased costs of compliance. There is no assurance that compliance with such regulations will not have an adverse effect on our results of operations and financial condition. Given the evolving nature of the debate related to climate change and resulting requirements, it is not possible to predict the impact on our results of operations and financial condition.

Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by the Company or other companies in natural resources industry could harm the reputation of the Company.

Climate change may result in a number of physical impacts on our business, including an increasing frequency of extreme weather events (such as increased periods of snow and increased frequency and intensity of storms), water shortages and extreme temperatures, which have the potential to disrupt our exploration and development plans and may have other impacts on our business, including transportation difficulties and supply disruptions. Our emergency plans for managing extreme weather conditions may not be sufficient and extended disruptions could have adverse effects on our results of operations and financial condition.

Health, Safety and Community Relations

The Company's operations are subject to various health and safety laws and regulations that impose various duties on the Company's operations relating to, among other things, worker safety and obligations in respect of surrounding communities. These laws and regulations also grant the relevant authorities broad powers to, among other things, close unsafe operations and order corrective action relating to health and safety matters. The costs associated with the compliance with such health and safety laws and regulations may be substantial and any amendments to such laws and regulations, or more stringent implementation thereof, could cause additional expenditure or impose restrictions on, or suspensions of, the Company's operations. The Company expects to make significant expenditures to comply with the extensive laws and regulations governing the protection of the environment, waste disposal, worker safety, mine development and protection of endangered and other special status species, and, to the extent reasonably practicable, to create social and economic benefit in the surrounding communities near the Company's mineral properties but there can be no guarantee that these expenditures will ensure the Company's compliance with applicable laws and regulations and any non-compliance may have a material adverse effect on the Company.

Cyber Security Risks

As the Company continues to increase its dependence on information technologies to conduct its operations, the risks associated with cyber security also increase. The Company relies on management information systems and computer control systems. Business and supply chain disruptions, plant and utility outages and information technology system and network disruptions due to cyber-attacks could seriously harm its operations and materially adversely affect its operation results. Cyber security risks include attacks on information technology and infrastructure by hackers, damage or loss of information due to viruses, the unintended disclosure of confidential information, including personal and private information held in company records about employees and/or contractors & consultants, the issue or loss of control over computer control systems, and breaches due to employee error. The Company's exposure to cyber security risks includes exposure through third-parties on whose systems it places significant reliance for the conduct of its business. To date, the Company has not experienced any material impact from cyber security events. However, it may not have the resources or technical sophistication to anticipate, prevent, or recover from rapidly evolving types of cyber-attacks. Compromises to its information and control systems could have severe financial and other business implications.

Strategic Partnerships and Joint Venture Agreements

The Company may in the future enter into partnerships, option agreements and/or joint ventures as a means of acquiring additional property interests or to fully exploit the exploration and production potential of its exploration assets. The failure of any partner to meet its obligations to the Company or other third parties, or any disputes with respect to third parties' respective rights and obligations, could have a material adverse effect on the Company's rights under such agreements. The Company may also be unable to exert direct influence over strategic decisions made in respect of properties that are subject to the terms of these agreements, which may have a materially adverse impact the strategic value of the underlying mineral claims. Furthermore, in the event the Company is unable to meet its obligations or share of costs incurred under agreements to which it is a party, the Company may have its property interests subject to such agreements reduced as a result or even face termination of such agreements.

Acquisitions and Integration

From time to time, it can be expected that the Company will examine opportunities to acquire additional exploration and/or mining assets and businesses. Any acquisition that the Company may choose to complete may be of a significant size, may change the scale of the Company's business and operations, and may expose the Company to new geographic, political, operating, financial and geological risks. The Company's success in its acquisition activities depends upon its ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition, and integrate the acquired operations successfully with those of the Company. Any acquisitions would be accompanied by risks. In the event that the Company chooses to raise debt capital to finance any such acquisitions, the Company's leverage will be increased. If the Company chooses to use equity as consideration for such acquisitions, existing shareholders may suffer dilution. Alternatively, the Company may choose to finance any such acquisitions with its existing resources which would result in the depletion of such resources. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions, that the Company would be able to successfully integrate the acquired business into the Company's pre-existing business or that any such acquisition would not have a material and adverse effect on the Company.

Canada's Extractive Sector Transparency Measures Act

The Canadian Extractive Sector Transparency Measures Act ("ESTMA"), which became effective June 1, 2015, requires public disclosure of payments to governments by mining and oil and gas companies engaged in the commercial development of oil, gas and minerals who are either publicly listed in Canada or with business or assets in Canada. Mandatory annual reporting is required for extractive companies with respect to payments made to foreign and domestic governments at all levels, including entities established by two or more governments, including Indigenous groups. ESTMA requires reporting on the payments of any taxes, royalties, fees, production entitlements, bonuses, dividends, infrastructure improvement payments, and any other prescribed payment over $100,000. Failure to report, false reporting or structuring payments to avoid reporting may result in fines of up to $250,000 (which may be concurrent). Contact Gold commenced ESTMA reporting in fiscal 2018. If the Corporation becomes subject to an enforcement action or in violation of ESTMA, this may result in significant penalties, fines and/or sanctions imposed on us resulting in a material adverse effect on our reputation.

Risk of Litigation

The Company may become involved in disputes with other parties in the future which may result in litigation. The results of litigation cannot be predicted with certainty. If the Company is unable to resolve these disputes favourably, it may have a material adverse impact on the ability of the Company to carry out its business plan.

Influence of Third-Party Stakeholders

Some of the lands in which the Company holds an interest, or the exploration equipment and roads or other means of access which the Company intends to utilize in carrying out its work programs or general business mandates, may be subject to interests or claims by third party individuals, groups or companies. In the event that such third parties assert any claims, the Company work programs may be delayed even if such claims are not meritorious. Such delays may result in significant financial loss and loss of opportunity for the Company.

Internal Controls

Internal controls over financial reporting are procedures designed to provide reasonable assurance that transactions are properly authorized, assets are safeguarded against unauthorized or improper use, and transactions are properly recorded and reported. A control system, no matter how well designed and operated, can provide only reasonable, and not absolute, assurance with respect to the reliability of financial reporting and financial statement preparation. The Company has a relatively limited history of operations and has not tested the effectiveness of its internal controls. Though the Company believes it has put in place a system of internal controls appropriate for its size, and reflective of its level of operations, the size and stage of the Company's operations may limit their effectiveness.  If management identifies material weaknesses in the systems of internal control over financial reporting, if management is unable to comply with the requirements of related legislation in a timely manner or assert that the internal controls over financial reporting are effective, or if the Company's independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of Contact Gold's financial reports and the market price of the Contact Shares could be negatively affected. The Company also could become subject to investigations by the stock exchange on which the securities are listed, the securities commissions, or other regulatory authorities, which could require additional financial and management resources.

Credit Risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Contact Gold's credit risk is primarily attributable to its liquid financial assets. The Company limits exposure to credit risk and liquid financial assets through maintaining its cash with high credit quality banking institutions in Canada and the USA. The maximum exposure to credit risk is equal to the carrying value of the financial assets.

DESCRIPTION OF CAPITAL STRUCTURE

The Company is authorized to issue an unlimited number of Contact Shares. As of the date of this AIF, 301,282,072 Contact Shares are issued and outstanding.

The Contact Shares do not carry any pre-emptive, subscription, redemption, retraction, conversion or exchange rights, nor do they contain any sinking or purchase fund provisions. The holders of Contact Shares are entitled to receive notice of any meeting of the shareholders of the Company and to attend and vote thereat. Each Contact Share entitles its holder to one vote. The holders of Contact Shares are entitled to receive on a pro rata basis such dividends as the Board may declare out of funds legally available therefor. In the event of the dissolution, liquidation, winding-up or other distribution of the assets of the Company, such holders are entitled to receive on a pro rata basis all of the assets of the Corporation remaining after payment of all of the Company's liabilities. The Contact Shares carry no other special rights and restrictions other than as described herein.

See also in this AIF under: "Market for Securities - Prior Sales - Contact Shares".

Escrowed Securities and Securities Subject to Contractual Restriction on Transfer

As at the date of this AIF, there were no Contact Shares held in escrow pursuant to the rules of the TSXV.

The Contact Shares issued pursuant to the 2020 Offering were qualified pursuant to the Reg A Offering, and subsequently exchanged for Contact Shares pursuant to the Repatriation Transaction.  Although the Warrant Shares issuable upon exercise of the Reg A Warrants and the Broker Warrants are covered by the Reg A Offering, the Reg A Warrants and Broker Warrants are not.  The Company has determined to maintain a Reg 1-A filer until at least September 29, 2022, in order to ensure that none of the Company's securities issued in the 2020 Offering are restricted pursuant to the 1933 Act.

DIVIDENDS

The Company has no fixed dividend policy and has not declared or paid any dividends to date on the Contact Shares. Subject to the corporate law, the actual timing, payment and amount of any dividends declared and paid by the Company will be determined by and at the sole discretion of the Boar from time to time based upon, among other factors, the Company's cash flow, results of operations and financial condition, the need for funds to finance ongoing operations and exploration and such other considerations as the board of directors in its discretion may consider or deem relevant.

Investors in the Company's securities cannot expect to receive a dividend on their investment in the foreseeable future, if at all. Accordingly, it is unlikely that investors will receive any return on their investment in the Company's securities other than through possible share price appreciation.

MARKET FOR SECURITIES

Trading Price and Volume

The Common Shares of the Corporation are listed on the TSXV under the symbol "C" and on the OTCQB under the symbol "CGOL". The following table sets forth the market price ranges and trading volumes of the Common Shares on the TSXV over the 12-month period prior to the date of this AIF, as reported by the TSXV:

Period	High ($)	Low ($)	Volume
2021
December	0.05	0.04	3,846,296
November	0.06	0.05	6,143,211
October	0.06	0.05	2,206,716
September	0.08	0.06	5,020,060
August	0.08	0.07	7,408,434
July	0.09	0.08	1,702,371
June	0.10	0.09	2,913,796
May	0.10	0.09	3,237,940
April	0.11	0.10	3,246,205
March	0.12	0.10	3,396,379
February	0.13	0.11	6,005,606
January	0.14	0.11	7,222,860

The price of the Contact Shares, as quoted by the TSXV at the close of business on the date immediately before the date of this AIF, was $0.05.

Prior Sales

During the 12-month period before, and through to the date of this AIF, the Company issued the following Contact Shares, Warrants, Broker Warrants, and securities convertible into Contact Shares:

Date of Issue	Type of Security	Number Issued	Issue/Exercise/Deemed Price per security
January 18, 2022	Contact Shares	133,379	$0.05
January 15, 2022	DSUs(1)(3)	888,887	$0.045
October 15, 2021	DSUs(1)(3)	727,270	$0.055
December 26, 2021	Contact Shares	2,400,000	$0.05
December 26, 2021	Warrants(1)(2)	1,200,000	$0.075
November 25, 2021	Contact Shares	57,600,000	$0.05
November 25, 2021	Warrants(1)(2)	28,800,000	$0.075
July 15, 2021	DSUs(1)(3)	444,443	$0.09
June 24, 2021	Contact Shares	444,445	$0.085
April 15, 2021	DSUs(1)(3)	487,500	$0.10
March 31, 2021	Contact Shares	25,520	$0.11
March 10, 2021	Contact Shares	54,215	$0.11
January 15, 2021	DSUs(1)(3)	423,909	$0.115

(1) None of the 2021 Warrants, stock options to purchase Contact Shares ("Options"), RSUs or DSUs are listed or quoted on a marketplace

(2) Each PP Warrant entitles the holder to purchase one Contact Share at an exercise price of $0.075 for a period of 24 months from the applicable tranche closing date, subject to accelerated expiry. See "The Corporation - Recent Developments"

(3) Certain of the Company's directors received DSUs in 2021 in lieu of cash fees for their services as independent directors of the Company.

DIRECTORS AND OFFICERS

The following table sets forth the name, municipality of residence, position held with the Company, principal occupation for the five preceding years and number of Contact Shares beneficially owned by each person who is a director and/or an executive officer of the Company. The statement as to the Contact Shares beneficially owned, controlled or directed, directly or indirectly, by the directors and executive officers hereinafter named is in each instance based upon information furnished by the person concerned and is as at the date hereof.

Name, Position with the Company and Municipality of Residence	Director/Officer Since	Principal Occupation	Number of Contact Shares Beneficially Owned, Directly or Indirectly or Over Which Control or Direction is Exercised
Matthew Lennox-King(3) President, Chief Executive Officer and a Director Whistler, British Columbia	June, 2017	President & Chief Executive Officer President & Chief Executive Officer, Pilot Gold Inc. (April 2011-November 2015)	6,060,267(4)
John Wenger VP Strategy, Chief Financial Officer, and Corporate Secretary Vancouver, British Columbia	June, 2017	VP, Strategy & Chief Financial Officer Chief Financial Officer of Inflection Resources Ltd. (October 2020-present) Chief Financial Officer of Pilot Gold Inc. (February 2011-March 2017)	2,034,406(5)
Vance Spalding Vice-President, Exploration Spring Creek, Nevada	June, 2017	Vice-President, Exploration Exploration Manager at Kinross Gold Corporation (January 2016-June 2017); Vice-President, Exploration at Pilot Gold Inc. (October 2011-January 2016)	466,320(6)
Andrew Farncomb(3) Senior Executive Vice-President and a Director Toronto, Ontario	June, 2017	Managing Partner, Cairn Merchant Partners LP (May 2012-present)	4,710,708(7)
John Dorward(1)(2) Director, Chair of the Board Toronto, Ontario	June, 2017	Director, Surge Copper Inc., and Taura Gold Inc. President and Chief Executive Officer, Roxgold Inc. (September 2012-June 2021)	6,539,834(8)
George Salamis(1)(2) Director North Vancouver, British Columbia	June, 2017	President and Chief Executive Officer, Integra Resources Corp. (September 2017-Present);
President and Chief Executive Officer, Edgewater Exploration Ltd. (September 2010-present);
Director, Newcore Gold Ltd. (formerly Pinecrest Resources Ltd.) (2014-present);
		Executive Chairman, Integra Gold Corp. (September 2014-July 2017);	1,228,634(9)
Riyaz Lalani(1)(2) Director Toronto, Ontario	June, 2017	President, Corsica Strategy Inc
Chief Operating Officer, Think Research Corp      (December 2020-September 2021)
Chief Corporate Officer, The Supreme Cannabis Company (December 2018-January 2020)
		Chief Executive Officer, Bayfield Strategy Inc. (February 2013-November 2018)	Nil(10)
Charlie (Richard) Davies(3) Director Toronto, Ontario	June, 2017	Principal, Exploration, Waterton Global Resource Management (April 2014-Present); Manager, Exploration, Kinross Gold Corporation (October 2013-April 2014)	Nil(11)

(1) Member of the Audit Committee. Mr. Lalani is the Chair.

(2) Member of the Governance and Compensation Committee. Mr. Salamis is the Chair.

(3) Member of the Health, Safety and Sustainability Committee. Mr. Davies is the Chair.

(4) Mr. Lennox King also holds 1,275,000 Options with a weighted average exercise price of $0.28 per Contact Share, 1,916,000 Warrants, and 58,335 RSUs.

(5) Mr. Wenger also holds 1,125,000 Options with a weighted average exercise price of $0.27 per Contact Share, 1,240,040 Warrants, and 48,334 RSUs.

(6) Mr. Spalding also holds 1,087,500 Options with a weighted average exercise price of $0.28 per Contact Share, and 83,440 RSUs.

(7) Mr. Farncomb's shareholding is in part direct, and in part through Red Point Capital Inc. (Red Point); and Highland Capital Advisors (Highland). Red Point and Highland are both private corporations over which he exercises control; he also holds 1,087,500 Options with a weighted average exercise price of $0.28 per Contact Share, 3,039,190 Warrants, and 45,334 RSUs.

(8) Mr. Dorward's shareholding is in part direct, and in part through his spouse; He holds 712,500 Options with a weighted average exercise price of $0.27 per Contact Share, 2,375,000 Warrants, and 1,278,860 DSUs.

(9) Mr. Salamis holds 712,500 Options with a weighted average exercise price of $0.27 per Contact Share, and 895,201 DSUs.

(10) Mr. Lalani holds 712,500 Options with a weighted average exercise price of $0.27 per Contact Share, and 1,023,089 DSUs.

(11) Mr. Davies holds 712,500 Options with a weighted average exercise price of $0.27 per Contact Share, and 759,909 DSUs.

The directors of the Company are elected by the shareholders at each annual general meeting and typically hold office until the next annual general meeting at which time they may be re-elected or replaced.

The by-laws of the Company permit the Board to appoint directors to fill any casual vacancies that may occur. Individuals appointed as directors to fill casual vacancies on the Board hold office for the remainder of the term of the director that he or she is replacing, being until the next annual general meeting at which time they may be re-elected or replaced.

As of the date of this AIF, the directors and executive officers, as a group, will beneficially own, directly or indirectly, or exercise control or direction over, a total of 16,329,461 Contact Shares, representing approximately 5.42% of the issued and outstanding Contact Shares.

Corporate Cease Trade Orders

To the Company's knowledge, no director or executive officer of the Company is, as of the date hereof, or was within ten years before the date hereof, a director, chief executive officer or chief financial officer of any company (including the Company), that:

(a) was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or

(b) was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

Bankruptcies and Other Proceedings

To the Company's knowledge, no director or executive officer of the Company, or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company:

(a) is, as of the date hereof, or has been within the ten years before the date hereof, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b) has, within the ten years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

Penalties or Sanctions

To the Company's knowledge, no director or executive officer of the Company, or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company, has been subject to:

(a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Conflicts of Interest

The directors of the Company are required by law to act honestly and in good faith with a view to the best interests of the Company and to disclose any interests, which they may have in any project or opportunity of the Company. If a conflict of interest arises at a meeting of the Board, any director in a conflict is required to disclose his interest and abstain from voting on such matter.

Other than disclosed herein, there are no known existing or potential conflicts of interest among the Company, its directors and officers or other members of management of the Company or of any proposed director, officer or other member of management as a result of their outside business interests except that certain of the directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to the Company and their duties as a director or officer of such other companies. See "Risk Factors" in this AIF.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

There are no legal proceedings or regulatory actions to which the Company or its subsidiaries or properties are or were subject to, during the most recently completed financial year ended December 31, 2019.

AUDIT COMMITTEE

Audit Committee Charter

The Audit Committee has adopted a written charter setting out its mandate and responsibilities. The Audit Committee is responsible for assisting the Board in fulfilling its oversight responsibilities relating to financial accounting and reporting processes and internal controls. The Audit Committee's primary duties and responsibilities are to: (i) conduct reviews and discussions with management and the external auditors relating to the audit and financial reporting as are deemed appropriate by the Audit Committee; (ii) assess the integrity of internal controls and financial reporting procedures of the Company and ensure implementation of such controls and procedures; (iii) ensure appropriate standards of corporate conduct for senior financial personnel and employees and, if necessary, adopt a corporate code of ethics; (iv) review the quarterly and annual Financial Statements and MD&A of the Company's consolidated financial position and operating results and in the case of the annual Financial Statements & MD&A report thereon to the Board for approval of same; (v) select and monitor the independence and performance of the Company's external auditors and approve their remuneration; (vi) provide oversight to related party transactions entered into by the Company; and (vii) provide oversight of all disclosure relating to Financial Statements, MD&A and information derived therefrom. The Audit Committee is responsible for inquiring of management and the external auditors about significant risks or exposures, both internal and external to which the Company may be subject and assessing the steps management has taken to minimize such risks. The Audit Committee is also responsible for establishing and implementing procedures in respect of complaints and submissions relating to accounting matters and the approval of non-audit services by the external auditors.

The Charter of the Company's Audit Committee is set forth in Schedule "A" hereto.

Composition of the Audit Committee

The Audit Committee has been constituted to oversee the financial reporting processes of the Company and is comprised of three independent directors; namely Messrs. Lalani (Chair of the Audit Committee), Salamis, and Dorward. Each member of the Audit Committee is financially literate and possesses extensive financial knowledge, experience and comprehension of financial statements.

Relevant Education and Experience

Each member of the Audit Committee has experience relevant to his responsibilities for the Audit Committee.

Riyaz Lalani. Riyaz Lalani is the President of Corsica Strategy Inc. a strategic and financial consulting firm. Prior to that he was the Chief Operating Officer, Think Research Corporation, a healthcare technology company.  Mr. Lalani specializes in financial transactions, shareholder actions, crisis communications and media relations. As the founder and CEO of leading communications and stakeholder relations firm Bayfield Strategy, Inc., Mr. Lalani has extensive experience working with public companies, boards of directors, shareholders and the media. He has been involved with more than 150 shareholder actions and dozens of hostile M&A transactions.

Before founding Bayfield Strategy, Mr. Lalani was the Chief Operating Officer of Canada's largest proxy firm, where he co-led the firm's efforts to provide confidential strategic and governance advice to more than a dozen large-cap public companies to protect against potential or threatened dissident actions. He was also previously employed by an international asset manager for 10 years in New York and Toronto, including as its director of research for several years. Mr. Lalani is a director of a TSX-V listed company, and a past director of three public companies

George Salamis. Mr. Salamis has over 25 years of experience in mineral exploration, mine development and operations.  He is currently President & CEO of Intregra Resources Corp., and was previously the Executive Chairman of Integra Gold Corp., a gold development company acquired by Eldorado Gold for C$590M in June 2017. Mr. Salamis is also a Director of Newcore Gold, a TSXV-listed exploration company. Mr. Salamis has previously held senior management positions with a number of mining companies including Placer Dome Inc. and Cameco Corporation. He has been involved in mergers and acquisitions transactions valued over $1.8 billion, either through the sale of assets, or of junior mining companies that he played a key role in building. Mr. Salamis holds a degree in geology from the University of Montreal.

John Dorward. Mr. Dorward was President and Chief Executive Officer of Roxgold Inc., a TSX-listed gold producer from 2012 to 2021, and has over 20 years of experience in the mining and finance industries. Prior to his time at Roxgold, Mr. Dorward served as Vice-President, Business Development at Fronteer Gold from October 2009 to April 2011 where he was an integral part of the team that sold the large Michelin uranium deposit, acquired AuEX Ventures Inc., and successfully advanced Fronteer Gold's properties prior to the company's sale to Newmont for $2.3 billion in 2011. Mr. Dorward was the Chief Financial Officer of Mineral Deposits Ltd. from 2006 to 2009, where he was responsible for financing the construction of the Sabodala Gold Project in Senegal, West Africa, and was the Chief Financial Officer at Leviathan Resources Ltd., an ASX-listed gold producer, before its acquisition in 2006. He is currently a non-executive director of Surge Copper Inc., and Taura Gold Inc., which are both listed on the TSXV.

Reliance on Certain Exemptions

The Company is relying on the exemption in Section 6.1 of National Instrument 52-110 - Audit Committees ("NI 52-110") from the requirement of Part 5 (Reporting Obligations) of 52-110.

Pre-Approval Policies and Procedures

The Audit Committee charter sets out procedures regarding the provision of non-audit services by the Company's independent chartered professional accountants. This policy encourages consideration of whether the provision of services other than audit services is compatible with maintaining the auditor's independence and requires Audit Committee pre-approval of permitted non-audit and non-audit-related services.

External Auditor Service Fees (by category)

Ernst & Young LLP was appointed as the Company's external auditors pursuant to a letter dated July 18, 2017. The aggregate fees billed and estimated to be billed by the Company's external auditors for the last three fiscal years is set out in the table below.

Year	Audit Fees(1)(5)	Audit Related Fees(2)(5)	Tax Fees	All Other Fees
2021	$261,678	Nil	Nil	Nil
2020	$313,593	Nil	Nil	Nil

(1) "Audit Fees" refers to the aggregate fees billed by the external auditor for audit services, including those associated with the external auditors engagement related to the prospectus offerings undertaken by the Company in the respective periods

(2) "Audit Related Fees" refers to aggregate fees billed for assurance and related services by the Company's external auditor that are reasonably related to the performance of the audit or review of the Company's financial statements and not reported under Audit Fees.

(3) "Tax Fees" includes fees for professional services rendered by the external auditor for tax compliance, tax advice, and tax planning.

(4) "All Other Fees" includes all fees billed by the external auditors for services not covered in the other three categories. 2020 cost related with prospective offering.

(5) Balances shown exclude $3,892 in fees payable to the Canadian Public Accountability Board (2020: $1,708; 2019: $2,745).

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as disclosed elsewhere in this AIF, no director, executive officer or principal shareholder of the Company, or any associate or affiliate of the foregoing, has had any material interest, direct or indirect, in any transaction within the three most recently completed financial years or during the current financial year prior to the date of this AIF that has materially affected or will materially affect the Company.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar of the Contact Shares is Computershare Investor Services Inc., with its principal office at 3rd Floor - 510 Burrard St. Vancouver, BC V6C 3B9.

MATERIAL CONTRACTS

There are no contracts of the Company, other than contracts entered into in the ordinary course of business, that are material to the Company and that were entered into by the Company within the most recently completed financial year or before the most recently completed financial year if the material contract is still in effect, other than as follows:

1. The Governance and Investor Rights Agreement includes, among other things, a standstill, lock-up and resale restrictions placed on Waterton's holdings the Company for a period of two years, and subject to certain exemptions, participation rights in favour of Waterton to maintain its pro rata interest in the Company and registration rights in favour of Waterton. In addition, Waterton agreed to support recommendations of management of the Company in respect of future shareholder meetings for a period of two years, subject to certain limitations. Each of Messrs. Lennox-King, Farncomb, Dorward, Wellings and Salamis agreed to a lock-up whereby they agreed not to sell or otherwise dispose of their shareholdings in the Company for a period of two years.

INTERESTS OF EXPERTS

The following are the names of each person or company who is named as having prepared or certified a report, valuation, statement or opinion described, included or referred to in a filing made under National Instrument 51-102 - Continuous Disclosure Obligations by the Company during or relating to the financial year ended December 31, 2021, whose profession or business gives authority to such report, valuation, statement or opinion:

  The Qualified Persons for the Pony Creek Technical Report are Michael Dufresne, M.Sc., P.Geol., P. Geo., and Fallon T. Clarke, B.Sc., P.Geo., of APEX Geoscience.

  The Qualified Person for the Green Springs Technical Report is John J. Read, CPG

The Technical Reports are available on SEDAR at www.sedar.com, and on the Company's website at www.contactgold.com, and a summary of each of the Technical Reports are contained in this AIF under the respective sections entitled, "The Pony Creek Project", and "Green Springs".

Certain scientific and technical information contained in this AIF and derived from the Company's news releases  in  2020, 2021 and through the date of this AIF (available under the Company's profile on SEDAR at www.sedar.com), has been reviewed and approved by Vance Spalding, CPG, an officer of the Company and a Qualified Person.

Mr. Spalding is not independent of Contact Gold by virtue of his employment with the Company.  Mr. Spalding is Vice-President, Exploration of Contact Gold and holds Contact Shares, Options and Restricted Shares. As of the date hereof, and as of the date of the press releases for which he was the Company's Qualified Person, the Contact Shares, Options and Restricted Shares held by Mr. Spalding, represent less than 1% of the issued and outstanding Contact Shares.

Messrs. Dufresne and Clarke are  independent of Contact Gold, and as of the date of this AIF, hold no Contact Shares or other Contact Gold equity securities.

Mr. Read is independent of Contact Gold, and as of the date of this AIF, holds no Contact Shares or other Contact Gold equity securities.

Ernst & Young LLP, Chartered Professional Accountants (regarding the Financial Statements and auditor's report thereon), has advised the Company that it is independent within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of British Columbia.

ADDITIONAL INFORMATION

Additional information relating to the Company is available on SEDAR at www.sedar.com and on the Company's website at www.contactgold.com. Additional information, including information concerning directors' and officers' remuneration and indebtedness, principal holders of the Company's securities and securities authorized for issuance under equity compensation plans, where applicable, will be contained in the management proxy circular of the Company for its annual shareholders meeting to be held in 2019.

Additional financial information is provided in the Financial Statements and MD&A for the years ended December 31, 2021, and 2020.

SCHEDULE "A" - CHARTER OF THE AUDIT COMMITTEE

CONTACT GOLD CORP.

1. ROLE AND OBJECTIVE

The Audit Committee (the "Committee") is appointed by and reports to the board of directors (the "Board") of Contact Gold Corp. (the "Corporation"). The Committee assists the Board in fulfilling its oversight responsibilities relating to financial accounting and reporting process and internal controls for the Corporation.

The Committee and its membership shall to the best of its ability, knowledge and acting reasonably, meet all applicable legal, regulatory and listing requirements, including, without limitation, those of any stock exchange on which the Corporation's shares are listed, the Nevada Revised Statutes applicable to Nevada corporations (the "Nevada Act"), Title 7, Chapter 78, and the Canada Business Corporations Act (the "CBCA"), and all applicable securities regulatory authorities.

2. COMPOSITION

  The Committee shall be composed of three or more directors as shall be designated by the Board from time to time.

  A majority of members of the Committee shall be "independent"; and all shall be financially literate (as such terms are defined under applicable securities laws and exchange requirements for audit committee purposes).

  Each member of the Committee shall be able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement.

  At least one member of the Committee shall have sufficient experience to be considered a Financial Expert, where such is determined by having been a chief financial officer, chartered or certified public accountant, certified management accountant, or partner of an accounting firm.

  Members of the Committee shall be appointed at a meeting of the Board, typically held immediately after the annual shareholders' meeting.  Each member shall serve until his/her successor is appointed unless he/she shall resign or be removed by the Board or he/she shall otherwise cease to be a director of the Corporation. Any member may be removed or replaced at any time by the Board.

  Where a vacancy occurs at any time in the membership of the Committee, it may be filled by a vote of a majority of the Board.

  A Chair of the Committee shall be designated by the Board or, if it does not do so, the members of the Committee shall elect a chair by vote of a majority of the full Committee membership. The Chair of the Committee shall be an independent director (as described above), and as detailed herein is charged with the responsibility of oversight over matters detailed in this Charter.

  If the Chair of the Committee is not present at any meeting of the Committee, one of the other members of the Committee present at the meeting shall be chosen by the Committee to preside.

  The Chair of the Committee presiding at any meeting shall not have a casting vote.

  The Committee shall appoint a secretary (the "Secretary") who need not be a member of the Committee or a director of the Corporation. The Secretary shall keep minutes of the meetings of the Committee. This role is normally filled by the Secretary of the Corporation.

  No Committee member shall simultaneously serve on the audit committee of more than two other public companies with active business operations or significant assets.

3. MEETINGS

• The Committee shall meet at least quarterly, at the discretion of the Chair or a majority of its members, as circumstances dictate or as may be required by applicable legal or listing requirements, provided that meetings of the Committee shall be convened whenever requested by the external auditors (the "Independent Auditors") or any member of the Committee in accordance with the Nevada Act.

• The Chair of the Committee shall prepare and/or approve an agenda in advance of each meeting.

• Notice of the time and place of every meeting may be given orally, in writing, by facsimile or by e-mail to each member of the Committee at least 48 hours prior to the time fixed for such meeting.

• A member may in any manner waive notice of the meeting. Attendance of a member at the meeting shall constitute waiver of notice of the meeting, except where a member attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting was not lawfully called.

• Any member of the Committee may participate in the meeting of the Committee by means of conference telephone or other communication equipment, and the member participating in a meeting pursuant to this paragraph shall be deemed, for purposes hereof, to be present in person at the meeting.

• A majority of Committee members, present in person, by video-conference, by telephone or by a combination thereof, shall constitute a quorum.

• If within one hour of the time appointed for a meeting of the Committee, a quorum is not present, the meeting shall stand adjourned to the same hour on the second business day following the date of such meeting at the same place. If at the adjourned meeting a quorum as hereinbefore specified is not present within one hour of the time appointed for such adjourned meeting, such meeting shall stand adjourned to the same hour on the second business day following the date of such meeting at the same place. If at the second adjourned meeting a quorum as hereinbefore specified is not present, the quorum for the adjourned meeting shall consist of the members then present.

• If and whenever a vacancy shall exist, the remaining members of the Committee may exercise all of its powers and responsibilities so long as a quorum remains in office for no more than six months, at which time the vacancy will be filled by a vote of a majority of the Board.

• At all meetings of the Committee, every question shall be decided by a majority of the votes cast. In case of an equality of votes, the matter will be referred to the Board for decision. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made at a meeting duly called and held.

• The CEO and CFO are expected to be available to attend meetings, but a portion of every meeting will be reserved for in camera discussion without the CEO or CFO, or any other member of management, being present.

• The Committee may by specific invitation have other resource persons in attendance such officers, directors and employees of the Corporation and its subsidiaries, and other persons, including the Independent Auditors, as it may see fit, from time to time, to attend at meetings of the Committee.

• The Board may at any time amend or rescind any of the provisions hereof, or cancel them entirely, with or without substitution.

• The Committee shall have the right to determine who shall and who shall not be present at any time during a meeting of the Committee.

• Minutes of Committee meetings shall be sent to all Committee members.

• The Chair of the Committee shall report periodically the Committee's findings and recommendations to the Board.

4. RESOURCES AND AUTHORITY

• The Committee shall have access to such officers and employees of the Corporation and its subsidiaries and to such information with respect to the Corporation and its subsidiaries as it considers being necessary or advisable in order to perform its duties and responsibilities.

• The Committee shall have the authority to obtain advice and assistance from internal or external legal, accounting or other advisors and resources, as it deems advisable, at the expense of the Corporation.

• The Committee shall have the authority to communicate directly with the internal and external auditors.

5. RESPONSIBILITIES

a. Chair

To carry out its oversight responsibilities, the Chair of the Committee shall undertake the following:

• provide leadership to the Committee with respect to its functions as described in this Charter and as otherwise may be appropriate, including overseeing the logistics of the operations of the Committee;

• chair meetings of the Committee, unless not present (including in camera sessions), and reports to the Board following each meeting of the Committee on the findings, activities and any recommendations of the Committee;

• ensures that the Committee meets on a regular basis and at least four times per year;

• in consultation with the Committee members, establishes a calendar for holding meetings of the Committee;

• establish the agenda for each meeting of the Committee, with input from other Committee members, and any other parties, as applicable;

• ensures that Committee materials are available to any director on request;

• acts as liaison and maintains communication with the Chair of the Board (or Lead Director if an individual other than the Chair) and the Board to optimize and coordinate input from Board members, and to optimize the effectiveness of the Committee. This includes, at least annually and at such other times and in such manner as the Committee considers advisable, reporting to the full Board on:

(a) all proceedings and deliberations of the Committee;

(b) the role of the Committee and the effectiveness of the Committee in contributing to the objectives and responsibilities of the Board as a whole; and

(c) principal operating and business risks identified by management and how each are either mitigated or managed.

• ensure that the members of the Committee understand and discharge their duties and obligations;

• foster ethical and responsible decision making by the Committee and its individual members;

• encourage Committee members to ask questions and express viewpoints during meetings;

• together with the Corporate Governance and Nominating Committee (the "CG&N Committee"), oversee the structure, composition, membership and activities delegated to the Committee from time to time;

• ensure that resources and expertise are available to the Committee so that it may conduct its work effectively and efficiently and pre-approve work to be done for the Committee by consultants;

• facilitate effective communication between members of the Committee and management;

• encourage the Committee to meet in separate, regularly scheduled, non-management, closed sessions with the Independent Auditors;

• attend each meeting of shareholders to respond to any questions from shareholders as may be put to the Chair; and

• perform such other duties and responsibilities as may be delegated to the Chair by the Board from time to time.

b. The Committee

The Committee has the authority to conduct any investigation appropriate to its responsibilities, and it may request the Independent Auditors as well as any officer of the Corporation, or legal counsel for the Corporation, to attend a meeting of the Committee or to meet with any members of, or advisors to, the Committee. The Committee shall have unrestricted access to the books and records of the Corporation and has the authority to retain, at the expense of the Corporation, special legal, accounting, or other consultants or experts to assist in the performance of the Committee's duties.

The Committee is hereby delegated the duties and powers specified in the Nevada Act and Section 171 of the CBCA and, without limiting these duties and powers, the Committee will carry out the following responsibilities:

Financial Accounting and Reporting Process and Internal Controls

• review the annual audited financial statements to satisfy itself that they are presented in accordance with either International Financial Reporting Standards ("IFRS") or United States Generally Accepted Accounting Principles ("US GAAP", and together with IFRS, "applicable Accounting Principles"), and report thereon to the Board and recommend to the Board whether or not same should be approved prior to their being filed with the appropriate regulatory authorities. The Committee shall also review and approve the interim financial statements, management's discussion and analysis relating to annual and interim financial statements, annual and interim earnings press releases and any other public disclosure documents that are required to be reviewed by the Committee under any applicable laws before the Corporation publicly discloses this information and/or prior to their being filed with the appropriate regulatory authorities. The Committee shall discuss significant issues regarding applicable Accounting Principles, practices, and judgments of management with management and the Independent Auditors as and when the Committee deems it appropriate to do so. The Committee shall satisfy itself that the information contained in the annual audited financial statements, the interim financial statements and management's discussion and analysis relating to such annual and interim financial statements is not significantly erroneous, misleading or incomplete and that the audit and review functions have been effectively carried out.

• review management's internal control report. In consultation with the Independent Auditors the Committee shall assess the integrity of management's risk assessments and internal controls over financial reporting and disclosure controls and procedures and ensure implementation of such controls and procedures.

• review financial summaries and disclosures made in accordance with the Extractive Sector Transparency Measures Act ("ESTMA"), including but not limited to attestation reports made by a director or officer of the Corporation that the information in the report is true, accurate and complete in all material respects and that reasonable diligence has been exercised.

• be satisfied that adequate procedures are in place for the review of the Corporation's public disclosure of financial information extracted or derived from the Corporation's financial statements, and periodically assess the adequacy of these procedures.

• meet no less frequently than annually with the Independent Auditors and the Chief Financial Officer or, in the absence of a Chief Financial Officer, with the officer of the Corporation in charge of financial matters, to review accounting practices, internal controls and such other matters as the Committee, Chief Financial Officer or, in the absence of a Chief Financial Officer, with the officer of the Corporation in charge of financial matters, deems appropriate.

• inquire of management and the Independent Auditors about significant risks or exposures, both internal and external, to which the Corporation may be subject, and assess the steps management has taken to minimize such risks.

• review the post-audit or management letter containing the recommendations of the Independent Auditors and management's response and subsequent follow-up to any identified weaknesses.

• oversee the Corporation's plans to adopt changes to policy choices under applicable Accounting Principles, and related disclosure obligations.

• in consultation with the CG&N Committee, ensure that there is an appropriate standard of corporate conduct including, if necessary, adopting and overseeing a corporate code of ethics for senior financial personnel.

• establish procedures for the receipt, retention and treatment of:

• complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and

• confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting, internal accounting controls or auditing matters.

• provide oversight to related party transactions entered into by the Corporation.

Independent Auditors

• recommend to the Board for approval by shareholders, the selection, appointment and compensation of the Independent Auditors;

• be directly responsible for oversight of the Independent Auditors and the Independent Auditors shall report directly to the Committee.

• ensure the lead audit partner and the other audit partners (if any) at the Independent Auditor is replaced in compliance with applicable laws.

• be directly responsible for overseeing the work of the Independent Auditors, including the resolution of disagreements between management and the Independent Auditors regarding financial reporting.

• with reference to the procedures outlined separately in "Procedures for Approval of Non-Audit Services" (attached hereto as Appendix 'A'), pre-approve all audit and non-audit services not prohibited by law to be provided by the Independent Auditors.

• monitor and assess the relationship between management and the Independent Auditors and monitor, confirm, support and assure the independence and objectivity of the Independent Auditors.

• review the Independent Auditors' audit plan, including scope, procedures, timing and staffing of the audit as well as any procedures relating to attestation on the Corporation's ESTMA reporting.

• review the results of the annual audit with the Independent Auditors, including matters related to the conduct of the audit, and receive and review the auditor's interim review reports.

• review the results of procedures undertaken by the Independent Auditors relating to ESTMA reporting, and receive and review the auditor's reporting thereon.

• obtain timely reports from the Independent Auditors describing critical accounting policies and practices, alternative treatments of information within applicable Accounting Principles that were discussed with management, their ramifications, and the Independent Auditors' preferred treatment and material written communications between the Corporation and the Independent Auditors.

• review fees paid by the Corporation to the Independent Auditors and other professionals in respect of audit and non-audit services on an annual basis.

• review and approve the Corporation's hiring policies regarding partners, employees and former partners and employees of the present and former auditors of the Corporation.

Other Responsibilities

• perform any other activities consistent with this Charter and governing law, as the Committee or the Board deems necessary or appropriate;

• institute and oversee special investigations, as needed; and

• review and assess the adequacy of this Charter annually and submit any proposed revisions to the Board for approval.

APPENDIX "A"

Procedures for Approval of Non Audit Services

1. The external auditors to Contact Gold Corp. (the "Corporation") shall be prohibited from performing for the Corporation the following categories of non-audit services:

(a) bookkeeping or other services related to the Corporation's accounting records or financial statements;

(b) financial information systems design and implementation;

(c) appraisal or valuation services, fairness opinion or contributions-in-kind reports;

(d) actuarial services;

(e) internal audit outsourcing services;

(f) management functions;

(g) human resources;

(h) broker or dealer, investment adviser or investment banking services;

(i) legal services;

(j) expert services unrelated to the audit; and

(k) any other service that the Canadian Public Accountability Board or any other applicable regulatory authority determines is impermissible.

2. In the event that the Corporation wishes to retain the services of the Corporation's external auditors for minimal non-audit services (e.g. tax compliance, tax advice or tax planning), the Chief Financial Officer of the Corporation shall consult with the Chair of the Audit Committee of the Board of Directors (the "Committee"), who shall have the authority to approve or disapprove on behalf of the Committee, such non-audit services in accordance with the requirements set forth under the "Exemption for minimal non-audit services" provided by Section 2.3 (4) of National Instrument 52-110 - Audit Committees, whereby

(a) the aggregate fees paid for all the non-audit services that are not approved by the Committee is reasonably expected to constitute no more than five per cent of the aggregate fees paid by the Corporation and its subsidiary entities to the Corporation's external auditor during the financial year in which the services are provided;

(b) the Corporation or the subsidiary entity of the issuer, as the case may be, did not recognize the services as non-audit services at the time of the engagement; and

(c) once recognized as non-audit services, the services are promptly brought to the attention of the Committee of the issuer and approved, prior to the completion of the audit, by the Committee.

3. All other non-audit services shall be approved or disapproved by the Committee as a whole as set forth herein.

4. The Chief Financial Officer of the Corporation shall maintain a record of non-audit services approved by the Chair of the Committee or the Committee for each fiscal year and provide a report to the Committee no less frequently than on a quarterly basis.

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